Exhibit 10.12

OFFICE LEASE

633 FOLSOM STREET

SAN FRANCISCO, CALIFORNIA

LANDLORD:

SWIG 631 FOLSOM, LLC, a Delaware limited liability company,

and

SIC HOLDINGS, LLC, a Delaware limited liability company

TENANT:

ASANA, INC., a Delaware corporation

Dated for reference purposes as of: February 22, 2019

TABLE OF CONTENTS

BASIC LEASE INFORMATION		i

1.	LEASE	1

2.	TERM	1

3.	RENT	4

4.	ADDITIONAL RENT FOR INCREASED EXPENSES AND TAXES	5

5.	LEASE SECURITY; LATE CHARGE	10

6.	USE OF PREMISES	16

7.	ALTERATIONS, MECHANICS’ LIENS	18

8.	WORK TO BE PERFORMED BY LANDLORD	21

9.	RESTRICTIONS ON USE	21

10.	USE; COMPLIANCE WITH LAW	23

11.	INDEMNITY AND EXCULPATION	24

12.	INSURANCE	25

13.	RULES AND REGULATIONS	27

14.	UTILITIES AND SERVICES	27

15.	PERSONAL PROPERTY AND GROSS RECEIPTS TAXES	31

16.	MAINTENANCE	31

17.	RESTORATION OF PREMISES	32

18.	ENTRY BY LANDLORD	32

19.	ESTOPPEL CERTIFICATES	33

20.	ABANDONMENT OF PREMISES	33

21.	REMOVAL OF TRADE FIXTURES OF TENANT AT END OF TERM	33

22.	SURRENDER OF LEASE	34

23.	HOLDING OVER	34

24.	LANDLORD DEFAULT; MORTGAGEE PROTECTIONS	34

25.	DEFAULT; LANDLORD’S REMEDIES UPON DEFAULT	36

26.	ATTORNEYS’ AND ADMINISTRATIVE FEES ON DEFAULT	41

27.	INSOLVENCY	41

28.	ASSIGNMENT OR SUBLETTING	42

29.	TRANSFER BY LANDLORD	46

30.	DAMAGE	47

31.	CONDEMNATION	48

32.	SUBORDINATION TO ENCUMBRANCES	50

33.	[INTENTIONALLY OMITTED]	50

34.	MISCELLANEOUS	50

35.	ADDITIONAL PROVISIONS	57

RULES AND REGULATIONS

EXHIBIT A – PREMISES

EXHIBIT A-1 – FORM OF EARLY ACCESS DATE MEMORANDUM

EXHIBIT A-2 – FORM OF COMMENCEMENT DATE MEMORANDUM

EXHIBIT B – WORK LETTER

SCHEDULE 1 – BASE BUILDING CORE AND SHELL WORK

SCHEDULE 2 – BULLETINS

SCHEDULE 3 – CONTRACTOR CONSTRUCTION RULES AND REGULATIONS

SCHEDULE 4 – LANDLORD CONSTRUCTION RULES AND REGULATIONS

EXHIBIT C – [Intentionally Omitted]

EXHIBIT D – FORM OF GUARANTY AND PLEDGE AGREEMENT

EXHIBIT D-1 – FORM OF COLLATERAL ACCOUNT CONTROL AGREEMENT

EXHIBIT E – FORM OF SNDA

EXHIBIT F – TENANT CONSTRUCTION STANDARDS AND SPECIFICATIONS

EXHIBIT G – JANITORIAL SPECIFICATIONS

EXHIBIT H – FORM OF LETTER OF CREDIT

EXHIBIT I – OUTLINE AND LOCATION OF BUILDING SIGNAGE

EXHIBIT I-1 – APPROVED BUILDING SIGNAGE

EXHIBIT J – FORM OF CONSENT TO ASSIGNMENT AGREEMENT

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

These schedules, exhibits and other attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Registrant undertakes to provide such information to the Commission upon request.

633 FOLSOM STREET

BASIC LEASE INFORMATION

Lease Date	February 22, 2019

Tenant	ASANA, INC., a Delaware corporation

Contact Person	Colin Hurd

Address	Prior to the date Tenant commences business operations in Phase I:
Asana, Inc.
1550 Bryant Street
San Francisco, California 94103
Attention: Chief Financial Officer

From and After the date Tenant commences business operations in Phase I:
Asana, Inc.
633 Folsom Street
San Francisco, California 94107
Attention: Chief Financial Officer

With a copy to:

Dustin Moskovitz
c/o Iconiq Capital
394 Pacific Avenue
San Francisco, California 94111

Landlord	SWIG 631 FOLSOM, LLC, a Delaware limited liability company, and SIC HOLDINGS, LLC, a Delaware limited liability company

Contact Person	Building Manager

Telephone	(415) 421-1444

Address	SWIG 631 Folsom, LLC and SIC Holdings, LLC
c/o The Swig Company, LLC
501 Second Street, Suite 210
San Francisco, California 94107
Attention: Property Manager

With a copy to:

SWIG 631 Folsom, LLC and SIC Holdings, LLC
c/o The Swig Company, LLC
220 Montgomery Street, Suite 950
San Francisco, California 94104
Attention: Asset Manager

And to:

SSL Law Firm LLP
575 Market Street, Suite 2700
San Francisco, California 94105
Attention: Pamela Lakey, Esq.

i

Rent Payment Address/Wiring Instructions	Rent Payment Address:
The Swig Company, LLC
Attn: Sunita Bayley
220 Montgomery St, Suite 950
San Francisco, CA 94104
(415) 291-1100

Wiring Instructions:
BANK: US Bank
Portland Main Complex
555 SW Oak St, Portland, OR 97204
ABA Routing No.
Account Number
Account Name

Building	633 Folsom Street, San Francisco, California. The term “Building” includes the building and the land and improvements underlying and surrounding the building and designated from time to time by Landlord as appurtenant thereto together with utilities, facilities, driveways, sidewalks, underground vaults, walkways, and other amenities appurtenant to and servicing the building.

Building Rentable Square Footage	271,540 rentable square feet

Premises	Approximately 265,890 rentable square feet, comprised of (i) approximately 8,750 rentable square feet on the ground floor of the Building; (ii) approximately 27,834 rentable square feet on the second (2nd) floor of the Building; (iii) approximately 27,834 rentable square feet on the third (3rd) floor of the Building; (iv) approximately 27,834 rentable square feet on the fourth (4th) floor of the Building; (v) approximately 27,834 rentable square feet on the fifth (5th) floor of the Building; (vi) approximately 27,834 rentable square feet on the sixth (6th) floor of the Building; (vii) approximately 27,834 rentable square feet on the seventh (7th) floor of the Building; (viii) approximately 17,121 rentable square feet on the eighth (8th) floor of the Building; (ix) approximately 17,223 rentable square feet on the ninth (9th) floor of the Building; (x) approximately 17,223 rentable square feet on the tenth (10th) floor of the Building; (xi) approximately 17,223 rentable square feet on the eleventh (11th) floor of the Building; (xii) approximately 17,223 rentable square feet on the twelfth (12th) floor of the Building; and (xiii) approximately 4,123 rentable square feet comprising the Rooftop Terrace (as defined in Paragraph 35.C below).

Any floor of the Premises (including, for the avoidance of doubt, the ground floor and the Rooftop Terrace) shall be sometimes referred to herein as a “Floor” (and if more than one Floor is referred to herein, as “Floors”).

The second (2nd), third (3rd), fourth (4th), fifth (5th) and sixth (6th) Floors are, collectively, sometimes referred to as the “Phase I Premises” and consist of approximately 139,170 rentable square feet. The seventh (7th), eighth (8th) and ninth (9th) Floors are, collectively, sometimes referred to as the “Phase II Premises” and consist of approximately 62,178 rentable square feet. The ground, tenth (10th), eleventh (11th) and twelfth (12th) Floors and the Rooftop Terrace are sometimes, collectively, referred to as the “Phase III Premises” and consist of approximately 64,542 rentable square feet. The Phase I Premises, the Phase II Premises and the Phase III Premises are sometimes referred to herein as a “Phase”.

Commencement Date	With respect to Phase I and to each Floor of Phase II and Phase III, the Term (defined below) shall commence on the date that is the later of (i) one hundred eighty (180) days after the Early Access Date for Phase I or the subject Floor of Phase II or Phase III (as applicable) (or the date the Early Access Date would have occurred if Tenant had tendered to Landlord the Early Access Deliverables as required by this Lease); or (ii) the earlier of (a) the date on which Tenant substantially completes the Tenant Improvements (as defined in Exhibit B attached hereto) performed within Phase I or on the subject Floor of Phase II and Phase III (as applicable); or (b) the date that is sixty (60) days after the date on which Landlord Substantially Completes the Base Building Core and Shell Work (as such terms are defined in Exhibit B attached hereto) on Phase I or the subject Floor of Phase II and Phase III; provided, however, that, solely with respect to the Floors of the Phase III Premises, the Commencement Date shall not occur prior to July 1, 2021; provided, further, however, that if Tenant conducts business in any portion of any Floor (including, for the avoidance of doubt, any Floor of the Phase II Premises or the Phase III Premises) prior to such date, the date on which Tenant first commences to conduct business within such Floor (whether such Floor is part of the Phase I Premises or the Phase II Premises or the Phase III Premises) shall be deemed to be the Commencement Date with respect to such Floor and the late delivery penalty described in Section 2.C below shall not apply thereto.

The earliest occurring Commencement Date is hereinafter referred to as the “Initial Commencement Date” and the last occurring Commencement Date is hereinafter referred to as the “Final Commencement Date”. The Commencement Date applicable to the Phase I Premises shall occur prior to the

Commencement Date for any Floor in either the Phase II Premises or the Phase III Premises, unless Tenant conducts business on any Floor in the Phase II Premises or the Phase III Premises prior to the Commencement Date applicable to the Phase I Premises, in which event, the Commencement Date for such Floor(s) of the Phase II Premises or the Phase III Premises, as applicable, shall be the date on which Tenant first conducts business thereon regardless of whether the Commencement Date applicable to the Phase I Premises has yet to occur.

Further, the term “Commencement Date” may be used herein to apply to the Commencement Date on any particular Floor(s) of the Premises or to all of the Premises, as indicated by the context in which such term is used.

Term	The period commencing on the Initial Commencement Date and ending on the last day of the one hundred forty-eighth (148th) full calendar month after the Final Commencement Date.

Expiration Date	The last day of the one hundred forty-eighth (148th) full calendar month after the Final Commencement Date.

Base Monthly Rental

Period	Annual Rate Per Rentable Sq. Ft.
Initial Commencement Date – the last day of the 12th full calendar month after the date upon which the Commencement Date has occurred for the Phase I Premises (the “Initial Rental Rate End Date”)**	$96.00*

*   Base Monthly Rental, solely with respect to the Phase I Premises and the Phase II Premises, for the first four (4) full calendar months after the applicable Commencement Date is subject to abatement pursuant to Paragraph 3.D below.

**   The Base Monthly Rental rate applicable to all Floors of the Premises shall increase by three percent (3%) per annum on each anniversary of the Initial Rental Rate End Date through the Expiration Date.

Tenant’s Share (of Increased Expenses and Increased Taxes)	ground Floor:	3.29% of the office portion of the Building (hereinafter, the “Office Space”) 3.22% of the Building

	second (2nd) Floor:	10.47% of the Office Space
10.25% of the Building

	third (3rd) Floor:	10.47% of the Office Space
10.25% of the Building

	fourth (4th) Floor:	10.47% of the Office Space
10.25% of the Building

	fifth (5th) Floor:	10.47% of the Office Space
10.25% of the Building

	sixth (6th) Floor:	10.47% of the Office Space
10.25% of the Building

	seventh (7th) Floor:	10.47% of the Office Space
10.25% of the Building

	eighth (8th) Floor:	6.44% of the Office Space
6.31% of the Building

	ninth (9th) Floor:	6.48% of the Office Space
6.34% of the Building

	tenth (10th) Floor:	6.48% of the Office Space
6.34% of the Building

	eleventh (11th) Floor:	6.48% of the Office Space
6.34% of the Building

	twelfth (12th) Floor:	6.48% of the Office Space
6.34% of the Building

	Rooftop Terrace:	1.55% of the Office Space
1.52% of the Building

	Phase I Premises:	52.34% of the Office Space
51.25% of the Building

	Phase II Premises:	23.38% of the Office Space
22.90% of the Building

	Phase III Premises:	24.27% of the Office Space
23.77% of the Building

	Premises:	100% of the Office Space
97.9% of the Building
Base Tax Year	2021

Base Expense Year	2021

Letter of Credit	$17,000,000.00

Use	General office use, including typical software development, and incidental cafeteria use (subject to and in accordance with Paragraph 6.B) (the “Permitted Use”).

v

Broker(s)	CBRE, Inc., representing Landlord and Tenant

Guarantor	DUSTIN MOSKOVITZ, an individual (“Guarantor”) Concurrent with Tenant’s execution and delivery of this Lease, Tenant shall cause Guarantor to execute and deliver a guaranty and stock pledge agreement (the “Guaranty”) in favor of Landlord, on the form attached as Exhibit D hereto, and a collateral account control agreement, on the form attached as Exhibit D-1 hereto (the “Control Agreement”). With respect to the original Guarantor and original Tenant as defined in this Lease only, if and when Guarantor is no longer Chief Executive Officer (or other similar title) and otherwise does not have a controlling interest in Tenant (for purposes hereof, a “controlling interest in Tenant” shall mean either directly or through one or more controlled entities, more than fifty percent (50%) of the voting securities of Tenant), Guarantor’s obligations under the Guaranty shall not be greater than such obligations under this Lease as in effect as of the date hereof unless such increase arises from an amendment to this Lease entered into by and between Tenant and Landlord and which amendment is approved by Guarantor.

LANDLORD		TENANT

SWIG 631 FOLSOM, LLC, a Delaware limited		ASANA, INC.,
liability company, and SIC HOLDINGS, LLC, a		a Delaware corporation
Delaware limited liability company

By:	The Swig Company, LLC, a Delaware limited liability	By:	/s/ Dustin Moskovitz
company, as Property Manager
		Its:	Chief Executive Officer
By:	/s/ Deborah Boyer
Deborah Boyer
	Executive Vice President and	By:	/s/ Tim Wan
Director of Asset Management
		Its:	Chief Financial Officer
Date:	February 22, 2019
		Date:	February 22, 2019

If Tenant is a corporation, this Lease must be executed by an authorized signatory.

SIC HOLDINGS, LLC, a Delaware limited liability company

By:	The Swig Company, LLC, a Delaware limited liability company, as Property Manager

	By:	/s/ Deborah Boyer
	Title:	Executive Vice President
	Date:	February 22, 2019

633 FOLSOM STREET

OFFICE LEASE

This lease (“Lease”) is made and entered into in San Francisco, California, on February 22, 2019 by and between SWIG 631 FOLSOM, LLC, a Delaware limited liability company, AND SIC HOLDINGS, LLC, a Delaware limited liability company (collectively, “Landlord”), and ASANA, INC., A DELAWARE CORPORATION (“Tenant”).

1.	LEASE

Landlord hereby leases to Tenant and Tenant hereby hires from Landlord the Premises described in the Basic Lease Information, and depicted on Exhibit A attached hereto, upon and subject to all of the terms, covenants and conditions herein set forth. All corridors and restroom facilities located on any full floors leased by Tenant hereunder shall be considered part of the Premises. Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of said terms, covenants and conditions. Except as otherwise specifically set forth in this Lease, Tenant accepts the Premises in its “as is” state of repair and condition, and, except as otherwise specifically set forth in this Lease, it is specifically agreed that Landlord has made no representations to Tenant regarding the condition of the Premises or the Building. Notwithstanding anything to the contrary contained herein, upon the date upon which Landlord Substantially Completes the Base Building Core and Shell Work, the roof of the Building shall be water tight and all Building Systems (as defined in Paragraph 7.A below) shall be in good working order. Except to the extent caused by the acts or omissions of Tenant or any agents, employees, contractors, representatives or invitees of Tenant or by any alterations or improvements performed by or on behalf of Tenant (including, without limitation the Tenant Improvements), if, at any time during the ten (10) month period following the date upon which Landlord Substantially Completes the Base Building Core and Shell Work (such period is hereinafter referred to as the “Warranty Period”), the Building Systems are not in good working order and/or the roof of the Building is not watertight, and Tenant provides Landlord with notice of the same on or before the end of the Warranty Period, Landlord shall be responsible for repairing or restoring the same at Landlord’s sole cost (subject to reimbursement in connection with any applicable contractor warranties and/or guarantees). Tenant’s lease of the Premises shall include the right to use, in common with others and subject to the other provisions of this Lease, the public lobbies, entrances, stairs, elevators and other public portions of the Building, all as may be designated by Landlord from time to time. The Building shall include bike parking with a capacity of at least forty-eight (48) bicycles, showers and lockers on the ground Floor of the Building (such bicycle parking, showers and lockers are hereinafter referred to as the “Ground Floor Tenant Amenities”) for the exclusive use of Building tenants, provided that Tenant’s right to use the Ground Floor Tenant Amenities shall be suspended during any violation of Landlord’s reasonable rules and regulations for the Ground Floor Tenant Amenities (the “Ground Floor Tenant Amenities Rules and Regulations”) by Tenant or any of Tenant’s agents, employees, contractors, representatives or invitees until such violation is corrected (to Landlord’s reasonable satisfaction). All of the exterior windows and outside walls of the Premises and any spaces in the Premises used for shafts, stacks, pipes, conduits, ducts, electrical equipment or other utilities or Building facilities are reserved solely to Landlord and, subject to Paragraph 18 below, Landlord shall have a right of access through the Premises for the purpose of operating, maintaining and repairing the same. Notwithstanding anything to the contrary herein, with respect to any obligations of Tenant applicable to the “Premises” from and after the Commencement Date, references to the “Premises” shall be deemed to include a particular Floor only once the Commencement Date for such Floor has occurred.

2.	TERM

A. Term. The Premises are leased to Tenant for a term (herein called the “Term”) to commence and end on the dates respectively specified in the Basic Lease Information, unless the Term shall sooner terminate as hereinafter provided. Notwithstanding the foregoing, if the Term is scheduled to end on a date that is other than the last day of the month, the Term shall be extended so that it ends on the last day of the applicable month. Landlord shall use commercially reasonable efforts to (i) provide early access (subject to and in accordance with Paragraph 2.B below) in the Early Access Delivery Condition (as defined in Paragraph 2.B below), for the Phase I Premises and thereafter on a Floor-by-

Floor basis in accordance with Paragraph 2.B below, commencing on April 1, 2020; and (ii) Substantially Complete the Base Building Core and Shell Work on or before August 1, 2020. For purposes of clarification, the Commencement Date (including the determination of Substantial Completion) applicable to the Phase I Premises shall occur on a Phase basis and the Commencement Date (including the determination of Substantial Completion) for each Floor of the Phase II Premises and the Phase III Premises shall occur on a Floor by Floor basis. If Landlord, for any reason whatsoever (other than a Tenant Delay, as defined in Exhibit B attached hereto), is unable to provide early access to the Phase I Premises and otherwise to any Floor by the anticipated Early Access Date therefor, Landlord shall not be liable for any loss resulting therefrom (subject to Paragraph 2.C below), and this Lease shall not be either void or voidable. However, with respect to the Phase I Premises and otherwise to each Floor, Tenant shall not be liable for Rent until the actual Commencement Date for the Phase I Premises and otherwise for any such Floor (subject to the abatement set forth in Paragraph 2.C below). At any time during the Term, Landlord may deliver to Tenant a notice in the form as set forth in Exhibit A-1 attached hereto, as confirmation as to the Commencement Date of the Phase I Premises and thereafter for each Floor(s), which Tenant shall execute and return to Landlord within ten (10) business days of receipt thereof. Should Tenant fail to do so within such ten (10) business day period, the information set forth in any such notice provided by Landlord shall be conclusively presumed to be agreed and correct.

B. Early Access. Subject to the terms of this Paragraph 2.B and provided that this Lease has been fully executed by all parties and Tenant has delivered the Early Access Deliverables (as defined below), Landlord shall grant Tenant access to the Premises in the Early Access Delivery Condition in accordance with this Paragraph 2.B as follows: on or before April 1, 2020, Landlord will grant early access to the entire Phase I Premises; (2) on or before June 1, 2020, Landlord will grant early access to all of the Floors of the Phase II Premises; and (3) on or before January 1, 2021, Landlord will grant early access to all of the Floors of the Phase III Premises. Following the Early Access Date for the Phase I Premises, Landlord shall provide early access to either (A) at least two (2) Floors in any instance or, (B) one (1) Floor that is contiguous to a Floor to which Tenant already has access pursuant to Paragraph 2.B with respect to the Phase I Premises. With respect to each Floor, the date on which Landlord provides early access to such Floor in the Early Access Delivery Condition (as defined below) or, if Tenant has failed to deliver the Early Access Deliverables, the date on which Landlord would have provided such early access to such Floor in the Early Access Delivery Condition had Tenant delivered the Early Access Deliverables, is hereinafter referred to as the “Early Access Date,” and with respect to the Phase I Premises, the date on which the Early Access Date for each Floor in the Phase I Premises occurred is referred to herein as the “Early Access Date”. Any such early access provided by Landlord pursuant to this Paragraph 2.B shall be solely for the purpose of performing the Tenant Improvements, installing cabling, equipment, furnishings and other personalty; provided, however, in no event shall Tenant commence construction of the Tenant Improvements until Tenant has obtained all required building permits to commence Construction therefor and delivered to Landlord a copy of such permits to Landlord. Such access prior to the Commencement Date shall be subject to all of the terms and conditions of this Lease, except that (i) Tenant shall not be required to pay Base Monthly Rental or any charge for standard services provided by Landlord during Business Hours (as defined in Paragraph 14.A below) with respect to the period of time prior to the Commencement Date during which Tenant accesses the Premises for such purposes; and (ii) Landlord shall not be obligated to provide any services or utilities to the Premises until the Initial Commencement Date (and at such time to the Floors for which a Commencement Date has occurred) other than electricity and water in amounts that are reasonable and customary for construction of tenant improvements in comparable buildings located in the geographical area in which the Premises are located. In the event any above-standard or excessive (as determined by Landlord in its reasonable discretion) and/or after-hours services are provided to Tenant during any such period of early access, Tenant shall be liable for the same. Said early access shall not advance the Expiration Date. During any such early access period, Landlord and Tenant shall reasonably cooperate in good faith to reasonably coordinate the concurrent construction schedules for the Base Building Core and Shell Work and the Tenant Improvements. In the event that such early access by Tenant adversely impacts or otherwise delays or interferes with Landlord’s efforts to obtain a temporary certificate of occupancy (a “TCO”) or its equivalent for the Premises at the earliest possible date, and such adverse impact, delay and/or interference continues for more than one (1) business day after Landlord provides Tenant with written notice of the same, then any resulting delay in Landlord’s Substantial Completion of the Base

Building Core and Shell Work shall be chargeable against Tenant as a Tenant Delay. Landlord may suspend such permission to access the Premises (or any portion thereof) prior to the Commencement Date during any period that Landlord reasonably determines that such access by Tenant is causing a dangerous situation for Landlord, Tenant or their respective contractors or employees, or if Landlord reasonably determines that such access by Tenant is hampering or otherwise preventing Landlord from obtaining a TCO or its equivalent for the Premises and/or proceeding with the Substantial Completion of the Base Building Core and Shell Work at the earliest possible date until the applicable issue causing such suspension has been resolved to Landlord’s reasonable satisfaction. Tenant acknowledges and agrees that any interference with Landlord’s performance of the Base Building Core and Shell Work resulting from Tenant’s early access of the Premises that actually delays Landlord’s Substantial Completion thereof, subject to the preceding two (2) sentences, shall be deemed to be a Tenant Delay (as defined in Exhibit B attached hereto). At any time following each Early Access Date, Landlord may deliver to Tenant a notice in the form as set forth in Exhibit A-2, attached hereto, as confirmation as to the Early Access Date of the Phase I Premises and otherwise of any Floor(s), which Tenant shall execute and return to Landlord within ten (10) business days of receipt thereof. Should Tenant fail to do so within such ten (10) business day period, the information set forth in any such notice provided by Landlord shall be conclusively presumed to be agreed and correct. With respect to the Phase I Premises and otherwise to each Floor of the Premises, the term “Early Access Deliverables” shall mean, collectively, the Prepaid Rental Payment (as defined in Paragraph 3.A below) to the extent applicable to such Floor, the Guaranty, the Control Agreement (together with the collateral required thereunder) and all insurance certificates required hereunder. As used herein, the term “Early Access Delivery Condition” shall mean, (A) with respect to the Rooftop Terrace, that the Base Building Core and Shell Work on the Rooftop Terrace is Substantially Complete; and (B) with respect to all other Floors, that the subject Floor(s) shall be broom-swept, with (a) one (1) freight elevator operational and approved for temporary construction use, on a non-exclusive basis; (b) temporary or permanent power reasonably sufficient to support construction activities related to the Tenant Improvements (as reasonably determined in good faith by Landlord); (c) temporary, non-occupancy fire sprinkler risers and distributions and DOAS HVAC ducting & plumbing stubbed out for connection for future horizontal distribution by Tenant in place; (d) the Building envelope partially complete; and (e) to the extent the manlift at the Building has not been decommissioned, a temporary covering with visqueen sheeting in place for the curtain wall and roofing at the hoist bay.

C. Late Delivery. Provided that this Lease has been fully executed by all parties, if the Early Access Date has not occurred: (i) with respect to the Phase I Premises, on or before June 30, 2020; (ii) with respect to all of the Phase II Premises, on or before September 1, 2020; and (iii) with respect to all of the Phase III Premises, on or before April 1, 2021 (each, an “Outside Early Access Date”), then following the applicable Commencement Date (or, if applicable, following the applicable Rent Abatement Period, as defined below), Tenant shall be entitled to one (1) day of rent abatement, solely with respect to a Phase that contains a Floor that has an Early Access Date that occurs after the Outside Early Access Date applicable to such Phase, for every day in the period beginning on the Outside Early Access Date applicable to such Phase and ending on the date on which the Early Access Date has occurred for all Floors within such Phase. In addition, provided that this Lease has been fully executed by all parties, if the Early Access Date for all Floors of the Phase I Premises has not occurred on or before December 31, 2021 (the “Required Phase I Early Access Date”), then Tenant, as its sole and exclusive remedy, shall have the option to terminate this Lease exercisable by giving written notice to Landlord on or before the earlier of: (a) the date that is three (3) business days after the Required Phase I Early Access Date; or (b) the date immediately prior to the date on which the Early Access Date has occurred for all of Floors of the Phase I Premises. Landlord and Tenant acknowledge and agree that: (i) the determination of each Early Access Date shall take into consideration the effect of any Tenant Delays; and (ii) each Outside Early Access Date and the Required Phase I Early Access Date shall each be postponed by the number of days each such date is delayed due to any delays in obtaining permits or other governmental approvals, strikes, acts of God, shortages of labor or materials, war, terrorist acts, civil disturbances and other causes beyond the reasonable control of Landlord (provided that with respect to clause (ii) only, such delay shall not exceed one hundred twenty (120) days for any specific matter). The late delivery remedies set forth above shall in no event apply to any Floor of the Premises on which Tenant is conducting its business operations.

3.	RENT

A. Base Monthly Rental. Tenant agrees to pay Base Monthly Rental to Landlord, without notice, in advance, on the first day of each calendar month of the Term. In the event the Term commences on a day other than the first day of a calendar month, then the Base Monthly Rental for said fractional month shall be prorated on the basis of the actual number of days in such month. With respect to the Phase I Premises and otherwise to each Floor, Base Monthly Rental, in an amount equal to the amount payable for the first full rent paying month of the Term therefor, shall be paid by Tenant to Landlord, as part of the Early Access Deliverables, prior to the date on which Landlord provides early access to the Phase I Premises or such Floor (as applicable) pursuant to Paragraph 2.B above (each such payment, a “Prepaid Rental Payment”). Each Prepaid Rental Payment shall be credited to the first Base Monthly Rental due hereunder.

B. Payments. Base Monthly Rental shall be paid by Tenant to Landlord, without deduction or offset, in lawful money of the United States of America, in accordance with such procedures and to such persons and/or places as Landlord may from time to time designate in a notice to Tenant.

C. Additional Rent. In addition to the Base Monthly Rental, Tenant shall pay to Landlord all charges and other amounts required under this Lease (herein called “Additional Rent”), including, without limitation, Additional Rent resulting from Increased Expenses (as hereinafter defined) and Increased Taxes (as hereinafter defined) pursuant to the provisions of Paragraph 4 hereof. All such Additional Rent shall be payable to Landlord at the place where the Base Monthly Rental is payable and Landlord shall have the same remedies for a default in the payment of Additional Rent as for a default in the payment of Base Monthly Rental. All sums payable by Tenant under this Lease are collectively referred to as “Rent”.

D. Abated Base Monthly Rental. Notwithstanding anything in this Lease to the contrary, so long as Tenant is not in default under this Lease beyond any applicable notice and cure periods, Tenant shall be entitled to an abatement of Base Monthly Rental, solely with respect to the Phase I Premises and the Phase II Premises, as follows: (i) with respect to the second (2nd), third (3rd), fourth (4th), fifth (5th), sixth (6th) and seventh (7th) Floors, in the monthly amount of $222,672.00 for each of the first four (4) full calendar months after the applicable Commencement Date for each such Floor; (ii) with respect to the eighth (8th) Floor, in the monthly amount of $136,968.00 for each of the first four (4) full calendar months after the Commencement Date for the eighth (8th) Floor; and (iii) with respect to the ninth (9th) Floor, in the monthly amount of $137,784.00 for each of the first four (4) full calendar months after the Commencement Date for the ninth (9th) Floor (each period during which Tenant is entitled to receive an abatement of Base Monthly Rental hereunder is hereinafter referred to as a “Rent Abatement Period”). The maximum total amount of Base Monthly Rental abated in accordance with the foregoing shall equal $6,443,136.00 (the “Abated Base Monthly Rental”). If Tenant defaults under this Lease beyond applicable notice and cure periods at any time during a Rent Abatement Period and fails to cure such default within any applicable cure period under this Lease, then Tenant’s right to receive the Abated Base Monthly Rental shall toll (and Tenant shall be required to pay Base Monthly Rental for all Floors during such period of any Tenant default) until Tenant has cured, to Landlord’s reasonable satisfaction, such default and at such time Tenant shall be entitled to receive any unapplied Abated Base Monthly Rental until fully applied. Only Base Monthly Rental with respect to the Phase I Premises and the Phase II Premises shall be abated pursuant to this Paragraph, as more particularly described herein, and all other Rent and other costs and charges specified in this Lease (including, without limitation, all Base Monthly Rental with respect to the Phase III Premises) shall remain as due and payable pursuant to the provisions of this Lease.

4.	ADDITIONAL RENT FOR INCREASED EXPENSES AND TAXES

A. Definitions. For purposes of this Paragraph 4, the following terms shall have the meanings hereinafter set forth:

(1) “Tenant’s Share” shall mean the percentage figure so specified in the Basic Lease Information. Tenant’s Share has been computed by dividing the rentable area of the Premises (or, with respect to any Floor or Phase of the Premises, the rentable area of such Floor or Phase, as applicable) by the total rentable area of the Building. Subject to Paragraph 34.Z below, in the event that either the rentable area of the Premises or the total rentable area of the Building is changed, Tenant’s Share may, at Landlord’s election, be appropriately adjusted, and, as to the Tax Year or Expense Year (as said terms are hereinafter defined) in which such adjustment occurs, Tenant’s Share shall be determined on the basis of the number of days during such Tax Year and Expense Year at each such percentage.

(2) “Tax Year” shall mean each twelve (12) month consecutive period commencing January 1st of each year during the Term, including any partial years during which the Lease may commence or end; provided that Landlord, upon notice to Tenant, may change the Tax Year from time to time to any other twelve (12) month consecutive period and, in the event of any such change, Tenant’s Share of Increased Taxes (as hereinafter defined) shall be equitably adjusted for the Tax Years involved in any such change.

(3) “Taxes” shall mean all taxes, assessments and charges levied upon or with respect to the Building and any personal property of Landlord used in the operation thereof, or Landlord’s interest in the Building and such personal property. Taxes shall include, without limitation, all general real property taxes and general and special assessments, supplemental assessments which may result from changes in ownership or completion of new construction; escape assessments, charges, fees or assessments for transit, housing, police, fire, improvement districts, or other governmental services or purported benefits to the Building, service payments in lieu of taxes, taxes or surcharges on rents, and any tax, fee or excise on the act of entering into this Lease or any other lease of space in the Building, or on the use or occupancy of the Building or any part thereof, or on the rent payable under any lease or in connection with the business of renting space in the Building, that are now or hereafter levied or assessed against Landlord by the United States of America, the State of California, the City and County in which the Building is located, or any political subdivision, public corporation, district or other political or public entity, and shall also include any other tax, fee or other excise, however described, that may be levied or assessed as a substitute for, or as an addition to, in whole or in part, any other Taxes, whether or not now customary or in the contemplation of the parties on the date of this Lease. Tenant and Landlord hereby acknowledge and agree that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Taxes shall also include any governmental or private assessments or the Building’s contribution towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies. Notwithstanding anything to the contrary herein, Taxes shall not include (i) franchise, documentary transfer taxes, gift, estate, inheritance or capital stock taxes or income taxes measured by the net income of Landlord from all sources, unless, due to a change in the method of taxation, any of such taxes is levied or assessed against Landlord as a substitute for, or as an addition to, in whole or in part, any other tax that would otherwise constitute a Tax; or (ii) any tax or assessment expense or any increase therein resulting from improvements made to the Building for the sole use of the retail tenant(s) of the Building, as indicated on the tax bill for the Building. If an assessment of Taxes is payable in installments, regardless of whether Landlord pays such amount in one lump sum or elects to pay in installments, Taxes shall include the amount of the installment and any interest due and payable over the time period of installments are paid or would have been paid had Landlord elected to pay such Taxes in installments. Taxes shall also include reasonable legal fees, costs and disbursements incurred in connection with proceedings to contest, determine or reduce Taxes. Notwithstanding anything to the contrary set forth in this Lease, the amount of Taxes for the Base Tax Year and any subsequent year of the Term shall be calculated without taking into account any decreases in real estate taxes obtained in connection with Proposition 8, and, therefore, the Taxes in the Base Tax Year and/or any subsequent year of the Term may be greater than those actually incurred by Landlord, but shall, nonetheless, be the Taxes for purposes of this Lease, and tax refunds under Proposition 8 shall not be deducted from Taxes, but rather shall be the sole property of Landlord. Landlord and Tenant agree that the provisions in this Paragraph are not intended in any way to affect: (i) the statutory two percent (2%) annual increase in Taxes, as this statutory increase may be modified by subsequent legislation; (ii) any adjustments in Taxes resulting from a “change in ownership” of the Building or any portion thereof, as defined by applicable statutes and regulations.

(4) “Increased Taxes” with respect to any Tax Year shall mean the amount, if any, by which Taxes for such Tax Year exceed the amount of Taxes for the Base Tax Year set forth in the Basic Lease Information.

(5) “Expense Year” shall mean each twelve (12) month consecutive period commencing January 1st of each year during the Term, including any partial years during which the Lease may commence or end; provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) month consecutive period, and, in the event of any such change, Tenant’s Share of Increased Expenses (as hereinafter defined) shall be equitably adjusted for the Expense Years involved in any such change.

(6) “Expenses” shall mean the total costs and expenses paid or incurred by Landlord in connection with the management, operation, maintenance and repair of the Building, including, without limitation, (i) the cost of air conditioning, electricity, electrical surcharges for excessive or peak time use, steam, heating, mechanical, ventilating, elevator systems and all other utilities and the cost of supplies and equipment and maintenance and service contracts in connection therewith, (ii) the cost of Building maintenance, repair, and cleaning, (iii) the cost of fire, extended coverage, boiler, sprinkler, commercial general liability, property damage, rental interruption, earthquake and other insurance together with any deductibles charged to or paid by Landlord (subject to the express limitations set forth below), (iv) wages, salaries and other labor costs, including taxes, insurance, retirement, medical and other employee benefits, (v) fees, charges and other costs, including management fees (provided however, in no event shall the management fees for the Building (expressed as a percentage of gross receipts for the Building) exceed three and one-half percent (3.5%) of such gross receipts), consulting fees, legal fees and accounting and audit fees, of all independent contractors engaged by Landlord or reasonably charged by Landlord if Landlord performs management services in connection with the Building, (vi) the cost of supplying, replacing and cleaning employee uniforms, the cost of Building engineer services, costs of upkeep and decoration of all common areas of the Building (including, without limitation, but subject to the terms of this Paragraph, the cost of maintaining works of art in and around the Building), (vii) the fair market rental value of Landlord’s and the property manager’s offices in or to the extent serving the Building, (viii) the costs of normal repair and replacement of worn-out equipment, facilities and installations, (ix) the cost of any capital improvements made by Landlord to the Building or capital assets acquired by Landlord in order to comply with any local, state, or federal law, ordinance, rule, regulation, code or order of any governmental entity or insurance requirement (collectively “Legal Requirement”) not yet in effect with respect to the Building as of the earliest Early Access Date, or to comply with any amendment or change to the enactment or interpretation of any Legal Requirement not yet in effect with respect to the Building as of the earliest Early Access Date, (x) the cost of any capital improvements made to the Building for the protection of the health or safety of the occupants or that are intended, in Landlord’s reasonable judgment, as a labor-saving device or to effect other economies or efficiencies in the operation or maintenance of the Building, such costs under (ix) and (x) above to be amortized over the useful life of the subject capital improvement as Landlord shall determine in accordance with sound real estate accounting and management practices consistently applied, together with interest on the unamortized balance at the rate of eight percent (8%) per annum, (xi) costs imposed by any association of which the Building is a member, (xii) the cost of sustainability and energy management services including all costs of applying, reporting and commissioning the Building or any part thereof to maintain and/or sustain “WELL” certification, “LEED” certification or any other certification from any other certification agency (provided that the costs incurred by Landlord to initially achieve “WELL” and/or “LEED” certification shall not be includable as part of Expenses), (xiii) the cost of operating and maintaining a website for the Building, and (xiv) any other expenses of any other kind whatsoever reasonably incurred in managing, operating, maintaining, and repairing the Building. Variable components of Expenses shall be adjusted to reflect one hundred percent (100%) occupancy of the Building during any period in which the Building is not one hundred percent (100%) occupied. In addition, if any particular work or service includable in Expenses is not furnished to a tenant who has undertaken to perform such work or service itself, Expenses shall be deemed to be increased by an amount equal to the additional Expenses which would have been incurred if Landlord had furnished such work or service to such tenant. Notwithstanding anything to the contrary herein, “Expenses” shall not include the following: (a) attorneys’ fees and other expenses incurred in connection with negotiations or disputes with prospective tenants or tenants or other occupants of the Building; (b) costs in connection with leasing space in the Building, including brokerage commissions, brochures and marketing supplies, legal fees in negotiating and preparing lease documents; (c) fines, costs or penalties incurred as a result and to the extent of a violation by Landlord of any applicable laws, unless such failure is caused by the act or omission of Tenant, its agents or employees, or any other tenant or occupant of the Building; (d) costs incurred by Landlord for the repair of damage to the Building, to the extent that Landlord is reimbursed for such costs by insurance proceeds, contractor warranties, guarantees, judgments or other third party sources; (e) reserves not spent by Landlord by the end of the calendar year for which Expenses are paid; (f) depreciation; principal payments of mortgage and other non-operating debts of Landlord; (g) any “tenant allowances”, “tenant concessions” and other costs or expenses incurred in fixturing, furnishing, renovating or otherwise improving, decorating or redecorating space for tenants or other occupants of the Building, or vacant leasable space in the Building, except in connection with general maintenance and repairs provided to the tenants of the Building in general; (h) costs incurred by Landlord in connection with the correction of latent defects in the original construction of the Building; (i) the cost of complying with any laws in effect (and as enforced) on the Initial Commencement Date, provided that if any portion of the Building that was in compliance with all applicable laws on the Initial Commencement Date becomes out of compliance due to normal wear and tear, the cost of bringing such portion of the Building into compliance shall be included in Expenses unless otherwise excluded pursuant to the terms hereof; (j) except as specifically provided herein and amortized as set forth in subpart (x) above, any capital expenditures; (k) all costs associated with the operation of the business of the entity which constitutes “Landlord” (as distinguished from the costs of operating, maintaining, repairing and managing the Building) including, but not limited to, Landlord’s or Landlord’s managing agent’s general corporate overhead and general administrative expenses; (l) any cost or expense related to removal, cleaning, abatement or remediation of Hazardous Materials in or about the Building, common areas or project except to the extent such removal, cleaning, abatement or remediation is related to the routine, general repair and maintenance of the Building consistent with buildings comparable to the Building in the same rental market in the San Francisco, California area; (m) sums (other than management fees, it being agreed that the management fees included in Expenses are as described above) paid to subsidiaries or other affiliates of Landlord for services on or to the Building and/or Premises, but only to the extent that the costs of such services exceed the competitive cost for such services rendered by persons or entities of similar skill, competence and experience; (n) except as otherwise required by law, all costs of purchasing or leasing major sculptures, paintings or other major works or objects of art (as opposed to decorations purchased or leased by Landlord for display in the common areas of the Building); (o) salaries or fringe benefits employees whose time is not spent directly and solely in the operation of the Building, provided that if any employee performs services in connection with the Building and other buildings, costs associated with such employee may be proportionately included in Expenses based on the percentage of time such employee spends in connection with the operation, maintenance and management of the Building; (p) the cost or expense of any services or benefits provided generally to other tenants in the Building and not provided or available to Tenant; and (q) all items (including repairs) and services for which Tenant or other tenants pay directly to third parties or for which Tenant or other tenants reimburse Landlord (other than through Expenses). Notwithstanding anything to the contrary contained in this Paragraph 4, in the event that the Building is damaged by an earthquake or other casualty (each, an “Event”) and Tenant’s Share of the insurance deductible or the restoration costs not covered by insurance for an Event exceeds $500,000.00 (with any such excess amount referred to herein as the “Excess Share”), Tenant shall pay an initial $500,000.00 plus any such Excess Share (subject to the limitation set forth below) which Excess Share shall be payable in an annual amount of $200,000.00 (the “Annual Payment”) for the remainder of the Term (including any extension thereof); provided that the total amount for such Event shall not exceed $1,000,000.00 (the “Event Cap”). Tenant shall only pay the initial $500,000.00 in the calendar year incurred (or charged if the charge occurs in a calendar year following the actual casualty event) and thereafter commencing upon the first month of the next calendar year, pay with recurring monthly rents the monthly amount of the Annual Payment of such Excess Share during each remaining years of the Term (including any extension thereof) following the year in which the initial payment was made, up to the Event Cap.

(7) “Increased Expenses” with respect to any Expense Year shall mean the amount, if any, by which Expenses for such Expense Year exceed the amount of Expenses for the Base Expense Year set forth in the Basic Lease Information; provided however, Expenses for the Base Expense Year shall not include extraordinary and/or temporarily increased costs due to events such as conservation surcharges, boycotts and strikes, embargoes, shortages in supply, or other shortages, or amortized costs related to capital improvements except to the extent such extraordinary and/or temporarily increased or amortized costs extend beyond the Base Year, in which event the same shall be included in the Base Year and any successive years until the same are no longer chargeable at which time the Base Year shall be adjusted down to reflect the deletion of such extraordinary or amortized cost or expense.

(8) Landlord, in its reasonable discretion using sound real estate accounting principles consistently applied, may equitably allocate Expenses among office, retail or other portions or occupants of the Building, if applicable. Notwithstanding the foregoing, if the Building is not fully assessed during the Base Year, the Base Tax Year shall be adjusted to include the Taxes that would have been incurred if the Building had been fully assessed for the entire Base Tax Year.

(9) If less than ninety-five percent (95%) of the rentable area of the Building is occupied during the Base Expense Year or any subsequent calendar year during the Term, then actual Expenses for the Base Expense Year and such subsequent calendar year shall be adjusted to reflect Landlord’s reasonable estimate of Expenses as if ninety-five percent (95%) of the entire rentable area of the Building had been occupied. Landlord’s reasonable “gross up” of such Expenses shall be final and binding on Tenant, in the absence of manifest error.

(10) Except with respect to the amortized amounts of any capital expenditures and tax payments in installments as permitted by this Lease, and/or adjustments to account for any tax appeals, in no event shall Landlord be entitled to a reimbursement from tenants for Expenses and Taxes in excess of one hundred percent (100%) of the costs actually paid or incurred by Landlord in any applicable calendar year.

(11) Notwithstanding anything to the contrary contained herein, Tenant shall pay, upon Landlord’s demand, its share (as determined by Landlord) of the Early Care and Commercial Rents Tax (as the same may be supplemented, amended, modified or replaced from time to time, the “Early Care Tax”) for any Tax Year (including the Base Tax Year) in which such tax is imposed upon Landlord by the City of San Francisco or any other applicable governmental authority (it being agreed that, notwithstanding anything to the contrary set forth herein, Taxes for the Base Tax Year shall not include the Early Care Tax and Tenant shall be directly responsible for the same, which shall be payable by Tenant as Additional Rent hereunder).

B. Payment. Tenant shall pay to Landlord as Additional Rent one twelfth (1/12th) of Tenant’s Share of the Increased Taxes of each Tax Year following the Base Tax Year on or before the first day of each month during such Tax Year, in advance, in an amount reasonably estimated by Landlord and billed by Landlord to Tenant; provided that Landlord shall have the right initially to determine monthly estimates and to revise such estimates from time to time. With reasonable promptness after Landlord has received the tax bills for any Tax Year, Landlord shall furnish Tenant with a statement (herein called “Landlord’s Tax Statement”) setting forth the amount of Taxes for such Tax Year, and Tenant’s Share, if any, of Increased Taxes. If the actual Increased Taxes for such Tax Year exceed the estimated Increased Taxes paid by Tenant for such Tax Year, Tenant shall pay to Landlord the difference between the amount paid by Tenant and the actual Increased Taxes within thirty (30) days after the receipt of Landlord’s Tax Statement, and if the total amount paid by Tenant for any such Tax Year shall exceed the actual Increased Taxes for such Tax Year, such excess shall be credited against the next installment of Rent due from Tenant to Landlord hereunder or, if no such payments remain under this Lease, refunded to Tenant within thirty (30) days after such determination.

C. Landlord’s Expense Estimate. Tenant shall pay to Landlord as Additional Rent one-twelfth (1/12th) of Tenant’s Share of the Increased Expenses for each Expense Year following the Base Expense Year on or before the first day of each month of such Expense Year, in advance, in an amount reasonably estimated by Landlord and billed by Landlord to Tenant; provided that Landlord shall have the right initially to determine monthly estimates and to revise such estimates from time to time. With reasonable promptness after the expiration of each Expense Year, Landlord shall furnish Tenant with a statement (herein called “Landlord’s Expense Statement”), setting forth in reasonable detail the Expenses for the Expense Year, and Tenant’s Share, it any, of Increased Expenses. If the actual Increased Expenses for such Expense Year exceed the estimated Increased Expenses paid by Tenant for such Expense Year, Tenant shall pay to Landlord the difference between the amount paid by Tenant and the actual Increased Expenses within thirty (30) days after the receipt of Landlord’s Expense Statement, and if the total amount paid by Tenant for any such Expense Year shall exceed the actual Increased Expenses for such Expense Year, such excess shall be credited against the next installment of Rent due from Tenant to Landlord hereunder or, if no such payments remain under this Lease, refunded to Tenant within thirty (30) days after such determination.

D. Reconciliation. If the Expiration Date of the Term shall occur on a date other than the end of a Tax Year or Expense Year, Tenant’s Share of Increased Taxes, if any, and Increased Expenses, if any, for the Tax Year and the Expense Year in which the Expiration Date falls shall be in the proportion that the number of days from and including the first day of the Tax Year or Expense Year in which the Expiration Date occurs to and including the Expiration Date bears to 365. After such Increased Taxes and such Increased Expenses have been finally determined and Landlord’s Tax Statement and Landlord’s Expense Statement have been furnished to Tenant, if there shall have been an underpayment of Tenant’s Share of Increased Taxes or Increased Expenses, Tenant shall remit the amount of such underpayment to Landlord within thirty (30) days of receipt of such statements, and if there shall have been an overpayment, Landlord shall remit the amount of any such overpayment to Tenant within thirty (30) days after such determination.

E. Books and Records. Landlord shall maintain adequate records of Expenses and Taxes in accordance with sound real estate accounting and management practices consistently applied. Any statements provided by Landlord in connection with Tenant’s Share thereof shall be final and binding on Tenant unless Tenant, within one hundred eighty (180) days of its receipt thereof, shall contest any item therein by giving written notice to Landlord, specifying each item contested and the reasons therefor. In such event, Landlord and Tenant shall endeavor in good faith to promptly resolve any disagreement set forth in Tenant’s notice provided that Tenant shall not withhold payment of any contested or disputed item.

F. Audit. Upon Tenant’s written request given not more than one hundred eighty (180) days after Tenant’s receipt of a statement provided by Landlord in connection with Tenant’s Share for a particular year, and provided that Tenant is not then in default under this Lease beyond the applicable notice and cure period provided in this Lease, specifically including, but not limited to, the timely payment of Additional Rent (whether or not the same is the subject of the audit contemplated herein), Landlord shall furnish Tenant with such reasonable supporting documentation in connection with said Expenses and Taxes as Tenant may reasonably request (provided, however, that with respect to Taxes, Landlord shall only be required to deliver the applicable tax bill as supporting documentation). Landlord shall provide said documentation to Tenant within sixty (60) days after Tenant’s written request therefor. Within one hundred eighty (180) days after receipt of such documentation by Tenant (the “Audit Period”), if Tenant disputes the amount of Expenses and/or Taxes set forth in a statement, an independent certified public accountant (which accountant (i) is a member of a nationally or regionally recognized certified public accounting firm which has previous experience in auditing financial operating records of landlords of office buildings, and (ii) is not working on a contingency fee basis [i.e., Tenant must be billed based on the actual time and materials that are incurred by the certified public accounting firm in the performance of the audit], and (iii) is reasonably acceptable to Landlord, designated and paid for by Tenant, may, after reasonable notice to Landlord and at reasonable times, audit Landlord’s records (which may include, to the extent reasonably necessary, making copies thereof, at Tenant’s sole cost and expense) with respect to such statement at Landlord’s corporate offices, provided that (A) Tenant is not then in default under this

Lease (beyond the applicable notice and cure periods provided under this Lease), (B) Tenant has paid all amounts required to be paid under the applicable statement, and (C) a copy of the audit agreement between Tenant and its particular certified public accounting firm has been delivered to Landlord prior to the commencement of the audit. In connection with such audit, Tenant and Tenant’s certified public accounting firm must agree in advance to follow Landlord’s reasonable rules and procedures regarding an audit of the aforementioned Landlord records, and shall execute a commercially reasonable confidentiality agreement regarding such audit (which confidentiality agreement shall include an obligation for Tenant to maintain the confidentiality of any copies of Landlord’s records made by Tenant pursuant to this Paragraph 4.F) upon Landlord’s request. Any audit report prepared by Tenant’s certified public accounting firm shall be delivered concurrently to Landlord and Tenant within the Audit Period. Tenant’s failure to audit the amount of Expenses and/or Taxes set forth in any such statement within the Audit Period shall be deemed to be Tenant’s approval of such statement and Tenant, thereafter, waives the right or ability to audit the amounts set forth in such statement. If after such audit, Landlord disputes the results of Tenant’s audit, an additional audit to determine the proper amount shall be made by an independent certified public accountant (the “Accountant”) selected by Landlord and subject to Tenant’s reasonable approval. Such Accountant shall be a member of a nationally or regionally recognized certified public accounting firm which has previous experience in auditing financial operating records of landlords of office buildings, and shall not work on a contingency fee basis. If, following such audit by the Accountant, it is determined that Tenant’s audit overstated or understated the amount of Expenses and Taxes for the Building for the year in question by more than four percent (4%), Tenant shall pay Landlord for all costs incurred by Landlord in connection with such audit by the Accountant within thirty (30) days after Landlord’s demand therefor. If it is finally determined that Expenses and Taxes for the year in question are less than reported, Landlord shall provide Tenant with a credit against the next installment of Rent in the amount of the overpayment by Tenant. Likewise, if it is finally determined that Expenses and Taxes for the year in question are greater than reported, Tenant shall pay Landlord the amount of any underpayment within thirty (30) days of such determination. Tenant hereby acknowledges that Tenant’s sole right to audit Landlord’s records and to contest the amount of Expenses and Taxes payable by Tenant shall be as set forth in this Paragraph 4.F, and Tenant hereby waives any and all other rights pursuant to applicable law to audit such records and/or to contest the amount of Expenses and Taxes payable by Tenant. Notwithstanding any contrary provision hereof, Landlord shall not be required to deliver or make available to Tenant records relating to the Base Year, and Tenant may not object to Expenses and Taxes for the Base Year, other than in connection with the first review for a calendar year performed by Tenant pursuant to this Paragraph 4.F.

G. Survival. In the event of any mutually agreed termination of this Lease prior to its scheduled expiration date, then notwithstanding any agreement to the contrary, Tenant shall remain liable for all Rent accrued or payable under this Lease through said date of termination. However, if Landlord fails to furnish Landlord’s Expense Statement for a given Expense Year to Tenant within twenty-four (24) months after the end of said Expense Year and such failure continues for an additional thirty (30) days after Landlord’s receipt of a written request from Tenant that Landlord’s Expense Statement be furnished, Landlord shall be deemed to have waived any rights to recover any underpayment of Increased Expenses from Tenant applicable to said Expense Year (except to the extent such underpayment is attributable to a default by Tenant in its obligation to make estimated payments of Increased Expenses), and Tenant shall be deemed to have waived any credit regarding overpayment of Increased Expenses by Tenant; provided that such twenty-four (24) month time limit shall not apply to Taxes. Further, in no event shall the foregoing provision describing the time period during which Landlord is to deliver Landlord’s Expense Statement in any manner limit or otherwise prejudice Landlord’s right to modify any Landlord’s Expense Statement after such time period if new, additional or different information relating to such Landlord’s Expense Statement is discovered or otherwise determined.

5.	LEASE SECURITY; LATE CHARGE

A. Letter of Credit. Tenant shall deliver to Landlord, on or before the Initial Commencement Date, an unconditional, clean, irrevocable letter of credit (the “L-C”) in the amount set forth in the Basic Lease Information (the “L-C Amount”), which L-C shall be issued by a money-center, solvent and nationally recognized bank (a bank which accepts deposits, maintains accounts, has a local

San Francisco, California office which will negotiate a letter of credit or will accept by facsimile draws (without presentation of the original L-C and any amendments thereto), and whose deposits are insured by the FDIC) reasonably acceptable to Landlord (such approved, issuing bank being referred to herein as the “Bank”), which Bank must have a Moody’s Professional Rating Service rating (“Moody’s Rating”) of not less than “A3” (or in the event such Moody’s Ratings are no longer available, a comparable rating from Standard and Poor’s Professional Rating Service) (collectively, the “Bank’s Credit Rating Threshold”), and which L-C shall be in the form of Exhibit G, attached hereto. Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining the L-C. The L-C shall (i) be “callable” at sight, irrevocable and unconditional, (ii) be maintained in effect, whether through renewal or extension, for the period commencing on the date of this Lease and continuing until the date (the “L-C Expiration Date”) that is no less than ninety (90) days after the expiration of the Term, as the same may be extended, and if the Bank timely provides notice that the L-C shall expire, or if the terms of the L-C reflect a final expiry date prior to the L-C Expiration Date, Tenant shall deliver a new L-C or certificate of renewal or extension to Landlord at least forty-five (45) days prior to the expiration of the L-C then held by Landlord, without any action whatsoever on the part of Landlord, (iii) be fully assignable by Landlord, its successors and assigns, (iv) permit partial draws and multiple presentations and drawings, and (v) be otherwise subject to the International Standby Practices-ISP 98, International Chamber of Commerce Publication #590. Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the L-C if any of the following shall have occurred or be applicable: (A) such amount is due to Landlord under the terms and conditions of this Lease (including due to any Tenant default which default continues beyond applicable notice and cure periods (unless Landlord is restricted in its ability to freely send a default notice to Tenant and/or to any Tenant notice party, and in such event there shall be no applicable notice and cure period)), or (B) Tenant has filed a voluntary petition under the U. S. Bankruptcy Code or any state bankruptcy code (collectively, “Bankruptcy Code”), or (C) an involuntary petition has been filed against Tenant under the Bankruptcy Code, or (D) the Lease has been rejected, or is deemed rejected, under Section 365 of the U.S. Bankruptcy Code, following the filing of a voluntary petition by Tenant under the Bankruptcy Code, or the filing of an involuntary petition against Tenant under the Bankruptcy Code, or (E) the Bank has notified Landlord that the L-C will not be renewed or extended through the L-C Expiration Date and Tenant fails to provide to Landlord a replacement L-C pursuant to the terms and conditions of this Section 5.A no later than forty-five (45) days prior to the expiration date thereof, or (F) Tenant is placed into receivership or conservatorship, or becomes subject to similar proceedings under Federal or State law, or (G) Tenant executes an assignment for the benefit of creditors, or (H) if (1) any of the Bank’s Moody’s Ratings (or other comparable ratings to the extent the Moody’s Ratings are no longer available) have been reduced below the Bank’s Credit Rating Threshold, or (2) there is otherwise a material adverse change in the financial condition of the Bank, and Tenant has failed to provide Landlord with a replacement L-C conforming in all respects to the requirements of this Paragraph 5.A (including, but not limited to, the requirements placed on the issuing Bank more particularly set forth in this Paragraph 5.A above), in the amount of the applicable L-C Amount, within ten (10) days following Landlord’s written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Lease to the contrary) (each of the foregoing being an “L-C Draw Event”). The L-C shall be honored by the Bank regardless of whether Tenant disputes Landlord’s right to draw upon the L-C, and regardless of any discrepancies between the L-C and this Lease. In addition, in the event the Bank is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation or any successor or similar entity, then, effective as of the date such receivership or conservatorship occurs, said L-C shall be deemed to fail to meet the requirements of this Paragraph 5.A, and, within ten (10) days following Landlord’s notice to Tenant of such receivership or conservatorship (the “L-C FDIC Replacement Notice”), Tenant shall replace such L-C with a substitute letter of credit from a different issuer (which issuer shall meet or exceed the Bank’s Credit Rating Threshold and shall otherwise be acceptable to Landlord in its reasonable discretion) and that complies in all respects with the requirements of this Paragraph 5.A. If Tenant fails to replace such L-C with such conforming, substitute letter of credit pursuant to the terms and conditions of this Paragraph 5.A, then, Landlord may draw on the L-C without notice to Tenant and hold the proceeds thereof as a security deposit hereunder. Tenant shall be responsible for the payment of any and all costs incurred with the review of any replacement L-C (including without limitation Landlord’s reasonable attorneys’ fees), which replacement is required pursuant to this paragraph or is otherwise requested by Tenant. In the event of an assignment by Tenant of its interest in the Lease (and irrespective of whether Landlord’s consent is required for such assignment), the acceptance of any replacement or substitute letter of credit by Landlord from the assignee shall be subject to Landlord’s prior written approval, in Landlord’s sole and absolute discretion, and the attorneys’ fees incurred by Landlord in connection with such determination shall be payable by Tenant to Landlord within ten (10) days of billing.

Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the L-C upon the occurrence of any L-C Draw Event. In the event of any L-C Draw Event, Landlord may, but without obligation to do so, and without notice to Tenant (except in connection with an L-C Draw Event under this Paragraph 5.A above), draw upon the L-C, in part or in whole, to cure any such L-C Draw Event and/or to compensate Landlord for any and all damages of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from Tenant’s breach or default of the Lease or other L-C Draw Event and/or to compensate Landlord for any and all damages arising out of, or incurred in connection with, the termination of this Lease, including, without limitation, those specifically identified in Section 1951.2 of the California Civil Code. The use, application or retention of the L-C, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the L-C, and such L-C shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the L-C, either prior to or following a “draw” by Landlord of any portion of the L-C, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw upon the L-C. No condition or term of this Lease shall be deemed to render the L-C conditional to justify the issuer of the L-C in failing to honor a drawing upon such L-C in a timely manner. Tenant agrees and acknowledges that (i) the L-C constitutes a separate and independent contract between Landlord and the Bank, (ii) Tenant is not a third party beneficiary of such contract, (iii) Tenant has no property interest whatsoever in the L-C or the proceeds thereof, and (iv) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, Tenant is placed into receivership or conservatorship, and/or there is an event of a receivership, conservatorship or a bankruptcy filing by, or on behalf of, Tenant, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the L-C and/or the proceeds thereof by application of Section 502(b)(6) of the U. S. Bankruptcy Code or otherwise.

Tenant covenants and warrants that it will neither assign nor encumber the L-C or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Without limiting the generality of the foregoing, if the L-C expires (without an evergreen automatic renewal) earlier than the L-C Expiration Date, Landlord will accept a renewal thereof (such renewal letter of credit to be in effect and delivered to Landlord, as applicable, not later than forty-five (45) days prior to the expiration of the L-C), which shall be irrevocable and automatically renewable as above provided through the L-C Expiration Date upon the same terms as the expiring L-C or such other terms as may be acceptable to Landlord in its sole discretion. However, if the L-C is not timely renewed and Tenant fails to timely provide a replacement L-C as set forth above, or if Tenant fails to maintain the L-C in the amount and in accordance with the terms set forth in this Paragraph 5.A, Landlord shall have the right to present the L-C to the Bank in accordance with the terms of this Paragraph 5.A, and the proceeds of the L-C may be applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due and/or to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any breach or default by Tenant under this Lease. In the event Landlord elects to exercise its rights under the foregoing sentence, (I) any unused proceeds shall constitute the property of Landlord (and not Tenant’s property or, in the event of a receivership, conservatorship, or a bankruptcy filing by, or on behalf of, Tenant, property of such receivership, conservatorship or Tenant’s bankruptcy estate) and need not be segregated from Landlord’s other assets, and (II) Landlord agrees to pay to Tenant within thirty (30) days after the L-C Expiration Date the amount of any proceeds of the L-C received by Landlord and not applied against any Rent payable by Tenant under this Lease that was not paid when due or used to pay for any losses and/or damages suffered by Landlord (or reasonably estimated by Landlord that it will suffer) as a result of any breach or default by Tenant under this Lease; provided, however, that if prior to the L-C Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused L-C proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed. Notwithstanding anything to the contrary herein, if Landlord at any time successfully draws on the L-C and is holding cash proceeds thereof that have not been applied to Tenant’s obligations under this Lease, Tenant may provide Landlord with a replacement L-C that satisfies the obligations under this Section 5.A, and Landlord shall refund the cash proceeds within five (5) business days of the date of Landlord’s receipt of such replacement L-C.

The L-C shall also provide that Landlord may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer (one or more times) all or any portion of its interest in and to the L-C to another party, person or entity that is a successor to Landlord, an affiliate or otherwise related to Landlord or a lender, regardless of whether or not such transfer is from or as a part of the assignment by Landlord of its rights and interests in and to this Lease. In the event of a transfer of Landlord’s interest in under this Lease, Landlord shall transfer the L-C, in whole or in part, to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole of said L-C to a new landlord. In connection with any such transfer of the L-C by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer and, Tenant shall be responsible for paying the Bank’s transfer and processing fees in connection therewith; provided that, Landlord shall have the right (in its sole discretion), but not the obligation, to pay such fees on behalf of Tenant, in which case Tenant shall reimburse Landlord within ten (10) days after Tenant’s receipt of an invoice from Landlord therefor.

Landlord and Tenant (1) acknowledge and agree that in no event or circumstance shall the L-C or any renewal thereof or substitute therefor or any proceeds thereof be deemed to be or treated as a “security deposit” under any law applicable to security deposits in the commercial context, including, but not limited to, Section 1950.7 of the California Civil Code, as such Section now exists or as it may be hereafter amended or succeeded (the “Security Deposit Laws”), (2) acknowledge and agree that the L-C (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and (3) waive any and all rights, duties and obligations that any such party may now, or in the future will, have relating to or arising from the Security Deposit Laws. Tenant hereby irrevocably waives and relinquishes the provisions of Section 1950.7 of the California Civil Code and any successor statute, and all other provisions of law, now or hereafter in effect, which (x) establish the time frame by which a landlord must refund a security deposit under a lease, and/or (y) provide that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant or to clean the premises, it being agreed that Landlord may, in addition, claim those sums specified in this Paragraph 5.A and/or those sums reasonably necessary to (a) compensate Landlord for any loss or damage caused by Tenant’s breach of this Lease, including any damages Landlord suffers following termination of this Lease, and/or (b) compensate Landlord for any and all damages arising out of, or incurred in connection with, the termination of this Lease, including, without limitation, those specifically identified in Section 1951.2 of the California Civil Code.

Tenant shall not request or instruct the Bank of any L-C to refrain from paying sight draft(s) drawn under such L-C. Tenant’s sole remedy in connection with the improper presentment or payment of sight drafts drawn under any L-C shall be the right to obtain from Landlord a refund of the amount of any sight draft(s) that were improperly presented or the proceeds of which were misapplied.

B. Replacement of Guarantor. At any time following the expiration of the thirty-sixth (36th) full calendar month of the Term, provided that there is no continuing default under this Lease or the Guaranty, Guarantor may request that the Guarantor be replaced (a “Guarantor Replacement”) with a substitute guarantor (a “Replacement Guarantor”), and in such event:

(1) If Landlord determines, in its sole discretion, that a proposed Replacement Guarantor has the same tangible net worth, overall financial condition and creditworthiness as Guarantor has as of the date of the Lease, Landlord shall agree to consent to such Guarantor Replacement.

(2) If Landlord determines, in its sole discretion, that a proposed Replacement Guarantor does not have the same Net Worth, overall financial condition and creditworthiness as Guarantor has as of the date of the Lease, and/or does not have an Investment Grade Credit Rating (as defined below) (an “Unequal Replacement Guarantor”), then Landlord may withhold its consent to the proposed Guarantor Replacement in its sole discretion; provided, however, that Landlord’s consent to such Guarantor Replacement shall not be unreasonably withheld, if (i) a proposed Unequal Replacement Guarantor increases the security provided with the replacement guaranty to an amount equal to 100% of the then remaining balance of all unpaid Base Rent and unamortized commissions and allowances, including the Improvement Allowance paid and/or incurred in connection with this Lease, or (ii) the Unequal Replacement Guarantor has an Investment Grade Credit Rating, or (iii) the Unequal Replacement Guarantor satisfies to Landlord’s reasonable satisfaction clauses (b) through and including (e) of the Guaranty Release Conditions (as defined in Section 5.C below) with such Guaranty Release Conditions being applied to the proposed Unequal Replacement Guarantor in the same manner as they apply to Tenant. For purposes of the foregoing, “Investment Grade Credit Rating” shall mean (a) a corporate credit rating of not less than “A3” from Moody’s Investors Service, Inc. or (b) a credit rating of not less than “A-” from Standard and Poor’s Ratings Group.

Any replacement guaranty (a “Replacement Guaranty”) delivered by a Replacement Guarantor shall be on the same terms and conditions as the Guaranty, including, without limitation, the security provided in connection therewith. Upon Landlord’s receipt of such Replacement Guaranty (together with the applicable security), the originally named Guarantor shall be released from all liability under the Guaranty first arising from and after the date of Landlord’s receipt of such Replacement Guaranty (together with the applicable security). The rights of Tenant set forth in this Paragraph 5.B are personal to the originally named Guarantor and may not otherwise be used by, and shall not otherwise be transferable or assignable (voluntarily or involuntarily) to, any person or entity.

C. Release of Guarantor. Following the expiration of the thirty-sixth (36th) full calendar month of the Term, if Tenant satisfies the Guaranty Release Conditions (as defined below) to Landlord’s reasonable satisfaction, then Tenant or Guarantor may provide a notice to Landlord (the “Release Notice”), which Release Notice shall include reasonable documentation evidencing that the Guaranty Release Conditions have been satisfied. Concurrent with Tenant’s or Guarantor’s delivery of the Release Notice, Tenant or Guarantor shall deliver to Landlord for its review Tenant’s financial statements prepared in accordance with generally accepted accounting principles and audited by a public accounting firm reasonably acceptable to Landlord, and any other financial information reasonably requested by Landlord evidencing Tenant’s full satisfaction of the Guaranty Release Conditions (“Tenant’s Financial Information”). Subject to Landlord’s receipt of a cash Security Deposit or L-C in an amount equal to two (2) months of Base Rent and Tenant’s Share of Operating Expenses and Taxes at the maximum monthly amount due under this Lease, if Landlord reasonably determines that the Guaranty Release Conditions have been met, then Landlord and Guarantor shall enter into an agreement terminating the Guaranty with respect to any future obligations arising thereunder and, following mutual execution and delivery of such agreement and Landlord’s receipt of the afore-described Security Deposit or L-C, then no later than thirty (30) days thereafter, Landlord shall return to Tenant the L-C described in Paragraph 5.A of this Lease (L-C Amount thereof may have been reduced pursuant to the terms and conditions of this Lease). As used herein, the term “Guaranty Release Conditions” shall mean that all of the following clauses (a) through and including (e) are concurrently satisfied:

(a)

Tenant is not then and has not been in default of Tenant’s obligation to pay Base Rent and Tenant’s Share of Increased Expenses and Increased Taxes at any time during the immediately prior twenty-four (24) full calendar months and Tenant is not then and has not been in default of any of Tenant’s other obligations under this Lease beyond any applicable notice and cure periods at any time during the immediately prior twelve (12) month period and Guarantor is not then and has not been in breach of the Guaranty; and

(b)

Tenant’s Financial Information reflects cash reserves (defined below) for the immediately preceding calendar year of no less than Fifty Million and 00/100 Dollars ($50,000,000.00). As used herein, the term “cash reserves” defined as cash and cash equivalents with a remaining maturities dates of purchase of 3 months or less; and

(c)

Tenant’s Financial Information reflects adjusted Net Operating Cash Flow (defined below) equal to or greater than Twenty-Five Million and 00/100 Dollars ($25,000,000.00), in the aggregate, during each of the four (4) prior consecutive calendar quarters. As used herein, the term, “Net Operating Cash Flow” defined as net operating cash flow, including all capital expenditures and excluding all fund raising activities; and

(d)

Tenant’s market capitalization valuation is no less than Ten Billion Dollars ($10,000,000,000.00) for the immediately preceding calendar quarter and for the period after the expiration of such calendar quarter through the date of the Release Notice; and

(e)

Tenant’s Financial Information (or, if Tenant is a publicly traded company, information generally available in the public domain), reflects a leverage ratio (defined below) of not more than 2.0/1.0, as reasonably determined by Landlord. As used herein, the term “leverage ratio” shall mean net debt; i.e., (A) long term debt, plus (B) short term borrowings, minus (C) cash on hand divided by (D) Net Operating Cash Flow as defined above in (c).

D. Security Deposit. If the Security Deposit is delivered in connection with this Lease, it shall not be considered to be held in trust, and Landlord shall not be required to segregate the Security Deposit, if any, from its other funds or pay interest or any other return on such Security Deposit, if any. Tenant hereby irrevocably waives and relinquishes any and all rights, benefits, or protections, if any, Tenant now has, or in the future may have, under Section 1950.7 of the California Civil Code, any successor statute, and all other provisions of law, now or hereafter in effect, in each case which (i) establishes the time frame by which a landlord must refund a security deposit under a lease, or (ii) provides that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant, or to clean the subject Premises. Landlord shall have the right (but not the obligation) at any time or times to apply said Security Deposit, if any, or any portion thereof, to any Rent or other sums due and unpaid by Tenant under this Lease or otherwise cure a breach or default by Tenant of the terms and conditions of this Lease in each case beyond applicable notice and cure periods (unless Landlord is restricted in its ability to freely send a default notice to Tenant and/or to any Tenant notice party, and in such event there shall be no applicable notice and cure period). If Landlord elects to make such application, Landlord shall deliver notice to Tenant of the nature and amount so applied, and Tenant shall then be obligated to deposit with Landlord an amount sufficient to replace the amount so applied in order to return such funds to an amount equal to the original amount of the Security Deposit, if any. If Tenant fails to make such deposit within five (5) days after Landlord has given such notice, Landlord at its option may resort to any or all remedies available to it for the nonpayment of Rent. Following the termination of the Term of this Lease or, if Tenant has held over beyond such termination, following the end of any period Tenant has so held over, provided Tenant has vacated the Premises, Landlord shall apply the then existing Security Deposit held by Landlord hereunder to any outstanding obligations of Tenant under this Lease (or, if applicable, to remedy any uncured defaults on the part of Tenant under this Lease), and upon such application, Landlord shall return to Tenant the Security Deposit, if any, or such portion thereof then held by Landlord, after any and all applications have been made by Landlord on account of Tenant’s breach or default hereunder; provided, however, any such return shall not be construed as an admission by Landlord that Tenant has performed all of its obligations hereunder. It is specifically understood that Tenant shall have no right at any time to apply said Security Deposit, if any, or any portion thereof, to any of its Rent obligations (including its last month’s Rent) or to any other sums due and payable by Tenant under this Lease. No beneficiary, mortgagee, secured party, or other holder of any encumbrance (hereinafter, “lender”), nor any purchaser at any judicial or private foreclosure sale of the Building, shall ever be responsible to Tenant for its Security Deposit, if any, unless the lender or purchaser shall have actually received the same. Tenant acknowledges and agrees that (A) any statutory time frames for the return of a security deposit are superseded by the express period identified in this Paragraph 5.D, above, and (B) rather than be so limited, Landlord may claim from the Security Deposit, if any, (i) any and all sums expressly identified in this Paragraph 5.D, and (ii) any additional sums reasonably necessary to compensate Landlord for any and all losses or damages caused by Tenant’s default beyond applicable notice and cure periods under this Lease (unless Landlord is restricted in its ability to freely send a default notice to Tenant and/or to any Tenant notice party, and in such event there shall be no applicable notice and cure period), including, but not limited to, all damages or rent due upon termination of this Lease pursuant to Section 1951.2 of the California Civil Code.

E. Late Charge. Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent or other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which would be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed upon Landlord. Accordingly, if any installment of Base Monthly Rental or any other sum due from Tenant shall not be received by Landlord within three (3) business days after said amount is due, Tenant shall pay to Landlord, in addition to any other sums payable hereunder, a late charge of five percent (5%) of the amount due, plus any attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Base Monthly Rental and/or other charges when due hereunder, together with interest at an annual rate equal to the lesser of (i) the maximum rate of interest allowed by law, or (ii) eight percent (8%) per annum (the “Interest Rate”) from the date due until paid; provided, however, that the foregoing late charge and interest shall not apply to the first such late payment as to which such late charge and interest would otherwise be applicable in any twelve (12) month period of the Term of this Lease or any extension thereto until following written notice to Tenant and the expiration of five (5) days thereafter without cure. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs which Landlord will incur by reason of the late payment by Tenant. Acceptance of such late charges by the Landlord shall in no event constitute a waiver of Tenant’s default with respect to any such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder.

6.	USE OF PREMISES

A. Use. The Premises shall be used for the Permitted Use and for no other purposes without the prior written consent of Landlord, which consent Landlord may withhold in its reasonable discretion. Without limiting the generality of the foregoing, in no event shall the Premises be used for residential use and/or for providing childcare services. Under no circumstances shall Tenant cause or allow the density of occupants in the Premises to exceed the standard density (the “Standard Density”) set forth in the tenant manual (the “Tenant Construction Standards and Specifications”) attached as Exhibit F hereto.

B. Cafeteria. Incidental to the Permitted Use, Tenant shall have the right, but not the obligation, at its expense and in accordance with applicable laws and the provisions of this Paragraph 6.B, to use a portion of the Premises for the installation and operation of a cafeteria located on one Floor for use by Tenant and its employees in the Premises (the “Cafeteria”). The Cafeteria shall be located in a mutually agreeable location within the Premises selected by Tenant with Landlord’s reasonable approval. Landlord hereby approves the portion of the Premises located on the ground Floor and the second Floor for the installation of the Cafeteria. The size of the Cafeteria shall be subject to Landlord’s prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed). Landlord acknowledges and agrees that Tenant shall have no obligation to construct or to operate the Cafeteria. To the extent that Tenant operates the Cafeteria, such operation shall be in compliance with all applicable laws and Tenant shall obtain and maintain the approval of all applicable governmental authorities and all necessary permits and licenses from such applicable governmental authorities, to operate the Cafeteria. No cooking odors shall be emitted from the Premises other than through ventilation equipment and systems installed therein to service the Cafeteria in accordance with the provisions of this Paragraph 6.B. The Cafeteria shall be for the exclusive use of Tenant and its employees, contractors, licensees and invitees in the Premises, and in connection with Tenant’s use of the Cafeteria, Tenant shall not sell any food or beverages in or from the Premises at any time and/or serve any food and beverages in or from the Premises at any time to the general public. Prior to making any alterations or improvements to the

Premises and installing any cooking, ventilation, air conditioning, grease traps, kitchen and other equipment in or for the Premises with respect to the Cafeteria (collectively, the “Cafeteria Facilities”), Tenant shall deliver to Landlord, for Landlord’s prior approval, which shall not be unreasonably withheld, conditioned or delayed (provided that it shall be deemed reasonable for Landlord to withhold its consent to the extent the Cafeteria does not comply with all applicable laws, or it adversely affects the structural elements of the Building or the Building Systems), detailed plans and specifications therefor, and Tenant shall only install such Cafeteria Facilities (and make any subsequent modifications thereto) as are approved by Landlord in accordance with such plans and specifications therefor approved by Landlord. Except as expressly set forth to the contrary in this Lease, all of the Cafeteria Facilities shall be installed by Tenant, at its expense (subject to application of the Allowance, as defined in Exhibit B attached hereto, provided, however, that in no event shall any portion of the Allowance be used for the purchase of equipment), subject to and in compliance with the provisions of Paragraph 7.A below (and, if applicable, Exhibit B attached hereto) and in compliance with all applicable laws and shall be considered Alterations (as defined below) and, if applicable, Tenant Improvements. The Cafeteria and the Cafeteria Facilities therein shall be maintained and operated by Tenant, at Tenant’s expense: (i) in first-class order, condition and repair; (ii) consistent with the character of the Building as a first class office building; and (iii) in compliance with all applicable laws, such reasonable and non-discriminatory rules and regulations as may be adopted by Landlord from time to time and provided to Tenant in writing, and the other provisions of this Lease. Tenant shall at its sole cost and expense keep, to the reasonable satisfaction of Landlord, the Cafeteria, the Cafeteria Facilities and the Premises free from vermin, rats, mice and insects, and, prior to the opening of the Cafeteria, obtain and maintain at all times during the Term, a service contract with a person or company approved by Landlord (which approval shall not be unreasonably withheld or delayed) for the extermination of vermin, rats, mice and insects in and about the Premises. Tenant shall deliver a copy of such service contract and all renewals to Landlord prior to the opening of the Cafeteria or, in the case of renewal or replacement contracts, prior to the termination or expiration of the prior contract. In addition, Tenant, at its sole cost and expense, shall procure and maintain in full force and effect, a contract (the “Cafeteria Facilities Service Contract”) for the service, maintenance, repair and replacement of the Cafeteria Facilities with a service and maintenance contracting firm (the “Cafeteria Facilities Service Firm”) reasonably acceptable to Landlord. Tenant shall follow all reasonable recommendations of said Cafeteria Facilities Service Firm for the maintenance, repair and replacement of the Cafeteria Facilities. The Cafeteria Facilities Service Contract shall provide that the Cafeteria Facilities Service Firm shall perform inspections of the Cafeteria Facilities at reasonable intervals of not less than three (3) months and that having made such inspections, said Cafeteria Facilities Service Firm shall furnish a complete report of any defective conditions found to be existing with respect to the Cafeteria Facilities, together with any recommendations for maintenance, repair and/or replacement thereof. Said report shall be furnished to Tenant with a copy to Landlord. Notwithstanding the foregoing, if Landlord reasonably believes that Tenant is not maintaining the Cafeteria and Cafeteria Facilities in the manner required under this Paragraph 6.B, Landlord shall have the right, upon not less than ten (10) days’ prior written notice to Tenant, to elect to enter into such Cafeteria Facilities Service Contract on behalf of Tenant through the Cafeteria Facilities Service Firm or another service and maintenance contracting firm designated by Landlord. In such event, Tenant shall pay for all costs incurred by Landlord in connection with the Cafeteria Facilities Service Contract within thirty (30) days of receiving an invoice therefor. Tenant shall have the sole responsibility, at its expense, for providing all janitorial service (including wet and dry trash removal) for and cleaning of the Cafeteria (and the Cafeteria Facilities therein), as well as all exhaust vents therefor, and shall pay for all cleaning costs incurred by Landlord in cleaning any affected portions of the Buildings or Project resulting from Tenant’s operation of the Cafeteria. In addition, Tenant shall pay for all increased costs incurred by Landlord with respect to the management, operation, maintenance and repair of the Building resulting from Tenant’s operation of the Cafeteria, within thirty (30) days of receiving an invoice therefor. Tenant’s removal and restoration obligations with respect to the Cafeteria and Cafeteria Facilities shall be determined pursuant to Paragraph 7.D below.

7.	ALTERATIONS, MECHANICS’ LIENS

A. Alterations. Tenant agrees not to make or suffer to be made any alteration, addition or improvement to or of the Premises (hereinafter referred to as “Alterations”), or any part thereof, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed (and shall be provided no later than ten (10) business days of Landlord’s receipt of Tenant’s written request for consent together with plans, specifications, and other information reasonably requested by Landlord); provided, however, Tenant acknowledges that, by way of example and without limitation, it shall be reasonable for Landlord to withhold its consent to Alterations affecting the structural portions of the Building, the Building’s “WELL” certification or any other certification from any other applicable certification agency in connection with Landlord’s sustainability practices for the Building (including, without limitation, any certification under the U.S. Green Building Council’s Leadership in Energy and Environmental Design), or the life-safety, electrical, plumbing, heating, ventilation, air-conditioning, fire-protection, telecommunications or other building systems (collectively, the “Building Systems”), or Alterations which require work to be performed in portions of the Building outside the Premises. In addition, as a condition of its consent to Alterations hereunder, Landlord may impose any reasonable requirements that Landlord considers desirable, including a requirement that Tenant provide Landlord with a surety bond, a letter of credit, or other financial assurance that the cost of the Alterations will be paid when due (provided, however, that Landlord shall only be entitled to require Tenant to provide to Landlord a lien and completion bond or other such security in connection with any Alterations in the event that following Landlord’s evaluation of Tenant’s then-current financial condition and performance history, Landlord determines in its good faith, prudent business judgment that the same is reasonably and prudently required); provided, however, that Landlord shall not require any such lien and completion bond or other such security so long as the Guaranty and Control Agreement remain in full force and effect (and there is no breach or default under either such agreement) or, if the Guaranty and Control Agreement have been terminated pursuant to Paragraph 5.C above as a result of Tenant’s satisfaction of the Guaranty Release Conditions, so long as Tenant continues to satisfy the Guaranty Release Conditions. In addition, no lien and completion bond shall be required by Landlord in connection with the Tenant Improvements. Alterations made by Tenant, including without limitation, any partitions (movable or otherwise) or carpeting, shall become a part of the Building and belong to Landlord; provided, however, that equipment, trade fixtures, furniture and other personal property shall remain the property of Tenant. If Landlord consents to the making of any Alterations, the same shall be designed and constructed or installed by Tenant at Tenant’s expense (including expenses incurred in complying with applicable laws). All Alterations (including, without limitation, the Tenant Improvements (as defined in Exhibit B attached hereto), shall be performed using union labor and only by contractors or mechanics approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that (A) Landlord may, in its sole discretion, require Tenant to retain Landlord’s pre-approved engineers, general contractors, subcontractors, and architects for all work affecting the Building Systems; and (B) if Landlord consents to any Alterations that require work to be performed outside the Premises, Landlord may elect to perform such work at Tenant’s expense. All Alterations shall be made in accordance with complete and detailed architectural, mechanical and engineering plans and specifications approved in writing by Landlord and shall be designed and diligently constructed in a good and workmanlike manner, in compliance with all applicable laws and in a manner that will not impact the Building’s “WELL” certification or any other certification from any other applicable certification agency in connection with Landlord’s sustainability practices for the Building (including, without limitation, any certification under the U.S. Green Building Council’s Leadership in Energy and Environmental Design). The design and construction of any Alterations shall be performed in accordance with the Landlord Construction Rules and Regulations attached as Schedule 4 to Exhibit B. Tenant shall cause any Alterations to be made in such a manner and at such times so that any such work shall not unreasonably disrupt or interfere with the use or occupancy of other tenants or occupants of the Building. Under no circumstances shall Landlord be liable to Tenant for any damage, loss, cost or expense incurred by Tenant on account of Tenant’s plans and specifications, Tenant’s contractors or subcontractors, design of any work, construction of any work, or delay in completion of any work. Tenant shall have the right to perform, with prior written notice to but without Landlord’s consent, any Alterations that consist only of the following (“Cosmetic Alterations”): (i) are of a cosmetic nature; (ii) are not visible from the exterior of the Premises or Building; (iii) will not affect the Building Systems or structure of the Building; (iv) cost less than $250,000.00 per project or $500,000.00 in the aggregate during any twelve (12) month period of the Term; (v) do not require a permit; and (vi) do not require work to be performed inside the walls or above the ceiling of the Premises. However, even though consent is not required, the performance of Cosmetic Alterations shall be subject to all of the other provisions of this Paragraph 7. In the event of any conflict between the terms and conditions of this Paragraph 7 and the terms and conditions set forth in Exhibit B attached hereto, the terms of Exhibit B attached hereto, solely with respect to the Tenant Improvements, shall control.

B. Requirements. Subsequent to obtaining Landlord’s consent and prior to commencement of the Alterations, Tenant shall deliver to Landlord (i) any building or other permit required by applicable laws in connection with the Alterations; (ii) a copy of the executed construction contract(s); (iii) written acknowledgments from all materialmen, contractors, artisans, mechanics, laborers and any other persons furnishing any labor, services, materials, supplies or equipment to Tenant with respect to the Premises that they will look exclusively to Tenant for payment of any sums in connection therewith and that Landlord shall have no liability for such costs; and (iv) evidence of the insurance required in connection with any such work as set forth in this Lease. In addition, Tenant shall require its general contractor and all subcontractors to carry and maintain the following insurance at no expense to Landlord, and Tenant shall furnish Landlord with satisfactory evidence thereof prior to the commencement of construction: (A) (i) Commercial General Liability Insurance with limits of not less than $5,000,000 combined single limit for bodily injury and property damage, including personal injury and death, and Contractor’s Protective Liability, and Products and Completed Operations Coverage in an amount not less than $500,000 per incident, $1,000,000 in the aggregate (provided that, (1) so long as Tenant’s subcontractors are directly engaged by Tenant’s general contractor and (2) with respect to Tenant’s furniture installation vendors and cabling contractors only, then, with respect to each of (1) and (2) above, such subcontractors (or vendors, as the case may be) shall only be required to carry and maintain Commercial General Liability Insurance with limits of not less than $2,000,000 combined single limit for bodily injury and property damage, including personal injury and death, and (ii) Contractor’s Protective Liability, and (iii) Products and Completed Operations Coverage in an amount not less than $500,000 per incident, $2,000,000 in the aggregate; provided further that, with respect to Commercial General Liability Insurance and on a case by case basis, at Tenant’s request, Landlord will consider, in its good faith prudent business judgment, reducing the foregoing combined single limit requirement to $1,000,000 for a particular subcontractor or vendor, taking into consideration the identity of such subcontractor or vendor, the materials to be used by such party and the scope of the work to be performed by such party); (B) Comprehensive automobile liability insurance with a policy limit of not less than $1,000,000 each accident for bodily injury and property damage, providing coverage at least as broad as the Insurance Services Office (ISO) Business Auto Coverage form covering Automobile Liability, code 1 “any auto”, and insuring against all loss in connection with the ownership, maintenance and operation of automotive equipment that is owned, hired or non-owned; (C) Worker’s Compensation with statutory limits and Employer’s Liability Insurance with limits of not less than $100,000 per accident, $500,000 aggregate disease coverage and $100,000 disease coverage per employee; and (D) as to Tenant’s general contractor and all subcontractors that are not directly engaged by such general contractor, “Builder’s All Risk” insurance in an amount reasonably approved by Landlord covering the Alterations (provided that Tenant may satisfy such obligation to obtain “Builder’s All Risk” insurance for itself and on behalf of its general contractor or subcontractors so long as the coverage afforded to Landlord, the other additional insureds and any designees of Landlord shall not be reduced or otherwise adversely affected thereby), including such extended coverage endorsements as may be reasonably required by Landlord, it being understood and agreed that the Alterations shall be insured by Tenant pursuant to the terms of this Lease immediately upon completion thereof. All such insurance policies (except Workers’ Compensation insurance) shall be endorsed to add Landlord, the holder of any mortgage covering the Building and Landlord’s designated agents as additional insureds with respect to liability arising out of work performed by or for Tenant’s general contractor, to specify that such insurance is primary and that any insurance or self-insurance maintained by Landlord shall not contribute with it, and to provide that coverage shall not be reduced, terminated, cancelled or materially modified except after thirty (30) days prior written notice has been given to Landlord (provided, however, that in the event that if the insurance carrier will not provide such notice to Landlord, then Tenant’s general contractor must provide such written notice to Landlord within the timeframe set forth above). Landlord may inspect the original policies of such insurance coverage or require complete certified copies at any time. Tenant’s general contractor shall furnish Landlord the same evidence of insurance for its subcontractors as required of Tenant’s general contractor; provided that, to the extent permitted by law, Tenant’s general contractor may satisfy such insurance obligation for itself and on behalf of its subcontractors.

C. Inspections; Notices. Landlord shall have the right (but not an obligation) to inspect the construction work during the progress thereof, and to require corrections of faulty construction or any material deviation from the plans for such Alterations as approved by Landlord; provided, however, that no such inspection shall be deemed to create any liability on the part of Landlord, or constitute a representation by Landlord or any person hired to perform such inspection that the work so inspected conforms with such plans or complies with any applicable laws, and no such inspection shall give rise to a waiver of, or estoppel with respect to, Landlord’s continuing right at any time or from time to time to require the correction of any faulty work or any material deviation from such plans. Promptly following completion of any Alterations, Tenant shall (i) furnish to Landlord “as-built” plans therefor, (ii) cause a timely notice of completion to be recorded in the Office of the Recorder of the County in which the Building is located in accordance with Civil Code Section 3093 or any successor statute, and (iii) deliver to Landlord evidence of full payment and unconditional final waivers of all liens for labor, services, or materials. All trash or surplus materials which may accumulate in connection with Tenant’s construction activities shall be removed by Tenant at its own expense from the Premises and the Building.

D. Alterations Review and Restoration. Tenant shall reimburse Landlord for all out of pocket costs and expenses, incurred in connection with Landlord’s review of plans and oversight of the progress of any Alterations. In addition, in connection with any Alterations (other than any Cosmetic Alterations), Tenant shall pay to Landlord a fee in the amount of the greater of (i) three percent (3%) of the cost of any such Alterations; or (ii) the amount charged to Landlord in connection with any such Alterations by any unaffiliated third-party construction manager. All sums due to Tenant’s contractors, if paid by Landlord due to Tenant’s failure to pay such sums when due, shall bear interest payable to Landlord at the Interest Rate until fully paid. Unless Landlord, in its sole discretion, provides Tenant with written notice (a “Restoration Notice”) otherwise (which written notice shall be provided, if at all, at least one hundred eighty (180) days prior to the expiration or earlier termination of this Lease), prior to the expiration or earlier termination of this Lease, Tenant, at Tenant’s sole expense, shall remove all Alterations (including, without limitation, the Tenant Improvements, subject to Exhibit B attached hereto), restore the Premises to their configuration and condition before the Alterations were made, and repair any damage to the Premises caused by such removal. Tenant shall use a general contractor reasonably approved by Landlord for such removal and repair.

Notwithstanding anything to the contrary contained herein, so long as Tenant’s written request for consent for a proposed Alteration substantially contains the following language “PURSUANT TO PARAGRAPH 7 OF THE LEASE, IF LANDLORD CONSENTS TO THE SUBJECT ALTERATION, LANDLORD SHALL NOTIFY TENANT IN WRITING WHETHER OR NOT LANDLORD WILL REQUIRE SUCH ALTERATION TO BE REMOVED AT THE EXPIRATION OR EARLIER TERMINATION OF THE LEASE.”, at the time Landlord gives its consent for such Alterations, if it so does, Tenant shall also be notified whether or not Landlord will require that such Alterations, or any portion thereof, be removed upon the expiration or earlier termination of this Lease. Notwithstanding anything to the contrary contained in this Lease, but subject to the remainder of this Paragraph 7.D and Section 3.4 of Exhibit B attached hereto, at the expiration or earlier termination of this Lease and otherwise in accordance with this Paragraph 7.D, Tenant shall be required to remove all Alterations made to the Premises except for any such Alterations which Landlord expressly indicates in writing shall not be required to be removed from the Premises by Tenant. If Tenant’s written notice strictly complies with the foregoing and: (A) Landlord fails to respond to Tenant’s request for consent to the subject Alterations within ten (10) business days of Landlord’s receipt of such notice; or (B) Landlord consents to the subject Alterations, but does not notify Tenant in such written consent whether Tenant will be required to remove the subject Alterations at the expiration or earlier termination of this Lease, then Tenant may, (i) with respect to clause (A) above, within forty-five (45) days following the expiration of the ten (10) business days period described above, or (ii) with respect to clause (B) above, within forty-five (45) days following Tenant’s receipt of Landlord’s written consent, in either case, provide to Landlord a second written notice (the “Second Notice”) substantially in compliance with the foregoing requirements but also substantially containing the following language: “THIS IS TENANT’S SECOND NOTICE TO LANDLORD. LANDLORD FAILED TO RESPOND TO TENANT’S FIRST NOTICE IN ACCORDANCE WITH THE TERMS OF PARAGRAPH 7 OF THE LEASE. IF LANDLORD FAILS TO RESPOND TO THIS NOTICE IN 10 BUSINESS DAYS WITH RESPECT TO TENANT’S OBLIGATION TO REMOVE THE SUBJECT

ALTERATION, TENANT SHALL HAVE NO OBLIGATION TO REMOVE THE SUBJECT ALTERATION AT THE EXPIRATION OR EARLIER TERMINATION OF ITS LEASE”. If (a) Tenant’s second written notice strictly complies with the terms of this 7.D, (b) Landlord fails to notify Tenant within ten (10) business days of Landlord’s receipt of such second written notice, and (c) the subject Alterations do not affect the Building structure or materially affect any Building Systems, it shall be assumed that Landlord shall not require the removal of the subject Alterations at the expiration or earlier termination of this Lease (provided that in any event unless otherwise specifically notified in writing by Landlord, Tenant shall be required to remove all data and voice wire and cabling installed by or on behalf of Tenant as well as any Interconnecting Stairwells, as defined below, installed in the Premises by or on behalf of Tenant). Notwithstanding anything to the contrary contained in this Paragraph 7.D or in this Lease, Tenant shall not be required to remove any portion of the any Alterations (including the Tenant Improvements) that are Typical Office Improvements (defined below), other than data and telecommunications wiring and cabling, upon the expiration or earlier termination of this Lease. The term “Typical Office Improvements” shall mean normal and customary office improvements that utilize the Tenant Construction Standards and Specifications, which may include, without limitation, gypsum board, partitions, ceiling grids and tiles, fluorescent lighting panels, standard-sized doors, carpeting, kitchenettes, offices, break rooms, storage rooms and supply rooms and any other items identified by Landlord as standard office improvements on the Approved Working Drawings (as defined in Exhibit B attached hereto). Notwithstanding anything to the contrary contained in this Lease, Tenant acknowledges and agrees that any stairwells or stairways (hereinafter, “Interconnecting Stairwells”) installed by Tenant to connect any Floors of the Premises shall be removed by Tenant (and the affected portion of the Premises restored to a good general office condition and repair as if such Interconnecting Stairwells had not been installed) prior to the expiration or earlier termination of this Lease.

E. Liens. Tenant agrees to keep the Premises and the Building free from any liens arising out of any work performed, materials furnished or obligations incurred by Tenant. Tenant shall promptly and fully pay and discharge all claims on which any such lien could be based. In the event that Tenant does not cause any such lien to be released of record within ten (10) business days of the date on which Tenant first has actual knowledge thereof, Landlord shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by such means as it shall deem proper, including payment of the claim giving rise to such lien. All sums paid by Landlord for such purpose, and all expenses incurred by it in connection therewith, shall be payable to Landlord by Tenant, as additional Rent, on demand, together with interest at the Interest Rate from the date such expenses are incurred by Landlord to the date of the payment thereof by Tenant to Landlord. Landlord shall have the right at all times to post and keep posted on the Premises any notices permitted or required by law, or which Landlord shall deem proper for the protection of Landlord, the Premises, and the Building, from mechanic’s, materialmen’s and other liens. Tenant shall give Landlord at least ten (10) business days’ prior written notice of the date of commencement of any construction on the Premises in order to permit the posting of such notices.

8.	WORK TO BE PERFORMED BY LANDLORD

Except as otherwise expressly provided herein (and without limiting Landlord’s express repair and maintenance obligations set forth in Paragraph 16.B below), Landlord shall not be required to perform any work or make any improvements in or about the Premises or the Building of any type or nature.

9.	RESTRICTIONS ON USE

A. General. No use shall be made or permitted to be made of the Premises, nor acts done, that will increase the existing rate of insurance upon the Building or cause a cancellation of any insurance policy covering the Building or any part thereof. Landlord hereby confirms that the Permitted Use shall not increase the existing rate of insurance or otherwise cause cancellation thereof. Further, Tenant shall not sell, or permit to be kept, used, or sold in or on the Premises, or permit its employees, agents, contractors, invitees and/or guests to sell, keep or use at or in the Building, any illegal substance or any article that may be prohibited by the standard form of fire insurance policy. Tenant shall, at its sole cost and expense, comply with any (i) and all requirements pertaining to the Premises and/or Tenant’s use thereof, made by any insurance organization or company providing fire and commercial general liability insurance covering the Building; (ii) covenants, easements and restrictions governing and relating to the use, occupancy or possession of the Premises; and (iii) that certain Memorandum of Agreement dated as of December 6, 2016 by and among 631 Folsom Street Homeowners’ Association, a California corporation, Hawthorne Place Homeowners’ Association, a California corporation, The Swig Company, LLC, a Delaware limited liability company, and Landlord. Landlord shall not voluntarily enter into any covenants, easements and restrictions or other such agreement against the Building that would materially adversely increase Tenant’s obligations or decrease Tenant’s rights under this Lease, subject to the terms of Paragraph 10 below.

B. Prohibited Uses. Tenant shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of other tenants or occupants of the Building or injure or annoy them, nor shall Tenant use or allow the Premises to be used for any unlawful purposes or permit its employees, agents, contractors, invitees and/or guests to use any part of the Building (outside the Premises) for any unlawful purposes. Without limiting the generality of the foregoing, Tenant shall not use or permit the usage of any illegal drug or substance in the Premises (and shall not permit its employees, agents, contractors, invitees and/or guests to use any illegal drug or substance in the Building outside the Premises) and shall not make or permit any unreasonable or unnecessary noises or odors in or upon the Premises or the Building. Tenant shall not commit, or suffer to be committed, any waste upon the Premises or any nuisance (public or private) or other act or thing of any kind or nature whatsoever that may disturb the quiet enjoyment or cause unreasonable annoyance of any other tenant in the Building. Tenant shall not bring upon the Premises or any portion of the Building or use the Premises or permit the Premises or any portion thereof to be used for the growing, manufacturing, administration, distribution (including without limitation, any retail sales), possession, use or consumption of any cannabis, marijuana or cannabinoid product or compound, regardless of the legality or illegality of the same. The provisions of this paragraph are for the benefit of Landlord only and are not, and shall not be construed to be, for the benefit of any tenant or occupant of the Building or any third party.

C. Hazardous Materials. Tenant shall comply with all Environmental Laws pertaining to and shall not engage in any activity involving, nor bring upon the Premises or the Building, any Hazardous Materials (except for small amounts of Hazardous Materials incidental to office and cafeteria use (e.g. copier toner, cleaning supplies) and which are used in strict compliance with applicable law and any reasonable and non-discriminatory rules and regulations promulgated by Landlord), nor, subject to the express terms of this Paragraph 9.C, exacerbate any preexisting Hazardous Materials, without the express prior written consent of Landlord. For the purpose of this Lease, “Hazardous Materials” shall be defined, collectively, as any and all substances, chemicals, wastes, sewage or other materials that are now or hereafter regulated, controlled or prohibited by any local, state or federal law or regulation requiring removal, warning or restrictions on the use, generation, disposal or transportation thereof including, without limitation, (a) any substance defined as a “hazardous substance”, “hazardous material”, “hazardous waste”, “toxic substance”, or “air pollutant” in the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. 9601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1801, et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. 6901, et seq., the Federal Water Pollution Control Act (“FWPCA”), 33 U.S.C. 1251 et seq., the Clean Air Act (“CAA”), 42 U.S.C. 7401 et seq., or the Toxic Substances Control Act (“TSCA”), 15 U.S.C. 2601, et seq., all as previously amended and amended hereafter; and (b) any hazardous substance, hazardous waste, toxic substance, toxic waste, air pollutant, hazardous material, waste, chemical, or compound described in any other federal, state, or local statute, ordinance, code, rule, regulation, order, decree or other law now or at any time hereafter in effect regulating, relating to or imposing liability or standards of conduct concerning any hazardous, toxic, or dangerous substance, chemical, material, compound or waste. As used herein, the term “Hazardous Materials” also means and includes, without limitation, asbestos; flammable, explosive or radioactive materials; gasoline or gasoline additives; oil; motor oil; waste oil; petroleum (including, without limitation, crude oil or any component thereof); petroleum-based products; paints and solvents; lead; cyanide; DDT; printing inks; acids; pesticides; ammonium compounds; polychlorinated biphenyls; and other regulated chemical products. The statutes, regulations, court and administrative agency decisions, and other laws now or at any time hereafter in effect that govern or regulate Hazardous Materials are herein collectively referred to as “Environmental Laws”. In connection therewith, Tenant shall indemnify, defend and hold Landlord and the Landlord Parties harmless from and against any and all losses, damages, liabilities, judgments, costs, claims, expenses, penalties, permits, and attorneys’ and consultant’s fees (collectively, “Losses”) arising out of or involving any Hazardous Materials brought onto the Building or used therein by Tenant, its agents, employees, independent contractors or invitees. Tenant’s obligations under this paragraph shall include, but not be limited to, the effects of any contamination or injury to person, property or the environment caused by any release of such Hazardous Materials and the cost of investigation, removal, remediation, restoration and/or abatement thereof, and shall survive the expiration or earlier termination of this Lease. Tenant further acknowledges that it is aware of the fact that the Building may contain Hazardous Materials and that a report and/or other information pertaining thereto may be available for Tenant’s review at the office of the Building. Tenant shall comply with all Environmental Laws as well as reasonable and non-discriminatory rules and regulations promulgated from time to time by Landlord relating to the use and disposal of any asbestos containing materials and lead based paint which may be present. Except to the extent such Losses were caused by the gross negligence or willful misconduct of Landlord, Tenant’s indemnification hereunder shall include, but is not limited to, any claimed injury or death to Tenant or its agents, employees or independent contractors related to exposure to Hazardous Materials.

Notwithstanding the foregoing, Tenant shall not be liable for any cost or expense related to removal, cleaning, abatement or remediation of Hazardous Materials existing in the Premises prior to the date Landlord tenders possession of the Premises to Tenant or Hazardous Materials in the ground water or soil or that migrate onto the Premises from outside the Premises after Landlord has granted Tenant access to the Premises, including, without limitation, Hazardous Materials in the ground water or soil, except to the extent that any of the foregoing results directly or indirectly from any Hazardous Materials disturbed, distributed or exacerbated by Tenant or any of Tenant’s agents, employees, independent contractors or invitees as to which Tenant had prior knowledge or if employing reasonable and proper industry standard construction practices and otherwise in compliance with the Tenant Construction Standards and Specifications, Tenant would have discovered (or would have avoided) without so disturbing, distributing or exacerbating such Hazardous Materials. Landlord represents that Landlord has no actual knowledge of any Hazardous Materials that will be present in the Premises, as of the date of Substantial Completion of the Base Building Core and Shell Work, in amounts and conditions in violation of applicable laws. For purposes of this Paragraph, “Landlord’s actual knowledge” and “knowledge” shall be deemed to mean and limited to the current actual knowledge of the Property Manager, at the time of execution of this Lease and not any implied, imputed, or constructive knowledge of said individual or of Landlord or any Landlord Parties and without any independent investigation or inquiry having been made or any implied duty to investigate or make any inquiries; it being understood and agreed that such individual shall have no personal liability in any manner whatsoever hereunder or otherwise related to the transactions contemplated hereby.

10.	USE; COMPLIANCE WITH LAW

A. Tenant’s Obligations. Tenant shall be responsible for operating and maintaining the Premises pursuant to, and in no event may Tenant’s Permitted Use violate, (A) Landlord’s Rules and Regulations (as defined in Paragraph 13), (B) all applicable laws, (C) all applicable zoning, building codes and any applicable covenants, conditions, and restrictions, and (D) Class A office standards in the market in which the Building is located. Tenant shall, at its sole cost and expense, promptly comply with all laws pertaining to the Premises or Tenant’s use or occupancy thereof, and shall faithfully observe all laws applicable to the Premises and the Building and Tenant’s use and occupancy thereof and all requirements of any board of fire underwriters or other similar body now or hereafter constituted related to or affecting the condition, use, or occupancy of the Premises and the Building. Tenant, at its sole cost and expense, shall promptly perform all work to the Premises or other portions of the Building required to effect such compliance. The judgment of any court of competent jurisdiction, or the admission of Tenant in any action or proceeding against Tenant, whether or not Landlord is a party thereto, that Tenant has violated any law pertaining to the Premises or the Building shall be conclusive of that fact as between Landlord and Tenant. Without limiting the generality of the foregoing, the duties of Tenant under this provision shall include the making of all such alterations of the Premises and the Building as may be required by law by reason of Tenant’s particular use of the Premises (other than general office use), occasioned by reason of the failure of Tenant to effect repairs, maintenance, replacement or cleaning of the Premises as required under this Lease, or required by reason of Tenant’s alteration of the Premises, Tenant’s particular employees or employment practices (to the extent the same is required of employers as opposed to owners of office buildings), and/or the construction of the Tenant Improvements. Notwithstanding the foregoing terms and conditions of this Section 10.A or the last sentence in Section 10.B(1) below, Landlord shall be liable (except to the extent properly included in Expenses, subject to the terms and conditions of this Lease) for required code upgrades to the common areas, Building structure and Building Systems except to the extent such required code upgrades arise from (i) Tenant’s use of the Premises other than for general office use; and/or (ii) non-Typical Office Improvements to the extent the same are part of the Tenant Improvements. Otherwise, Tenant, not Landlord, shall be responsible for all required code upgrades relating to the Premises or Tenant’s use or occupancy thereof, including, without limitation, such upgrades arising from or related to (a) Tenant’s particular use of the Premises (other than for general office use); (b) any portion of the Tenant Improvements that are not Typical Office Improvements; and/or (c) any Alterations or other improvements or additions made by or on behalf of Tenant.

B. Landlord’s Obligations.

(1) Notwithstanding anything in this Lease to the contrary, Landlord, at its expense (and not as an Expense), shall be responsible for correcting any violations of applicable laws with respect to the Premises that arise out of the Base Building Core and Shell Work, to the extent such applicable laws are in effect (as interpreted and enforced) as of the Initial Commencement Date. Notwithstanding the foregoing, Landlord shall have the right to contest any alleged violation in good faith, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by applicable laws and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by applicable laws. Landlord, after the exhaustion of any and all rights to appeal or contest, will make all repairs, additions, alterations or improvements necessary to comply with the terms of any final order or judgment. Any costs and expenses incurred by Landlord in connection with compliance with laws applicable to the Project may be included in Expenses (subject to the limitations set forth in Paragraph 4 above) and except to the extent expressly set forth above as a Landlord cost. Tenant, not Landlord, shall be responsible for any claims brought under any provision of the Americans with Disabilities Act (other than Title III thereof) and for the correction of any violations that arise out of or in connection with the specific nature of Tenant’s business in the Premises, the acts or omissions of Tenant or any agents, employees, contractors, representatives or invitees of Tenant (but excluding any acts or omissions that are normal and customary in a typical general office use), Tenant’s arrangement of any furniture, equipment or other property in the Premises, any repairs, alterations, additions or improvements performed by or on behalf of Tenant (other than the Base Building Core and Shell Work) and any design or configuration of the Premises.

(2) Landlord shall comply with all applicable laws relating to the structural elements of the Building, the common areas of the Building and the Building Systems, provided that compliance with such applicable laws is not the responsibility of Tenant under this Lease. Landlord shall be permitted to include in Expenses any costs or expenses incurred by Landlord under this Paragraph 10.B(2) to the extent not prohibited by the terms of Paragraph 4 above.

11.	INDEMNITY AND EXCULPATION

As a material part of the consideration for this Lease, Tenant hereby agrees that Landlord, Landlord’s agents, partners, employees and property manager, and any lender holding a mortgage or deed of trust covering the Premises, and their respective officers, agents, servants, employees, and independent contractors (collectively, “Landlord Parties”) shall not be liable to Tenant or any other party for any damage to Tenant or damage, theft or vandalism to Tenant’s property, or the property of Tenant’s employees, agents, independent contractors and/or invitees, and Tenant agrees to indemnify, defend and hold Landlord and the Landlord Parties harmless from and against any claims pertaining thereto, except to the extent such claims arise from the negligence or willful misconduct of Landlord, its agents, employees or property manager or Landlord’s default of Landlord’s obligations as expressly set forth in this Lease. Tenant further agrees to indemnify Landlord and the Landlord Parties and defend and hold them harmless from and against all claims, damages, liabilities, causes of action, costs, and expenses (including attorneys’ fees) arising out of any injury to person or damage to property occurring in, on, or about the Premises from any cause whatsoever, or in on or about the Building if arising due to the negligence or intentional misconduct of Tenant or its employees, agents, independent contractors and/or invitees, excepting only claims arising out of the negligence or willful misconduct of Landlord, its agents, employees or property manager, or Landlord’s default of Landlord’s obligations as expressly set forth in this Lease. Tenant’s obligation under this paragraph to indemnify, defend and hold Landlord and the Landlord Parties harmless shall not be limited to the amount of available insurance proceeds, but rather shall extend to the full amount of the claim. Landlord shall protect, indemnify and hold Tenant harmless from and against any and all loss, claims, liability or costs (including court costs and reasonable attorneys’ fees) incurred by reason of any damage to any property (including but not limited to property of Tenant) or any injury (including but not limited to death) to any person occurring in, on or about the common areas of the Building to the extent that such injury or damage shall be caused by or arise solely from the gross negligence or willful misconduct of Landlord, its agents, employees or property manager. The indemnity obligations set forth in this Lease shall survive expiration or termination of this Lease.

12.	INSURANCE

A. Commercial General Liability and Property Damage Insurance. Tenant at its sole cost and expense shall maintain during the entire Term (including any additional period that Tenant shall have possession of or otherwise occupy or conduct activities in or about the Premises whether before or after the Term) Commercial General Liability insurance in an amount not less than $2,000,000 per occurrence combined single limit for bodily injury and property damage and $3,000,000 general aggregate, together with Umbrella/Excess Liability insurance in the minimum amount of $5,000,000 combined single limit covering both bodily injury and property damage. Such policies shall be written on an occurrence basis, per form ISO CG 00 01 (12/07) or equivalent, covering bodily injury, property damage and personal injury losses, and shall include blanket contractual liability, independent contractor’s coverage, completed operations, products liability, and severability of interests, insuring against all liability of Tenant and Landlord (as an additional insured) and their authorized representatives arising out of and in connection with Tenant’s use or occupancy of the Premises and the Building, and insuring Tenant and Landlord (as an additional insured) from legal liability for damage to person or property, however arising. Landlord and such other parties as Landlord may reasonably designate from time to time shall be named as additional insureds under such policy or policies, and the policy or policies shall be primary insurance insofar as Landlord is concerned, and shall be non-contributing to any other insurance carried by Landlord. Not more frequently than every five years, if, in the opinion of Landlord’s lender or in the reasonable opinion of the insurance broker retained by Landlord, the amount of Commercial General Liability Insurance and/or property damage insurance coverage at that time is materially less than the amount or type of insurance coverage typically carried by tenants of the Building and owners or tenants of comparable buildings located in the geographical area in which the Premises are located which are operated for similar purposes as the Premises, Tenant shall increase the insurance coverage as reasonably required by either said lender or insurance broker.

B. Workers’ Compensation and Employer’s Liability Insurance. Tenant at its sole cost and expense shall also carry and maintain in full force and effect during the entire Term hereof (and during any additional period that Tenant shall have possession of or otherwise occupy or conduct activities in or about the Premises whether before or after the Term) Workers’ Compensation Insurance as may be required by law together with Employer’s Liability Insurance with a limit not less than $1,000,000 Bodily Injury Each Accident; $1,000,000 Bodily Injury By Disease - Each Person; and $1,000,000 Bodily Injury By Disease - Policy Limit.

C. Personal Property Insurance. Tenant at its sole cost and expense shall also carry and maintain in full force and effect during the entire Term hereof (and during any additional period that Tenant shall have possession of or otherwise occupy or conduct activities in, on or about the Premises whether before or after the Term) property insurance on “Special Form Causes of Loss” basis, per ISO form CP 10 30 (06/07) or equivalent, covering Tenant’s equipment, furniture, fixtures and other personal property located on the Premises in an amount equal to 100% of the full replacement cost thereof and including an Agreed Amount endorsement waiving coinsurance.

D. Builder’s Risk Insurance. If Tenant shall at any time make any alterations of the Premises, while performing such work Tenant shall, at its sole cost and expense, shall carry “All-Risk” builder’s risk insurance, completed value form, in an amount reasonably satisfactory to Landlord.

E. Automobile Liability Insurance. Tenant at its sole cost and expense shall also carry and maintain in full force and effect during the entire Term hereof (and during any additional period that Tenant shall have possession of or otherwise occupy or conduct activities in, on or about the Premises whether before or after the Term) primary automobile liability insurance with limits of not less than $1,000,000 per occurrence covering owned, hired and non-owned vehicles used by Tenant.

F. Business Interruption Insurance. Tenant at its sole cost and expense shall also carry and maintain in full force and effect during the entire Term hereof (and during any additional period that Tenant shall have possession of or otherwise occupy or conduct activities in, on or about the Premises whether before or after the Term) business interruption insurance in such amount as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils insured against by the property insurance described above for a period of not less than twelve (12) months.

G. Liquor Liability Insurance. If the Tenant is in the business of manufacturing, selling, serving, furnishing or distributing alcoholic beverages from the Premises, Tenant at its sole cost and expense shall carry liquor liability insurance with liability limits of not less than Five Million Dollars ($5,000,000).

H. Other Insurance Matters. All the insurance required under this Lease shall:

(1) be issued by insurance companies licensed and authorized to do business in the State of California, with a “General Policyholders Rating” of at least an A-, VII as set forth in the most recent edition of Best’s Insurance Guide.

(2) contain a provision stating that the insurer shall endeavor to provide at least thirty (30) days written notice to Landlord and all others named as additional insureds prior to any cancellation or material modification of such policy (if commercially available), and whether or not such insurer will agree to provide any such notice, Tenant covenants and agrees to provide such notice to Landlord within the timeframe set forth above.

(3) be renewed not less than ten (10) days before expiration of the term of the policy.

Each policy of insurance required under this Lease, or a certificate of the policy, together with evidence of payment of premiums, shall be deposited with Landlord prior to delivery and/or admittance of Tenant to the Premises, and on each renewal of the policy.

In the event Tenant fails, at any time during the Term, to keep said insurance in full force and effect, Landlord may pay the necessary premiums therefor and the repayment thereof, plus an administrative surcharge of eight percent (8%), shall be deemed to be a part of the Rent due hereunder, payable as such on the next date upon which Base Monthly Rental becomes due.

I. Waiver of Subrogation. Notwithstanding anything to the contrary herein, Landlord and Tenant each hereby releases the other party, including the authorized representatives of the other party, and the holders of any liens or encumbrances covering the Building, from any claims for damage, to the Premises, the Building, and other improvements in which the Premises are located; and to the fixtures, personal property, trade fixtures, improvements, and alterations of such party in, on or about the

Premises or the Building, that are caused by or result from risks insured against under any fire or extended coverage insurance policy or policies carried by Landlord or Tenant or that should have been carried by Landlord or Tenant at the time of any such damage or that are normally covered by “Special Form Causes of Loss” property insurance. Landlord and Tenant shall cause each property insurance policy obtained by it to provide that the insurance company waives all right of recovery by way of subrogation against the other party and its authorized representatives and lenders in connection with any damage covered by any policy. All of Landlord’s and Tenant’s repair and indemnity obligations under this Lease are subject to the release contained in this paragraph.

J. Landlord’s Insurance. Landlord shall maintain the following insurance, together with such other insurance coverage as Landlord, in its reasonable judgment, may elect to maintain, the premiums of which shall be included in Expenses: (a) Commercial General Liability insurance applicable to the Building and the common areas of the Building providing, on an occurrence basis, a minimum combined single limit of at least $3,000,000.00 (provided, however, such limits may be achieved through the use of an Umbrella/Excess Policy); (b) “All Risk Property Insurance” on the Building at replacement cost value as reasonably estimated by Landlord.

13.	RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the rules and regulations promulgated for the Building and all modifications of and additions thereto placed into effect from time to time by Landlord. Such rules and regulations, as in effect on the date of this Lease, are attached hereto following the signature page of this Lease. Any modification or addition to any such rules and regulations shall not materially and adversely affect Tenant’s Permitted Use of the Premises. Landlord shall not be responsible to Tenant for the nonperformance by any other tenant or occupant of the Building of any of said rules and regulations. Notwithstanding the foregoing, Landlord shall use commercially reasonable efforts to end or minimize unreasonable interference or disturbance caused by a violation of any Building rules and regulations by other tenants after Tenant has requested Landlord to do so in writing provided that in no event shall Landlord’s inability to end or minimize such interference subject Landlord to any liability for any loss or damage resulting therefrom or entitle Tenant to any credit, abatement or adjustment of Rent or other sums payable under the Lease. “Commercially reasonable efforts” of Landlord shall not include payment of money, commencing or participating in any litigation or other similar proceeding or incurring liability. The rules and regulations shall be generally applicable, and generally applied in the same manner, to all tenants of the Building.

14.	UTILITIES AND SERVICES

A. General. As of the Initial Commencement Date, Landlord shall furnish to the Premises, subject to applicable laws, the rules and regulations of the Building and the terms and conditions of this Lease, the following in amounts adequate for the Permitted Use (or in such amounts as specified below): (i) electricity, sewer and water (provided, however, that Tenant shall not at any time have a connected electrical load for lighting purposes in excess of one watt per square foot of the Premises or a connected load for all other power requirements in excess of five watts per square foot of the Premises (excluding the Building Systems), and further provided that Tenant will comply with all reasonable directives of Landlord related to energy conservation), (ii) janitorial service in accordance with the specifications attached hereto as Exhibit F, (iii) building heating and air conditioning during Business Hours established by Landlord (excluding evenings, weekends and Building Holidays, as defined below), and (iv) elevator service. Tenant agrees at all times to cooperate fully with Landlord and to abide by all the reasonable regulations and requirements which Landlord may prescribe for the proper functioning and protection of the Building’s heating and air conditioning systems if any. As used in this Lease, the term “Business Hours” shall mean Mondays through Fridays (excluding Building Holidays) from 8:00 AM to 6:00 PM, subject to change from time to time in Landlord’s sole, but good faith discretion; provided, however, that so long as Tenant leases the entirety of the Office Space, Landlord shall not make any changes to the Business Hours without Tenant’s prior approval (which approval shall not be unreasonably withheld). As used in this Lease, the term “Building Holidays” shall mean holidays commonly recognized by other office buildings in the area where the Building is located, as reasonably determined by Landlord.

B. Payment. The costs of the services and utilities provided by Landlord as set forth in Paragraph 14.A shall be included in Expenses (provided, however, that any excess or additional services or utilities as described in Paragraph 14.C below shall be charged directly to Tenant and shall not be included in Expenses). Tenant shall pay for all costs incurred by Landlord with installing any meters or submeters to measure Tenant’s utility usage at the Building within thirty (30) days after demand and as Additional Rent under this Lease (and not as part of the Expenses).

C. Additional Services. Landlord may make available extra or additional services from time to time. In the event Tenant requests that such additional services be provided, Tenant shall pay for such extra or additional services, an amount equal to Landlord’s actual costs and any third-party costs, together with a reasonable depreciation charge for providing such additional services, such amount to be considered additional Rent hereunder. Upon request by Tenant in accordance with the procedures established by Landlord from time to time for furnishing HVAC and lighting service at times other than the then current Business Hours, Landlord shall furnish such after hours service to Tenant (provided that with respect to lighting and plug electricity only, “after hours” shall mean any use in excess of a total of sixty-five (65) hours in any week (prorated in the event of any Building Holiday). All costs charged by Landlord for such extra or additional services shall be due and payable at the same time as the installment of Base Monthly Rental with which they are billed, or if billed separately, shall be due and payable within thirty (30) days after such billing. Any such billings for extra or additional services shall include an itemization of the extra or additional services rendered, and the charge for each such service, which shall be a direct charge to Tenant and not a part of Expenses.

D. No Liability. Except as otherwise expressly provided in this Paragraph 14.D, Landlord shall not be liable for, and Tenant shall not be entitled to, any abatement or reduction of any amounts owing hereunder by reason of Landlord’s failure to furnish any of the foregoing utilities and/or services when such failure is caused by accident, breakage, repairs, strikes, lockouts or other labor disturbances or disputes of any character, or by any other cause, similar or dissimilar, beyond the reasonable control of Landlord including, without limitation, any governmental energy conservation program, and any such failure shall not constitute or be construed as a constructive or other eviction of Tenant. However, notwithstanding the foregoing, if the Premises, or a material portion of the Premises, are made untenantable for a period in excess of seven (7) consecutive days solely as a result of an interruption, diminishment or termination of any essential services that Landlord is obligated to provide pursuant to the terms of this Lease due to Landlord’s gross negligence or willful misconduct and such interruption, diminishment or termination of services is otherwise reasonably within the control of Landlord to correct (a “Service Failure”), then Tenant, as its sole remedy, shall be entitled to receive an abatement of the Base Rent payable hereunder during the period beginning on the eighth (8th) consecutive day of the Service Failure and ending on the day the interrupted service has been restored (such date, the “Service Restoration Date”). If the entire Premises have not been rendered untenantable by the Service Failure, the amount of abatement shall be equitably prorated. Notwithstanding the foregoing, if a Service Failure continues for one hundred eighty (180) days after the commencement of the Service Failure, then Tenant, as its sole remedy, shall have the right to elect to terminate this Lease on or before the earlier of (i) the date that is ten (10) days after the expiration of said one hundred eighty (180) day period; or (ii) the Service Restoration Date, without penalty, by delivering written notice to Landlord of its election thereof; provided, however, if Landlord is diligently pursuing the repair or restoration of the service, Tenant shall not be entitled to terminate the Lease but rather Tenant’s sole remedy shall be to abated Base Rent as provided above. The foregoing abatement and termination rights shall not apply if the Service Failure is due to fire or other casualty at or otherwise affecting the Building. Instead, in such an event, the terms and provisions of Paragraph 30 shall apply. In the event any governmental entity promulgates or revises any law applicable to the Building, or any part thereof, relating to the use or conservation of energy, water, gas, light, or electricity, or relating to the reduction of automobile or other emissions, or the provision of any other utility or service provided with respect to this Lease, or in the event Landlord makes improvements to the Building or any part thereof in order to comply with such a law, provided the law is mandatory or compliance therewith is necessary to achieve and/or maintain the Building’s “WELL” and/or “LEED” certification or other such certification, Landlord may, in its sole discretion, comply with such law or make such improvements to the Building or any part thereof related thereto. Such compliance and the making of such improvements shall in no event entitle Tenant to any damages, relieve Tenant of the obligation to pay Rent or any other amounts reserved or payable hereunder, or constitute or be construed as a constructive or other eviction of Tenant.

E. Excess Usage. Landlord makes no representation regarding the adequacy or fitness of the heating or ventilation equipment in the Building to maintain temperatures that may be required for any equipment of Tenant (except as otherwise expressly provided in Paragraph 14.A above), and Landlord shall have no liability for damage suffered by Tenant or others in connection therewith. Whenever, as the result of (i) heat-generating machines or equipment that are not normal and customary for the Permitted Use (excluding equipment installed in the Building as part of the Tenant Improvements or the Base Building Core and Shell Work); (ii) the lights other than lights that are normal and customary for general office use; (iii) the occupancy of the Premises in excess of the Standard Density; (iv) an electrical load for lighting or power in excess of the limits per square foot of the Premises specified herein; or (v) any rearrangement of partitioning or other improvements, the Building heating and ventilation system supplied by Landlord is materially and adversely affected, Landlord shall have the right (but not the obligation) to install or cause the installation of supplementary heating and ventilation units or other equipment in the Premises and the costs for such excess use shall be paid for by Tenant (and not as part of Expenses). Within thirty (30) days of demand, Tenant shall pay for all such supplementary services and utilities, and shall pay the costs of installation, maintenance and operation of such supplementary equipment.

F. Restrictions. Tenant will not use electric space heaters in the Premises or operate its business in such a way or use any apparatus or device as will increase the amount of electricity or water usually furnished or supplied by Landlord for the purpose of using the Premises for the Permitted Use, or connect with electric current, except through existing electrical outlets in the Premises, or connect with water pipes, any apparatus or device for the purpose of using electric current or water without Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). If Tenant shall require water or electric current in excess of that customarily furnished or supplied to tenants of buildings comparable to the Building in the same rental market in the San Francisco, California area for use of their premises for the Permitted Use, Tenant shall first procure the consent of Landlord, which Landlord in its reasonable discretion may refuse, to the use thereof. Tenant agrees to pay to Landlord, within thirty (30) days following Landlord’s demand therefor, the costs of all such excess water and electric current consumed at the rates charged Landlord for such services by the local public utility furnishing the same, plus any additional third party expense incurred by Landlord in providing such excess current and/or keeping account of the excess electric current or water so consumed. Tenant acknowledges and agrees that the view garden located on the eighth (8th) floor of the Building is not part of the Premises and that Tenant shall not have access thereto. Without limiting Tenant’s obligations set forth in Paragraph 35.C below, Tenant shall at all times use the Rooftop Terrace in compliance with the applicable rules and regulations therefor (as may be amended by Landlord from time to time).

G. After-Hours. Tenant acknowledges that during non-Business Hours, weekends and Building holidays, as the same may be designated by Landlord from time to time, public access to the Building may be limited and heating, janitorial and other building services normally provided during Business Hours will not be provided or may be provided on a limited or “additional cost to tenant” basis. Those services or utilities typically available after Business Hours may be interrupted or limited from time to time during non-Business Hours if reasonably necessary to comply with applicable Laws, for repair and maintenance of any portion of the Building and/or in connection with proper operation and management of the Building (e.g. to conduct testing on certain Building systems from time to time).

H. Access. Tenant shall have access to the Building and the Premises for Tenant and its employees 24 hours per day/7 days per week, subject to the terms of this Lease and such security or monitoring systems as Landlord may reasonably impose, including, without limitation, sign-in procedures and/or presentation of identification cards to the extent applicable.

I. Janitorial. Notwithstanding the foregoing, Tenant shall have the right, upon not less than sixty (60) days’ prior written notice to Landlord, to elect to provide all janitorial services, equipment and supplies and customary cleaning of the Premises through a third-party union janitorial company reasonably approved by Landlord, provided that such janitorial and cleaning services shall be performed in a manner and on a cleaning schedule consistent with Landlord’s janitorial specifications for the Building attached hereto as Exhibit G, and Tenant shall pay the cost of such contract directly to such janitorial services provider. Tenant agrees to include Landlord’s then-current janitorial company serving the Building in such bidding process for Tenant’s janitorial contract. Any third-party janitorial company retained by Tenant shall be union, bonded, and shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld so long as such janitorial company performs janitorial services to Class A building standards in the same geographic region in which the Building is located, provided that Landlord shall not be deemed to be unreasonable for disapproving any such janitorial company if Landlord in good faith believes performance of such work or provision of such services by such company would interfere with harmonious labor relations at the Building. Any third-party janitorial company retained by Tenant shall comply at all times with the Landlord’s sustainability practices (including, without limitation, pertaining to the use of LEED and WELL compliant supplies) and Landlord’s security procedures and rules and regulations for the Building. In the event of a labor disturbance, then Tenant shall have one (1) business day from the date that such disturbance commences to resolve the labor issues. If the issues continue after the expiration of such one (1) business day period, then Tenant shall employ Landlord’s janitorial service provider for the Building. In the event that Tenant retains, at its sole cost, an approved third-party janitorial company to provide all janitorial services, equipment and supplies to the Premises, then Landlord shall have no further obligation to provide such janitorial services or supplies to the Premises pursuant to this Paragraph 14.I. For so long as Tenant is providing and paying directly for all janitorial services, equipment and supplies to the Premises at its sole cost and expense, Expenses for the Base Expense Year with respect to the Premises and for any applicable year thereafter during which Tenant is providing all such janitorial services, equipment and supplies to the Premises (prorated for any partial year) shall exclude the cost that would have otherwise been payable by Landlord for providing Building standard janitorial services, equipment and supplies to the Premises and the cost of janitorial services, equipment and supplies provided to any other tenant spaces in the Building (but the cost of janitorial services, equipment and supplies to the common areas of the Building shall in all events be included in Expenses). If Tenant elects to provide janitorial services, equipment and supplies to the Premises pursuant to this Paragraph 14.I and at any time thereafter Tenant fails to provide janitorial services, equipment and supplies to the Premises at least at a level to meet Landlord’s janitorial specifications for the Building and otherwise in accordance with Class A Building standards, Landlord may notify Tenant in writing of such failure and Tenant shall have a reasonable opportunity to cure such failure, which cure period shall not exceed ten (10) business days. If Tenant fails to timely cure such failure, or if Landlord gives Tenant three (3) or more such written notices within any twelve (12) month period during the Term, then in addition to all other remedies available to Landlord, Landlord shall thereafter have the right to terminate Tenant’s right to provide such services and supplies to the Premises by providing no less than thirty (30) days prior written notice to Tenant and in such event shall contract for the cleaning and maintenance of the Premises and any rent or other credit issued to Tenant hereunder in connection with Tenant providing janitorial services, equipment and supplies to the Premises pursuant to this Paragraph 14.I shall immediately cease. During any such period Tenant is entitled to and provides janitorial services, equipment and supplies to the Premises in accordance with this Paragraph 14.I, Tenant shall be entitled to a credit against Base Rent and Expenses in an amount equal to the component of Base Rent Landlord reasonably allocates to such janitorial services, on a per square foot of the Premises basis. In addition, during any such period Tenant is entitled to and provides janitorial services, equipment and supplies to the Premises in accordance with this Paragraph 14.I, Tenant shall be responsible for providing any breakrooms and changing rooms for Tenant’s janitorial service provider and shall store all supplies and equipment in connection with such janitorial services within the Premises. If at any time during the Term, Tenant is no longer providing and paying directly for janitorial services, equipment and supplies to the Premises as provided herein, then Expenses for the Base Expense Year with respect to the Premises and for any applicable year thereafter during the Term during which Tenant is not providing all such janitorial services, equipment and supplies to the Premises (prorated for any partial year) shall be adjusted to include the cost of janitorial services payable by Landlord for providing janitorial services, equipment and supplies to the Premises and the cost of janitorial services, equipment and supplies provided to any other tenant spaces in the Building in the amount that was previously deducted from Expenses in the Base Expense Year. The rights of Tenant set forth in this Paragraph 14.I are personal to the original Tenant and any Permitted Transferee that is an assignee of the Lease and may not otherwise be used by, and shall not otherwise be transferable or assignable (voluntarily or involuntarily) to any person or entity.

15.	PERSONAL PROPERTY AND GROSS RECEIPTS TAXES

Tenant shall be responsible for and shall pay before delinquency all taxes and other governmental charges and impositions levied against Tenant, Tenant’s improvements, fixtures, trade fixtures, alterations (provided that, with respect to the Tenant Improvements, Tenant shall only be responsible for any such taxes or other charges or impositions resulting from any special assessment allocable to above-standard alterations performed in connection therewith), furniture, fixtures, equipment, or other personal property, Tenant’s leasehold interest, the Rent or other charges payable by Tenant, any business carried on at the Premises, or in connection with the use or occupancy thereof, including, without limitation, any gross receipts taxes, payroll taxes, rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent, any general or special assessments, levies, fees or charges, transit or transportation charges, housing subsidies and/or housing fund assessments, possessory interest taxes, business or license taxes or fees, job training subsidies and/or assessments, open space charges and taxes and assessments due to any type of ballot measure, including an initiative adopted by the voters or local agency, or a state proposition approved by the voters, irrespective of whether any of the foregoing is assessed or designated as a real or personal property tax or on the rent payable under this Lease, and irrespective of whether any of the foregoing is assessed to or against Landlord or Tenant. Should any of the foregoing be payable by Landlord or be applied in any manner to the real property taxes levied on the Building or appurtenances thereto, Tenant, upon demand, will pay such personal property taxes and gross receipts taxes to Landlord who in turn will pay the same to the property tax collector. This Paragraph 15 is not intended to be duplicative in any way of Paragraph 4.A(3) of this Lease, it being agreed that the Early Care Tax and any other taxes will not apply under this Paragraph 15 to the extent the same are expressly included and payable under Paragraph 4 above.

16.	MAINTENANCE

A. Tenant’s Repairs. By entry hereunder, Tenant accepts the Premises as being in good and sanitary order, condition and repair, subject to Landlord’s delivery obligations. Tenant, at its sole cost and expense, shall keep the Premises and every part thereof in good and sanitary condition and repair, ordinary wear and tear, Landlord’s express repair and maintenance obligations, condemnation and damage caused by fire, earthquake, act of God, the elements excepted (provided that, in the case of a casualty or a condemnation, the terms and conditions of Paragraphs 30 and 31, as applicable, shall apply). Tenant agrees to carry out promptly all maintenance that at any time may become necessary to put and keep the Premises in as good and sanitary a condition as when received by Tenant from Landlord, reasonable wear and tear, Landlord’s express repair and maintenance obligations, condemnation and damage caused by fire, earthquake, act of God or the elements excepted (provided that, in the case of a casualty or a condemnation, the terms and conditions of Paragraphs 30 and 31, as applicable, shall apply), and, the preceding sentence notwithstanding, to replace immediately all interior glass now or hereafter installed in the Premises, however broken. Maintenance or repair required because of burglary or vandalism shall be the sole responsibility of Tenant. Tenant hereby waives all rights under, and the benefits of, Subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code, and under any similar law, permitting Tenant to make repairs at the expense of Landlord or to terminate a lease by reason of the condition of, or damage to, the leased premises.

B. Landlord’s Repairs. Landlord shall maintain in operating order and keep in good repair and condition the structural portions of the Building, including the foundation, floor/ceiling slabs, roof structure (as opposed to roof membrane), and curtain wall, the roof membrane (except with respect to the Roof Deck or anything arising from the access or use of the Roof Deck by Tenant and/or its employees, agents, contractors, invitees and/or guests) and all common and public areas servicing the Building, and the Building Systems not constructed by or on behalf of Tenant or any other tenant or occupant of the Building. The costs and expenses of the foregoing may be included in Expenses to the extent not excluded pursuant to Paragraph 4.A(6) above.

17.	RESTORATION OF PREMISES

Tenant agrees that upon the expiration or earlier termination of this Lease, Tenant shall surrender or leave the Premises in good condition and repair, free of all personal property and trade fixtures, and generally in the same condition as when received (and as improved), reasonable wear and tear, Landlord’s express repair and maintenance obligations, condemnation and damage caused by fire, earthquake, act of God, the elements excepted (provided that, in the case of a casualty or a condemnation, the terms and conditions of Paragraphs 30 and 31, as applicable, shall apply), and if Tenant has made any alteration or improvement of the Premises, Tenant will in all cases effect the restoration of the Premises as required pursuant to Paragraph 7.D above unless Landlord has expressly set forth in writing that a particular alteration or improvement shall not be removed. As used throughout this Paragraph 17, “restoration” means the reconstruction, rebuilding, rehabilitation, and repairs necessary to return altered, improved, or damaged portions of the Premises and other damaged property in, on or about the Premises to substantially the same physical condition in which they were immediately before the alteration, improvement, or damage.

18.	ENTRY BY LANDLORD

Landlord reserves the right and Tenant shall permit Landlord, and its authorized representatives, partners, investors, lenders and any other Landlord invitees, to enter the Premises at all reasonable times and upon twenty-four (24) hours’ prior notice (written or oral) (except (a) to the extent requested by Tenant, (b) in connection with scheduled maintenance programs, and/or (c) in the event of an emergency, in which cases no notice shall be required) for purposes of (i) inspecting, performing maintenance or making alterations of the Premises or any other portion of the Building, including the erection and maintenance of such scaffolding, canopies, fences, and props as Landlord may reasonably require; (ii) posting notices of non-responsibility or non-liability for alterations or repairs; or (iii) showing or submitting the Premises to prospective purchasers or tenants (provided that Landlord agrees that except in the event (A) Tenant is in default under this Lease beyond any applicable notice and cure periods, (B) Landlord and Tenant have agreed to an early termination of this Lease and the early termination date of this Lease is within eighteen (18) months from the date of such showing, or (C) Landlord and Tenant otherwise mutually agree to the contrary, Landlord shall not show the Premises to prospective tenants except during the last eighteen (18) months of the then current Term of this Lease), all of which actions Landlord may take without any abatement of Rent. Except in the case of an emergency, Tenant shall be entitled to have an employee of Tenant accompany the person(s) entering the Premises, provided Tenant makes such employee available at the time Landlord or such other party desires to enter the Premises, and, except in the case of an emergency, Landlord shall use commercially reasonable efforts to comply with Tenant’s reasonable security measures of which Landlord is notified in advance in writing. Tenant hereby waives any claim for damages for any injury or inconvenience to or interference’s with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned by such entry. Landlord shall use reasonable efforts in order that the entrance to the Premises shall not be blocked by the making of such alterations or the performing of such maintenance and that the business of Tenant shall not thereby be interfered with unreasonably. For each of the aforesaid purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon, and about the Premises, excluding Tenant’s vaults and safes, and Landlord shall have the right to use any and all means which Landlord may deem proper to open said doors in an emergency in order to obtain entry to the Premises. Any entry to the Premises obtained by Landlord by any of said means, or otherwise, shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into or a detainer of the Premises, or an eviction of Tenant from the Premises or any portion thereof. Landlord has the right to make alterations to the Building or demolish or erect other buildings on the real property adjacent thereto. Tenant will not in such event be entitled to any direct or consequential damages for any damage or inconvenience occasioned thereby, but Landlord will use its reasonable efforts to accomplish such work and entry into the Premises in such a manner as to minimize any inconvenience to Tenant or interference with the operation of Tenant’s business in the Premises.

19.	ESTOPPEL CERTIFICATES

At any time and from time to time upon not more than ten (10) days after a request is received from Landlord, Tenant shall execute, acknowledge and deliver to Landlord, or to such party as Landlord may designate, a written statement certifying each Commencement Date and Expiration Date of this Lease, that this Lease is unmodified and in full force and effect (or, if there have been any modifications of this Lease, that the Lease is in full force and effect as modified and stating the date and nature of the modification or modifications), that, to the best of Tenant’s actual knowledge, Landlord is not in default under this Lease (or, if there is any claimed default, stating the nature and extent thereof), that Tenant is not in default under this Lease (or, if Tenant is in default, specifying the nature and extent thereof), the current amounts of and the dates up to which Rent has been paid, the period for which Rent and other charges have been paid in advance, and any additional matters or information that may reasonably be requested by Landlord. It is expressly understood and agreed that any such statement delivered pursuant to this Paragraph 19 may be relied upon by any prospective purchaser of the Building or any lender, prospective lender, or any assignee or prospective assignee of any lender, and by any third person reasonably designated by Landlord. If Tenant fails to execute and deliver such statement within such ten (10) day period, Landlord may provide to Tenant a second written request with respect to such statement. If Tenant fails to deliver such certificate within five (5) days after Landlord’s second written request therefor, Tenant shall be in default of the Lease without further notice or any opportunity to cure such default, entitling Landlord to any and all damages to which Landlord is entitled in Paragraph 25 of this Lease. Tenant acknowledges and agrees that Tenant’s indemnity obligations set forth in Paragraph 11 above shall apply to any and all claims arising from or related to any such default by Tenant.

20.	ABANDONMENT OF PREMISES

Tenant shall not vacate, cease doing business in, or abandon the Premises at any time during the Term; provided, however, that (i) so long as the Premises remains secure (to Landlord’s reasonable satisfaction); (ii) on a weekly basis collects mail and packages delivered to the Premises, and removes all notices and signs placed on the exterior of the Premises by Tenant or by third parties, (iii) permits Landlord to have access to the Premises for Landlord to place in the Premises any mail and packages left for Tenant in the common areas of the Building, and to adjust blinds and to take such other steps to minimize the appearance that Tenant has vacated the Premises; (iv) the Premises does not appear vacated or abandoned (as reasonably determined by Landlord); (v) the normal and customary operations of the Building are not impacted (including, without limitation, creating any potential security risk or attractive nuisance); and (vi) Tenant continues to pay all Rent when due and payable hereunder, a vacation or abandonment of the Premises shall not be deemed to be a violation of this Paragraph 20. If Tenant abandons, vacates or surrenders the Premises to Landlord in violation of the foregoing, or is dispossessed by process of law or otherwise, any personal property belonging to Tenant and left in or on the Premises shall be deemed to be abandoned and, at the option of Landlord, such property may be removed and stored in any public warehouse or elsewhere at the cost of and for the account of Tenant. Notwithstanding anything to the contrary contained in this Paragraph 20, so long as Tenant is reasonably phasing occupancy into all of the Premises, Tenant shall not be deemed to have ceased doing business in, or to have abandoned the Premises during the first twenty-four (24) months of the initial Term if part of the Premises remains vacant or otherwise unoccupied during such period.

21.	REMOVAL OF TRADE FIXTURES OF TENANT AT END OF TERM

Upon the expiration or early termination of this Lease, Tenant shall remove, at Tenant’s sole cost and expense, all trade fixtures and movable furniture installed in, on or about the Premises by Tenant and Tenant shall repair all damage resulting from the removal thereof. If Tenant fails to so remove all such trade fixtures and movable furniture and repair all damage resulting therefrom, then Landlord may remove the same and repair all such damage at Tenant’s sole cost and expense (which shall be payable by Tenant to Landlord within fifteen (15) days following Landlord’s demand therefor).

22.	SURRENDER OF LEASE

The voluntary or other surrender of this Lease by Tenant, accepted by Landlord and memorialized in a written instrument, or the mutual cancellation hereof, shall not work a merger and, at the option of Landlord, shall either terminate any or all existing subleases or subtenancies or operate as an assignment to Landlord of any or all of such subleases or subtenancies.

23.	HOLDING OVER

Any holding over after the expiration of the Term or earlier termination of this Lease by Landlord, with or without the written consent of Landlord shall be construed at Landlord’s election to be either a tenancy at sufferance or a tenancy from month to month, at a rent equal to one hundred fifty percent (150%) of the Rent payable under this Lease during the last full Rent-paying month before the date of such expiration or termination. In addition to the payment of the amounts provided above, if Tenant fails to vacate the Premises within the earlier of (i) the date that is sixty (60) days after the expiration of the Term or earlier termination of this Lease by Landlord; or (b) the date that is thirty (30) days after the date on which Landlord notifies Tenant that Landlord has entered into a lease or other agreement for all or any portion of the Premises (or has received a bona fide offer to lease, license or otherwise use all or any portion of the Premises), and that Landlord will be unable to deliver possession, or perform improvements, due to Tenant’s holding over, then Tenant shall indemnify Landlord and hold it harmless from and against all damages, costs, claims, causes of action, liabilities, and expenses (including, without limitation, attorneys’ fees and expenses and claims for damages by any other person to whom Landlord may have leased all or any part of the Premises effective upon such expiration) sustained by Landlord by reason of such holding over.

24.	LANDLORD DEFAULT; MORTGAGEE PROTECTIONS

A. Landlord Default. No default or breach of any of the terms, covenants or conditions of this Lease shall exist on the part of Landlord until (i) Tenant shall serve upon Landlord a notice specifying with particularity wherein said default or breach is alleged to exist and (ii) Landlord shall fail to perform or observe said term, covenant or condition, as the case may be, within thirty (30) days after receiving said notice. Except in the case of a casualty or condemnation, (a) if Tenant provides notice (the “Repair/Service Notice”) to Landlord of the need for any repairs that are Landlord’s obligation pursuant to this Lease (a “Required Action”), and (b) Landlord fails to perform the Required Action within a commercially reasonable period of time not to exceed thirty (30) days (which period shall be extended on a day-for-day basis for each day of force majeure delay (as described in Paragraph 24.B below) which delays Landlord in curing such failure) after the date of the Repair/Service Notice (the “Notice Date”) (it being intended that, in connection with any such default which is not susceptible of being cured with due diligence and in good faith within thirty (30) days, the time within which Landlord is required to cure such default shall be extended for such additional period as may be necessary for the curing thereof with due diligence and in good faith), and (c) such failure materially and adversely interferes with Tenant’s business operations in the Premises, then Tenant may (but shall not be obligated to) proceed to take the Required Action, pursuant to the terms of this Lease, and shall deliver a second notice to Landlord specifying that Tenant is about to take the Required Action (the “Second Notice”). In the event Tenant takes such Required Action, Tenant shall use only those contractors used by Landlord in the Building for work unless (i) such contractors are unwilling or unable to perform, or timely perform, such work, (ii) such contractors are unwilling to perform such work for a price that is market-based, or (iii) Landlord fails to identify who the approved contractors are for work in the Building within two (2) business days following Tenant’s request therefor, in any of which events Tenant may utilize the services of any other qualified, appropriately insured, bonded and licensed (in the state in which the Building is located) contractor which normally and regularly performs similar work in comparable buildings. Prior to starting any Required Action, Tenant shall furnish Landlord with plans and specifications therefor, if appropriate; copies of contracts; necessary governmental permits and approvals; evidence of contractor’s and subcontractor’s insurance. All such work shall be performed in a good and workmanlike manner using materials of a quality that is at least equal to or better than the existing materials for the Building and otherwise consistent with the Tenant Construction Standards and Specifications. Tenant shall perform the work in compliance with the Tenant Construction Standards and Specifications. Upon completion of any such work, Tenant shall furnish “as-built” plans (to the extent appropriate), completion affidavits, full and final waivers of lien and receipted bills covering all labor and materials. Tenant shall assure that the work complies with all insurance requirements of this Lease and applicable laws. Notwithstanding anything to the contrary set forth herein, if any Required Action may affect the structural elements of the Building, any area outside of the Premises (other than the roof of the Building) or any common areas, or the exterior appearance of the Building, Tenant shall not be permitted to take the Required Action. In the event any Required Action is required on the roof of the Building, then (i) Tenant shall take such Required Action in a manner that avoids voiding or otherwise adversely affecting any warranties granted to Landlord with respect to the roof; and (ii) shall retain a contractor that is qualified, appropriately insured, bonded and licensed (in the state in which the Building is located); and (iii) if Landlord has provided Tenant with a list of approved roof contractors, such contractor shall be selected from such list. If any Required Action is taken by Tenant pursuant to the terms of this Paragraph, then Landlord shall reimburse Tenant for its reasonable and documented third party out-of-pocket costs and expenses (the “Reimbursable Costs”) in taking the Required Action within thirty (30) days after receipt by Landlord of an invoice from Tenant which sets forth a reasonably particularized breakdown of its costs and expenses in connection with taking the Required Action on behalf of Landlord (the “Repair Invoice”); provided, however, in no event shall such Reimbursable Costs exceed $150,000.00. Notwithstanding the foregoing provisions of this Paragraph to the contrary, if Landlord delivers to Tenant within thirty (30) days after receipt of the Repair Invoice, a written objection to the payment of such invoice, setting forth with reasonable particularity Landlord’s reason for its claim that the Required Action did not have to be taken by Landlord pursuant to the terms of this Lease or that Tenant breached the terms of this Paragraph or that the charges are excessive (in which case Landlord shall pay the amount it contends would not have been excessive), then the dispute may be submitted to arbitration for resolution in accordance with the terms of this Lease by the American Arbitration Association (the “AAA”) in San Francisco, California, in accordance with the “Expedited Procedures” of the AAA’s Commercial Arbitration Rules. The determination of the arbitrator(s) shall be final and binding on Landlord and Tenant. Notwithstanding anything to the contrary set forth herein, provided that Tenant has provided the required documentation for disbursement under this Paragraph 24.A and has otherwise complied with the terms and conditions of this Paragraph 24.A (the “Reimbursement Conditions”), if (a) Tenant submits a request for reimbursement of the Reimbursable Costs pursuant to this Lease, and (b) Landlord fails to either pay the amount owed to Tenant or provide Tenant with written notice (which shall be delivered in accordance with Paragraph 34.D of this Lease) of any Reimbursement Conditions that Tenant has failed to satisfy within ten (10) days following Tenant’s written request, Tenant shall have the right to provide Landlord with a second request for reimbursement, which second notice (which shall be delivered in accordance with Paragraph 34.D of this Lease) must state substantially the following in bold and capped font: “THIS IS TENANT’S SECOND REQUEST FOR REIMBURSEMENT TO LANDLORD. LANDLORD FAILED TO PAY TO TENANT THE REIMBURSABLE COST IN ACCORDANCE WITH THE TERMS OF PARAGRAPH 24.A OF THE LEASE. IF LANDLORD FAILS TO PAY SUCH REIMBURSABLE COSTS OR SPECIFY IN WRITING WHICH REIMBURSEMENT CONDITIONS TENANT HAS FAILED TO SATISFY WITHIN TEN (10) DAYS FOLLOWING LANDLORD’S RECEIPT OF THIS NOTICE, TENANT SHALL HAVE THE RIGHT TO DEDUCT THE REIMBURSABLE COSTS DUE AND PAYABLE TO TENANT (UP TO 25% OF THE AMOUNT OF RENT DUE UNDER THE LEASE PER MONTH UNTIL FULLY DISBURSED) FROM THE NEXT INSTALLMENT OF RENT PAYABLE BY TENANT UNDER THE LEASE.” If Tenant’s second notice substantially complies with the terms of this Paragraph and Landlord’s failure to respond continues for ten (10) days after its receipt of such second request from Tenant, so long as the Reimbursement Conditions have been fully satisfied, Tenant shall be entitled to deduct the Reimbursable Costs due and payable to Tenant hereunder (up to twenty-five percent (25%) of the Rent due under this Lease per month until fully disbursed) from the next installment(s) of Rent due under this Lease, provided that Tenant shall endeavor to provide Landlord with reasonably detailed invoices of such amounts deducted from rent hereunder prior to any such deduction. Notwithstanding the foregoing, if within such ten (10) day period Landlord provides written notice to Tenant specifying any conditions to payment of the Reimbursable Costs that have not been satisfied by Tenant or if Landlord otherwise disputes that Tenant has fulfilled the requirements for such reimbursement, then Tenant shall not be entitled to deduct such amounts in dispute from rent in accordance with this Paragraph until such time as Tenant has reasonably satisfied such condition(s) to payment and, after providing the written notices set forth above, Landlord fails to pay the then-overdue Reimbursable Costs to Tenant within ten (10) days thereafter.

B. Force Majeure. If either party shall be delayed or prevented from the performance of any act required by this Lease by reason of acts of God, strikes, lockouts, labor troubles, inability to procure materials, restrictive laws, or any other cause beyond the performing party’s reasonable control, the performance of such act shall be excused for the period of the delay, and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay; provided, however, that this Paragraph 24.B shall not (a) permit Tenant to hold over in the Premises after the expiration or earlier termination hereof, or (b) excuse any of Tenant’s obligations under Paragraphs 3, 4, 5, 6, 9 or 10 or any of Tenant’s obligations whose nonperformance would interfere with another occupant’s use, occupancy or enjoyment of its premises or the Building or the project in which the Building is located, or (c) impair Tenant’s right to receive abated rental as set forth in Paragraphs 2.C, 3.D, 30 and 31 of this Lease; provided, however, that the effect of any such delays on Landlord’s and Tenant’s respective obligations under this Lease may be capped to the extent expressly provided in this Lease.

C. Mortgagee Protections. Tenant agrees to give any holder of any lien or other such encumbrance covering any part of the project of which the Building is a part (“Mortgagee”), by registered mail, a copy of any notice of default served upon Landlord, provided that prior to such notice Tenant has been notified in writing (by way of notice of assignment of rents and leases, or otherwise) of the address of such Mortgagee. If Landlord shall have failed to cure such default within thirty (30) days from the effective date of such notice of default, then the Mortgagee shall have an additional thirty (30) days within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary to cure such default (including the time necessary to foreclose or otherwise terminate its lien or other such encumbrance, if necessary to effect such cure), and this Lease shall not be terminated so long as such remedies are being diligently pursued.

25.	DEFAULT; LANDLORD’S REMEDIES UPON DEFAULT

A. Default. The occurrence of any of the following shall constitute a breach or default of this Lease by Tenant:

(1) Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, within five (5) days following written notice that such payment is past due; or

(2) Except where a specific time period is otherwise set forth for Tenant’s performance in this Lease, in which it is expressly stated that the failure to perform by Tenant within such time period shall be a default by Tenant under this Paragraph 25 without further notice and cure periods, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default, but in no event exceeding a period of time in excess of one hundred twenty (120) days after written notice thereof from Landlord to Tenant; or

(3) To the extent permitted by law, (i) Tenant or any guarantor of this Lease being placed into receivership or conservatorship, or becoming subject to similar proceedings under Federal or State law which is not released therefrom within thirty (30) days thereafter, or (ii) a general assignment by Tenant or any guarantor of this Lease for the benefit of creditors, or (iii) the taking of any corporate action in furtherance of bankruptcy or dissolution whether or not there exists any proceeding under an insolvency or bankruptcy law, or (iv) the filing by or against Tenant or any guarantor of any proceeding under an insolvency or bankruptcy law, unless in the case of such a proceeding filed against Tenant or any guarantor the same is dismissed within sixty (60) days, or (v) the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Tenant or any guarantor, unless possession is restored to Tenant or such guarantor within thirty (30) days, or (vi) any execution or other judicially authorized seizure of all or substantially all of Tenant’s assets located upon the Premises or of Tenant’s interest in this Lease, unless such seizure is discharged within thirty (30) days; or

(4) The violation by Tenant of Paragraph 20 of this Lease that is not cured within three (3) business days of delivery of notice to Tenant; or

(5) The failure by Tenant to timely observe or perform according to the provisions of Paragraphs 6, 19, 28, or 32 of this Lease within the respective time periods specified therein (if any), and which failure is not cured within three (3) business days after written notice to Tenant; or

(6) Intentionally omitted; or

(7) Tenant’s failure to occupy the Premises within twenty-four (24) months after the Initial Commencement Date.

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law.

Landlord agrees to accept a cure made by the original Guarantor set forth in this Lease within any applicable cure periods expressly set forth herein regarding a Tenant default hereunder (and Landlord shall accept such cure so long as the same is timely tendered). Guarantor shall in no event have rights greater that Tenant with respect to any notice and cure period rights.

Landlord shall have the following remedies if Tenant commits a breach or default described in Paragraph 25.A above. These remedies are not exclusive but are in addition to any rights and remedies now or later allowed by law or in equity.

B. Termination. Landlord shall have the right either to terminate Tenant’s right of possession to the Premises and thereby terminate this Lease or to have this Lease continue in full force and effect with Tenant at all times having the right of possession to the Premises. Should Landlord elect to terminate Tenant’s right of possession to the Premises and thereby terminate this Lease, then Landlord shall have the immediate right of entry to and may remove all persons and property from the Premises. Such property so removed may be stored at Landlord’s election in a public warehouse or elsewhere in accordance with applicable law at the cost and for the account of Tenant. Upon such termination Landlord, in addition to any other rights and remedies, including rights and remedies under Subparagraphs (1), (2) and (4) of Subdivision (a) of Section 1951.2 of the California Civil Code, or any amendment thereto or any successor law thereof, shall be entitled to recover from Tenant the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of the award exceeds the amount of such rental loss that the Tenant proves could be reasonably avoided. The amount Landlord may recover under Subparagraph (4) of Subdivision (a) of Section 1951.2 of the California Civil Code shall include, without limitation, the cost of recovering possession of the Premises, expenses of reletting (including advertising), brokerage commissions and fees, costs of placing the Premises in good order, condition and repair, including necessary maintenance, alteration and restoration of the Premises, attorneys’ fees, court costs, and costs incurred in the appointment of and performance by a receiver to protect the Premises or Landlord’s interest under this Lease. The worth at the time of the award of the amount referred to in Subparagraph (3) of Subdivision (a) of Section 1951.2 of the California Civil Code shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one percent (1%). The worth at the time of the award referred to in Subparagraphs (1) and (2) of Subdivision (a) of Section 1951.2 of the California Civil Code shall be computed by allowing interest at the maximum rate permitted by law. Prior to such award, Landlord may relet the Premises for the purpose of mitigating damages suffered by Landlord because of Tenant’s failure to perform its obligations hereunder.

C. Continuation of Lease. Should Landlord, following any breach or default of this Lease by Tenant, elect to keep this Lease in full force and effect with Tenant retaining the right of possession to the Premises (notwithstanding the fact that Tenant may have vacated or abandoned the Premises), Landlord shall have the right to enforce all of its rights and remedies under this Lease or allowed by law or in equity including, but not limited to, the right to recover the installments of Rent as they become due under this Lease and all other rights provided by Section 1951.4 of the California Civil Code. Notwithstanding any such election to have this Lease remain in full force and effect, Landlord may at any time thereafter elect to terminate Tenant’s right of possession to the Premises and thereby terminate this Lease for any previous breach or default which remains uncured, or for any existing or subsequent breach or default. For purposes of Landlord’s right to continue this Lease in effect upon Tenant’s breach or default, acts of maintenance or preservation or efforts by Landlord to relet the Premises or the appointment of a receiver on initiative of Landlord to protect its interest under this Lease do not constitute a termination of Tenant’s right of possession.

D. Assignment to Guarantor. Tenant hereby acknowledges and agrees that as a condition precedent to Guarantor’s willingness to provide the Guaranty hereunder, in the event Tenant shall be in default in the performance of any term, covenant or condition to be performed by it under this Lease for at least sixty (60) days beyond any applicable notice and cure period provided in this Lease, then, subject to the terms and conditions of this Paragraph 25.D, Guarantor shall have the right to tender to Landlord a fully executed agreement by and between Tenant and Guarantor (the “Guarantor Assignment“) wherein Tenant shall have assigned all of its right, title and interest in and to this Lease to Guarantor and Guarantor shall have assumed all of the obligations of “Tenant” under this Lease and, Landlord, so long as Guarantor, concurrent with Guarantor’s delivery to Landlord of the fully executed Guarantor Assignment, provides collateral in the same amount then securing the Guaranty, if any, which collateral shall be Facebook Stock (as defined below) or other form accepted by Landlord and then securing the Guaranty or otherwise in a form reasonably acceptable to Landlord (which shall be structured in a manner to reasonably minimize Landlord’s exposure to Tenant bankruptcy under this Lease (and which structure may include the pledge and control agreement structure securing Guarantor’s performance under the Guaranty), as reasonably determined by Landlord); provided, however, that Landlord hereby agrees that a pledge of acceptable stock and related control agreement are acceptable to Landlord as the form of such collateral (the “Assignment Collateral”) as security for the performance of the “Tenant” obligations under this Lease, and further, so long as either of the following conditions precedent are satisfied: (a) Guarantor shall have a Net Worth of at least Seven Billion Dollars ($7,000,000,000.00), or (b) if Guarantor does not have a Net Worth of at least Seven Billion Dollars ($7,000,000,000.00), if the amount of the Assignment Collateral is less than the Increased Assignment Collateral, Guarantor shall increase the Assignment Collateral from the amount described above to an amount equal to the sum of (collectively, the “Increased Assignment Collateral”): (i) 100% of the then remaining balance of all unpaid Base Rent and a reasonable estimate of Tenant’s Share of Increased Expenses and Increased Taxes for the remaining Term, and (ii) all unamortized commissions and allowances, including the Improvement Allowance paid and/or incurred in connection with this Lease, and (iii) an amount reasonably estimated by Landlord as sufficient to cover the cost of removing any Alterations or other improvements which Tenant may or shall be required to remove at the expiration or earlier termination of this Lease (including, without limitation, any Interconnecting Stairwells), then Landlord, Tenant and Guarantor shall enter into the Consent to Assignment Agreement in the form attached hereto as Exhibit J, (the “Consent to Assignment Agreement”). On or before the expiration of five (5) business days following the date of Landlord’s receipt of the Guarantor Assignment, Landlord shall notify Tenant in writing of the amounts to be paid pursuant to clauses (ii) and (iii) above of the Increased Assignment Collateral. So long as Guarantor is entitled to require the Guarantor Assignment and otherwise satisfies the conditions precedent set forth in this Paragraph 25.D, then Landlord, Tenant (as Assignor under the Consent to Assignment Agreement) and Guarantor (as Assignee under the Consent to Assignment Agreement) shall enter into the Consent to Assignment Agreement no later than ten (10) business days following the date Guarantor tenders to Landlord the fully executed Guarantor Assignment, the Assignment Collateral (or the Increased Assignment Collateral as applicable) and reasonable documented evidence reflecting satisfaction of the conditions precedent described above. Tenant hereby acknowledges and agrees that Guarantor may effect the Guarantor Assignment by complying with the terms and conditions of this Paragraph 25.D and, in such event, Tenant shall in no event object to or otherwise interfere with or obstruct the effectiveness of the Guarantor Assignment. In the event the Consent to Assignment Agreement is not fully executed and delivered by the required parties thereto prior to the expiration of such ten (10) business day period, then the Consent to Assignment Agreement, in the form attached hereto as Exhibit J, shall be deemed to be in full force and effect as to each of Landlord, Tenant and Guarantor without further execution and delivery thereof. For purposes hereof, “Facebook Stock” means the capital stock of Facebook, Inc.; provided that such capital stock is tradeable on a recognized market. If this Lease is assigned to Guarantor pursuant to this Paragraph 25.D, and Guarantor tenders to Landlord the Assignment Collateral, then no later than thirty (30) days after Landlord’s receipt of the Assignment Collateral, the fully executed Guarantor Assignment and the full execution and delivery by and among Guarantor, Tenant and Landlord of Landlord’s consent to the Guarantor Assignment, Landlord shall return to Tenant the L-C described in Paragraph 5.A of this Lease (which L-C Amount thereof may have been reduced pursuant to the terms and conditions of this Lease). Tenant hereby acknowledges and agrees that in the event Landlord so consents to a Guarantor Assignment, Landlord shall have no liability to Tenant and Tenant hereby releases Landlord and waives any and all claims against Landlord with respect to the same and Tenant shall have no right to dispute the effectiveness of the Guarantor Assignment. The terms of this Section 25.D shall be personal to the original Guarantor set forth in the Basic Lease Information above.

E. Indemnification. Nothing in this paragraph shall affect the right of Landlord hereunder to indemnification for liability arising prior to the termination of the Lease for damage to person or property.

F. Right to Cure. If Tenant shall be in default in the performance of any term, covenant or condition to be performed by it under this Lease beyond the applicable notice and cure periods provided in this Lease, then, after notice and without waiving or releasing Tenant from the performance of such term, covenant or condition, Landlord may, but shall not be obligated to, perform the same, and, in exercising any such right, may pay necessary and incidental costs and expenses in connection therewith. All sums so paid by Landlord, together with interest thereon at the Interest Rate, shall be deemed Additional Rent hereunder and shall be payable to Landlord by Tenant within ten (10) business days following Landlord’s demand therefor.

G. Interest. Rent not paid when due shall bear interest, in addition to any late charge provided hereunder, at the Interest Rate from the date due until paid.

H. No Waiver. No security or guaranty which may now or hereafter be furnished Landlord for the payment of the Rent or for performance by Tenant of the other terms, covenants or conditions of this Lease shall in any way be a bar or defense to any action in unlawful detainer, for the recovery of the Premises, or to any action which Landlord may at any time commence for a breach of any of the terms, covenants or conditions of this Lease.

I. Waiver of Redemption Right. Upon judicial termination of this Lease, Tenant hereby waives any and all rights conferred by Section 3275 of the Civil Code of California and by Sections 1174(c) and 1179 of the Code of Civil Procedure of California and any and all other laws and rules of law from time to time in effect during the Term (as the same may be extended) providing that Tenant shall have any right to redeem, reinstate or restore this Lease following its termination by reason of Tenant’s breach.

J. Waiver of Jury Trial. THE PARTIES HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS LEASE. IF THE JURY WAIVER PROVISIONS OF THIS PARAGRAPH 25.J ARE NOT ENFORCEABLE UNDER CALIFORNIA LAW, THEN THE FOLLOWING PROVISIONS SHALL APPLY. IT IS THE DESIRE AND INTENTION OF THE PARTIES TO AGREE UPON A MECHANISM AND PROCEDURE UNDER WHICH CONTROVERSIES AND DISPUTES ARISING OUT OF THIS LEASE OR RELATED TO THE PREMISES WILL BE RESOLVED IN A PROMPT AND EXPEDITIOUS MANNER. ACCORDINGLY, EXCEPT WITH RESPECT TO ACTIONS FOR UNLAWFUL OR FORCIBLE DETAINER OR WITH RESPECT TO THE PREJUDGMENT REMEDY OF ATTACHMENT, ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY HERETO AGAINST THE OTHER

(AND/OR AGAINST ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR SUBSIDIARIES OR AFFILIATED ENTITIES) ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, TENANT’S USE OR OCCUPANCY OF THE PREMISES AND/OR ANY CLAIM OF INJURY OR DAMAGE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, SHALL BE HEARD AND RESOLVED BY A REFEREE UNDER THE PROVISIONS OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, SECTIONS 638 — 645.1, INCLUSIVE (AS SAME MAY BE AMENDED, OR ANY SUCCESSOR STATUTE(S) THERETO) (THE “REFEREE SECTIONS”). ANY FEE TO INITIATE THE JUDICIAL REFERENCE PROCEEDINGS AND ALL FEES CHARGED AND COSTS INCURRED BY THE REFEREE SHALL BE PAID BY THE PARTY INITIATING SUCH PROCEDURE (EXCEPT THAT IF A REPORTER IS REQUESTED BY EITHER PARTY, THEN A REPORTER SHALL BE PRESENT AT ALL PROCEEDINGS WHERE REQUESTED AND THE FEES OF SUCH REPORTER – EXCEPT FOR COPIES ORDERED BY THE OTHER PARTIES – SHALL BE BORNE BY THE PARTY REQUESTING THE REPORTER); PROVIDED HOWEVER, THAT ALLOCATION OF THE COSTS AND FEES, INCLUDING ANY INITIATION FEE, OF SUCH PROCEEDING SHALL BE ULTIMATELY DETERMINED IN ACCORDANCE WITH THE ATTORNEYS’ FEES PROVISIONS OF THIS LEASE. THE VENUE OF THE PROCEEDINGS SHALL BE IN THE COUNTY IN WHICH THE PREMISES ARE LOCATED. WITHIN TEN (10) DAYS OF RECEIPT BY ANY PARTY OF A WRITTEN REQUEST TO RESOLVE ANY DISPUTE OR CONTROVERSY PURSUANT TO THIS PARAGRAPH 25.J, THE PARTIES SHALL AGREE UPON A SINGLE REFEREE WHO SHALL TRY ALL ISSUES, WHETHER OF FACT OR LAW, AND REPORT A FINDING AND JUDGMENT ON SUCH ISSUES AS REQUIRED BY THE REFEREE SECTIONS. IF THE PARTIES ARE UNABLE TO AGREE UPON A REFEREE WITHIN SUCH TEN (10) DAY PERIOD, THEN ANY PARTY MAY THEREAFTER FILE A LAWSUIT IN THE COUNTY IN WHICH THE PREMISES ARE LOCATED FOR THE PURPOSE OF APPOINTMENT OF A REFEREE UNDER THE REFEREE SECTIONS. IF THE REFEREE IS APPOINTED BY THE COURT, THE REFEREE SHALL BE A NEUTRAL AND IMPARTIAL RETIRED JUDGE WITH SUBSTANTIAL EXPERIENCE IN THE RELEVANT MATTERS TO BE DETERMINED, FROM JAMS/ENDISPUTE, INC., THE AMERICAN ARBITRATION ASSOCIATION OR SIMILAR MEDIATION/ARBITRATION ENTITY. THE PROPOSED REFEREE MAY BE CHALLENGED BY ANY PARTY FOR ANY OF THE GROUNDS LISTED IN THE REFEREE SECTIONS. THE REFEREE SHALL HAVE THE POWER TO DECIDE ALL ISSUES OF FACT AND LAW AND REPORT HIS OR HER DECISION ON SUCH ISSUES, AND TO ISSUE ALL RECOGNIZED REMEDIES AVAILABLE AT LAW OR IN EQUITY FOR ANY CAUSE OF ACTION THAT IS BEFORE THE REFEREE, INCLUDING AN AWARD OF ATTORNEYS’ FEES AND COSTS IN ACCORDANCE WITH THIS LEASE. THE REFEREE SHALL NOT, HOWEVER, HAVE THE POWER TO AWARD PUNITIVE DAMAGES, NOR ANY OTHER DAMAGES WHICH ARE NOT PERMITTED BY THE EXPRESS PROVISIONS OF THIS LEASE, AND THE PARTIES HEREBY WAIVE ANY RIGHT TO RECOVER ANY SUCH DAMAGES. THE PARTIES SHALL BE ENTITLED TO CONDUCT ALL DISCOVERY AS PROVIDED IN THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE REFEREE SHALL OVERSEE DISCOVERY AND MAY ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE, WITH RIGHTS TO REGULATE DISCOVERY AND TO ISSUE AND ENFORCE SUBPOENAS, PROTECTIVE ORDERS AND OTHER LIMITATIONS ON DISCOVERY AVAILABLE UNDER CALIFORNIA LAW. THE REFERENCE PROCEEDING SHALL BE CONDUCTED IN ACCORDANCE WITH CALIFORNIA LAW (INCLUDING THE RULES OF EVIDENCE), AND IN ALL REGARDS, THE REFEREE SHALL FOLLOW CALIFORNIA LAW APPLICABLE AT THE TIME OF THE REFERENCE PROCEEDING. THE PARTIES SHALL PROMPTLY AND DILIGENTLY COOPERATE WITH ONE ANOTHER AND THE REFEREE, AND SHALL PERFORM SUCH ACTS AS MAY BE NECESSARY TO OBTAIN A PROMPT AND EXPEDITIOUS RESOLUTION OF THE DISPUTE OR CONTROVERSY IN ACCORDANCE WITH THE TERMS OF THIS PARAGRAPH 25.J. IN THIS REGARD, THE PARTIES AGREE THAT THE PARTIES AND THE REFEREE SHALL USE BEST EFFORTS TO ENSURE THAT (A) DISCOVERY BE CONDUCTED FOR A PERIOD NO LONGER THAN SIX (6) MONTHS FROM THE DATE THE REFEREE IS APPOINTED, EXCLUDING MOTIONS REGARDING DISCOVERY, AND (B) A TRIAL DATE BE SET WITHIN NINE (9) MONTHS OF THE DATE THE REFEREE IS APPOINTED. IN ACCORDANCE WITH SECTION 644 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, THE DECISION OF THE REFEREE UPON THE WHOLE ISSUE MUST STAND AS THE DECISION OF THE COURT, AND UPON THE FILING OF THE STATEMENT OF DECISION WITH THE CLERK OF THE COURT, OR WITH THE JUDGE IF THERE IS NO CLERK, JUDGMENT MAY BE ENTERED THEREON

IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT. ANY DECISION OF THE REFEREE AND/OR JUDGMENT OR OTHER ORDER ENTERED THEREON SHALL BE APPEALABLE TO THE SAME EXTENT AND IN THE SAME MANNER THAT SUCH DECISION, JUDGMENT, OR ORDER WOULD BE APPEALABLE IF RENDERED BY A JUDGE OF THE SUPERIOR COURT IN WHICH VENUE IS PROPER HEREUNDER. THE REFEREE SHALL IN HIS/HER STATEMENT OF DECISION SET FORTH HIS/HER FINDINGS OF FACT AND CONCLUSIONS OF LAW. THE PARTIES INTEND THIS GENERAL REFERENCE AGREEMENT TO BE SPECIFICALLY ENFORCEABLE IN ACCORDANCE WITH THE CODE OF CIVIL PROCEDURE. NOTHING IN THIS PARAGRAPH 25.J SHALL PREJUDICE THE RIGHT OF ANY PARTY TO OBTAIN PROVISIONAL RELIEF OR OTHER EQUITABLE REMEDIES FROM A COURT OF COMPETENT JURISDICTION AS SHALL OTHERWISE BE AVAILABLE UNDER THE CODE OF CIVIL PROCEDURE AND/OR APPLICABLE COURT RULES.

26.	ATTORNEYS’ AND ADMINISTRATIVE FEES ON DEFAULT

If either Landlord or Tenant shall obtain legal counsel or bring an action against the other by reason of the breach or default of any term, covenant or condition hereof or otherwise arising out of this Lease, the unsuccessful party shall pay to the prevailing party its reasonable attorneys’ fees, which shall be payable whether or not such action is prosecuted to judgment. The term “prevailing party” shall include, without limitation, a party who obtains substantially the relief sought whether by compromise, settlement or judgment. In addition, if Landlord becomes involved in any dispute or litigation, threatened or actual, by or against anyone not a party to this Lease, but arising by reason of or related to any act or omission of Tenant, Tenant agrees to pay Landlord’s reasonable attorneys’ fees and other costs incurred by Landlord in connection therewith.

27.	INSOLVENCY

A. Any of:

(1) the appointment of a receiver to take possession of all or substantially all of the assets of Tenant or Guarantor unless possession is restored to Tenant or Guarantor within thirty (30) days; or

(2) a general assignment by Tenant or Guarantor for the benefit of creditors; or

(3) any action taken by or required of Tenant or Guarantor under any insolvency, bankruptcy, or reorganization act; or

(4) the admission by Tenant or Guarantor in writing of its inability to pay its debts as they become due; or

(5) the levying of execution upon any interest of Tenant in or under this Lease or Guarantor in or under the Guaranty or upon the property of Tenant within the Premises, unless the same shall be bonded against or discharged within forty-five (45) days following the levy or within five (5) days prior to the proposed sale thereunder, whichever is earlier; or

(6) the attachment or garnishment of any interest of Tenant in, to, or under this Lease or Guarantor in, to or under the Guaranty or upon the property of Tenant in the Premises, unless the same is discharged within forty-five (45) days after the levy thereof, shall constitute a breach of this Lease by Tenant and a default hereunder. On the happening of such an event, this Lease shall terminate five (5) days after receipt by Tenant of notice of termination; provided, however, that notwithstanding such termination Landlord may enforce its remedies under Paragraph 25 and provided further that neither such termination nor such exercise of remedies shall terminate the right of Landlord or any lender to enforce any and all indemnities given by Tenant under the terms of this Lease. In no event shall this Lease be assigned or assignable by reason of any voluntary or involuntary bankruptcy proceedings, nor shall any rights or privileges hereunder be an asset of Tenant in any bankruptcy, insolvency, or reorganization proceedings, except at the election of Landlord so to treat the same. In the event this Lease is assumed and assigned by Tenant’s trustee in bankruptcy, Landlord shall require that such assignee deposit with Landlord security in an amount equal to Landlord’s then standard security deposit requirements for similar tenants of the Building.

28.	ASSIGNMENT OR SUBLETTING

A. General. Tenant shall not, directly or indirectly, voluntarily or involuntarily, assign, pledge, encumber, or otherwise transfer this Lease or any interest therein, and shall not sublet the Premises or any part thereof or any right or privilege appurtenant thereto, or permit any other person (the authorized employees of Tenant excepted) to occupy or use the Premises or any portion thereof (collectively “Transfer”) without first receiving the written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Any Transfer, including but not limited to a transfer by operation of law, without Landlord’s prior written consent shall be void and shall, at the option of Landlord, constitute a default beyond all applicable notice and cure periods hereunder. A consent to one Transfer shall not be deemed to be a consent to any other or further Transfer.

B. Change in Control. If Tenant is a corporation (other than a corporation the stock of which is publicly traded) a “Change in Control” shall mean any transfer of the beneficial ownership or control of 50% or more of the voting interests in Tenant. If Tenant is a partnership, whether general or limited, or a limited liability company, a “Change in Control” shall mean any direct or indirect change in the legal or beneficial ownership or control of the partnership interests or, as the case may be, any change in the membership or control of said limited liability company, either in one (1) transaction or a series of transactions, which constitute control of Tenant. The term “control” as used herein means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such controlled entity; and the ownership or possession of the right to vote, in the ordinary direction of its affairs, of at least 50% of the voting interest in any entity. This Paragraph 28.B shall not apply to the infusion of additional equity capital in Tenant or an initial public offering of equity securities of Tenant under the Securities Act of 1933, as amended, which results in Tenant’s stock being traded on a national securities exchange, including, but not limited to, the NYSE, the NASDAQ Stock Market or the NASDAQ Small Cap Market System.

C. Consent. Landlord agrees to not unreasonably withhold its consent (i) to an assignment of this Lease to an approved assignee or (ii) to a sublease of all or a portion of the Premises to an approved subtenant, provided that Tenant is not then in default under this Lease beyond any applicable notice and cure periods. However, in lieu of granting such consent, Landlord may terminate this Lease as set forth in Paragraph 28.F below. Tenant agrees that all advertising by Tenant or on Tenant’s behalf with respect to the assignment of this Lease or subletting of space must be approved in writing by Landlord prior to publication (which approval shall not be unreasonably withheld, conditioned or delayed).

D. Landlord’s Review. Without otherwise limiting the criteria upon which Landlord may withhold its consent, Landlord shall be entitled to consider all reasonable criteria including, but not limited to, the following: (1) whether or not the proposed subtenant or assignee is engaged in a business which, and the use of the Premises will be in an manner which, is in keeping with the then character and nature of all other tenancies in the Building, (2) whether the use to be made of the Premises by the proposed subtenant or assignee will comply with the permitted use under this Lease, and whether such use would be prohibited by any other portion of this Lease, including, but not limited to, any rules and regulations then in effect, or under applicable laws, and whether such use imposes a materially greater load upon the Premises and the Building services than imposed by Tenant, (3) the business reputation of the proposed individuals who will be managing and operating the business operations of the proposed assignee or subtenant, and the ability of the proposed assignee or subtenant to properly and successfully operate its business in the Premises and meet the financial and other obligations of this Lease, and (4) the creditworthiness and financial stability of the proposed assignee or subtenant in light of the responsibilities involved and the portion of the Premises being assigned or subleased (as determined by Landlord in its good faith, prudent business judgment). In any event, Landlord may withhold its consent to any assignment or sublease, (i) if the proposed assignment or sublease requires alterations, improvements or additions to the Premises or portions thereof which would materially reduce the value of the existing leasehold improvements in the Premises, or (ii) if the portion of the Premises proposed to be sublet is irregular in shape and/or does not permit safe or otherwise appropriate means of ingress and egress, or does not comply with governmental safety and other codes, or (iii) if the proposed subtenant or assignee is either a governmental or quasi-governmental agency or instrumentality thereof, or (iv) in the event Tenant is not the sole tenant of the Office Space, if Landlord or Landlord’s agent has shown space of comparable size and quality in the Building to the proposed assignee or subtenant or its agent or has responded to any inquiries from the proposed assignee or subtenant or its agent concerning availability of space in the Building, at any time within the preceding four (4) months, or (v) in the event Tenant is not the sole tenant of the Office Space, if the proposed subtenant or assignee is a tenant in the Building (provided that Landlord will not withhold its consent solely because the proposed subtenant or assignee is an occupant of the Building if Landlord does not have space available for lease in the Building that is comparable to the space Tenant desires to sublet or assign within four (4) months of the proposed commencement of the proposed sublease or assignment), or (vi) the proposed subtenant would have an occupancy in excess of the Standard Density.

E. Requirements; Landlord’s Options. In the event Tenant contemplates an assignment or sublease, Tenant shall give Landlord thirty (30) days’ prior written notice thereof, and together with said notice shall (i) identify the assignee or subtenant, (ii) deliver to Landlord a complete copy of the proposed lease assignment and assumption agreement or the proposed sublease, (iii) deliver to Landlord a current financial statement and such other financial information reasonably requested by Landlord relating to the proposed assignee or subtenant, and (iv) delivered to Landlord the sum of $1,000 to be applied to the processing fee described below. Upon Landlord’s receipt of all of the foregoing, Landlord by written notice to Tenant given within thirty (30) days thereafter, shall elect one of the following: (a) Landlord may, for reasonable cause, refuse to consent to the proposed sublease or assignment or (b) in the case of a proposed sublease (other than to a Permitted Transferee, as defined below) that would result in fifty percent (50%) or more of the Premises being subject to a sublease (other than to a Permitted Transferee) for all or substantially all of then then remaining Term, elect to terminate this Lease as it pertains to the portion of the Premises so proposed by Tenant to be subleased, (c) in the case of a proposed assignment (other than to a Permitted Transferee, as defined below), elect to terminate this Lease, or (d) approve Tenant’s proposal; subject in all cases to Landlord’s subsequent written approval of the final agreement between Tenant and the proposed assignee or subtenant, and which agreement shall require, among other things, that the sublease or assignee maintain insurance for the benefit of Landlord in accordance with the requirements of this Lease. If this Lease is terminated pursuant to the foregoing with respect to less than the entire Premises, Base Rent and Tenant’s Proportionate Share shall be adjusted on the basis of the number of rentable square feet retained by Tenant, and this Lease as so amended shall continue thereafter in full force and effect; provided that Tenant shall pay fifty percent (50%) of any costs in connection with the physical subdivision of any portion of the Premises.

F. Recapture. Upon Landlord’s election to terminate this Lease as to all or a portion of the Premises as set forth above, this Lease (in its entirety or as it pertains to said portion, as the case may be) shall terminate as of the date the proposed sublease was to commence or the proposed assignment was to take place. Tenant shall thereupon vacate and surrender to Landlord all or such portion of the Premises and the provisions of this Lease applicable to termination upon expiration of the Term shall apply to all or to such portion of the Premises. Such termination shall not relieve Tenant from liability for any breach or default with respect to all or such portion of the Premises occurring prior to termination. In addition, in the event Landlord elects to terminate this Lease as provided in the foregoing paragraph, then Landlord shall have the right to negotiate directly with Tenant’s proposed assignee or subtenant and to enter into a direct lease or occupancy agreement with such party on such terms as shall be acceptable to Landlord in its sole and absolute discretion, and Tenant hereby waives any claims against Landlord related thereto, including, without limitation, any claims for any compensation or profit related to such lease or occupancy agreement.

G. Permitted Transfers. Notwithstanding anything to the contrary contained in this Lease, (i) an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant), (ii) a Change in Control of Tenant as defined in Paragraph 28.B above, (iii) an assignment of the Lease to an entity which acquires all or substantially all of the stock or assets of Tenant, or (iv) an assignment of the Lease to an entity which is the resulting entity of a merger, reorganization or consolidation of Tenant during the Term (each, a “Permitted Transfer”), shall not be deemed a Transfer requiring Landlord’s consent under this Paragraph 28 or subject to the terms of Paragraph 28.F or Paragraph 28.M (any such assignee or sublessee described in items (i) through (iv) of this Paragraph 28.G hereinafter referred to as a “Permitted Transferee”), provided that (A) Tenant notifies Landlord at least ten (10) business days prior to the effective date of any such assignment or sublease and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such Transfer or Permitted Transferee as set forth above, (B) Tenant is not in default, beyond the applicable notice and cure period, and such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease, (C) (i) if the Guaranty remains in full force and effect and there exists no breach or default under the Guaranty and the Control Agreement, such Permitted Transferee shall have a tangible net worth (not including goodwill as an asset) computed in accordance with generally accepted accounting principles (“Net Worth”) at least equal to $100,000,000.00, and (ii) if the Guaranty is of no further force or effect, the Permitted Transferee must satisfy Guaranty Release Conditions, (D) no assignment or sublease relating to this Lease, whether with or without Landlord’s consent, shall relieve Tenant from any liability under this Lease, and (E) the liability of such Permitted Transferee under either an assignment or sublease shall be joint and several with Tenant. An assignee of Tenant’s entire interest in this Lease who qualifies as a Permitted Transferee may also be referred to herein as a “Permitted Transferee Assignee.” “Control,” as used in this Paragraph 28.G, shall mean the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of more than fifty percent (50%) of the voting interest in, any person or entity.

H. Approved Users. Notwithstanding anything in this Paragraph 28 to the contrary, from time to time during the Term, Tenant may permit consultants and independent contractors and/or other professionals (each, an “Approved User”) to occupy space within the Premises during the Term, and the Premises may be used by Approved User without separate prior written consent of the Landlord, provided that Tenant delivers prior written notice to Landlord of the occupancy by Approved User, and further provided that (a) Tenant does not separately demise the space used by Approved User and Approved User shall utilize with Tenant one common entryway to the Premises as well as certain shared central services, such as reception, photocopying and the like; (b) Approved User shall not occupy, in the aggregate, more than ten percent (10%) of the rentable area on any single Floor of the Premises; (c) Approved User operates its business in the Premises for the Permitted Use and for no other purpose; and (d) the business of Approved User is suitable for the Building considering the Building’s prestige. If Approved User occupies any portion of the Premises as described herein, it is agreed that (i) Approved User must comply with all provisions of this Lease, and a default by Approved User shall be deemed a default by Tenant under this Lease; (ii) all notices required of Landlord under this Lease shall be sent only to Tenant in accordance with the terms of this Lease, and in no event shall Landlord be required to send any notices to Approved User; (iii) in no event shall any such occupancy or use by Approved User release or relieve Tenant from any of its obligations under this Lease or Guarantor from any of its obligations under the Guaranty or the Control Agreement; (iv) Approved User and its agents, employees, contractors and invitees visiting or occupying space in the Premises shall be deemed an agent of Tenant for purposes of Tenant’s indemnification obligations under this Lease; and (v) if Approved User pays rent for the Premises directly to Landlord, Landlord, at its option, may accept the rent and the rent shall be considered to be for the account of Tenant and applied against the Base Rent owed by Tenant as deemed appropriate by Landlord. Neither the occupancy of any portion of the Premises by Approved User, nor the payment of any rent directly by Approved User shall be deemed to create a landlord and tenant relationship between Landlord and Approved User, and, in all instances, Tenant shall be considered the sole tenant under this Lease.

I. No Release. In all events, if this Lease is assigned or all or any portion of the Premises is subleased, Tenant shall continue to be primarily liable under this Lease and in the event of an assignment, the assignee shall execute an agreement by which it assumes and agrees to be jointly and severally liable for the complete performance by Tenant of all of its obligations hereunder. Without limiting the foregoing, but subject Paragraph 25.D of this Lease, no assignment or subletting by Tenant, permitted or otherwise, shall relieve Guarantor of this Lease of any liability under its Guaranty or the Control Agreement.

J. Default. In the event all or a portion of the Premises is subleased, if the Lease is thereafter terminated as a result of the default of Tenant or for any other reason, then (notwithstanding anything to the contrary contained in the sublease) (i) the sublease and term thereof shall expire and come to an end as of the effective date of such termination, and the subtenant shall vacate the subleased premises no later than such date, and if the subtenant does not so vacate, Landlord shall be entitled to all of the rights and remedies available to a landlord against a tenant holding over after the expiration of a term, or (ii) Landlord, at its sole option and without being obligated to do so, may require the subtenant to attorn to Landlord in which event (A) Landlord shall undertake the obligations of Tenant under the sublease accruing from the time of the exercise of said option, but Landlord shall not be liable for any prepaid rents nor any security deposit paid by the subtenant, nor shall Landlord be liable for any other defaults of Tenant under the sublease, and (B) the subtenant shall fulfill all of its obligations under the sublease, as a direct obligation to Landlord, upon the then executory terms and conditions of the Sublease for the remainder of the term of the Sublease.

K. Additional Terms. The assignment or sublease agreement, as the case may be, after approval by Landlord, shall not be modified without Landlord’s prior written consent, and if a sublease, shall contain a provision directing the subtenant to pay the rent and other sums due thereunder directly to Landlord upon receiving written notice from Landlord that Tenant is in default beyond any applicable notice and cure periods under this Lease with respect to the payment of Rent. In the event that, notwithstanding the giving of such notice, Tenant collects any rent or other sums from the subtenant, then Tenant shall hold such sums in trust for the benefit of Landlord and shall promptly forward the same to Landlord. Landlord’s collection of such rent and other sums shall not constitute an acceptance by Landlord of attornment by such subtenant. Any such sums received by Landlord from the subtenant shall be received by Landlord on behalf of Tenant and shall be applied by Landlord to any sums past due under this Lease in such order of priority as Landlord deems appropriate. A receiver for Tenant, appointed on Landlord’s application, may collect such rent and apply it toward Tenant’s obligations under this Lease except that, until the occurrence of an act of default by Tenant beyond any applicable notice and cure periods, Tenant shall have the right to collect such rent. In no event shall Tenant advertise sublease space at a rent that is less than seventy-five percent (75%) of the rent Landlord is then charging for comparable space in the Building or, if the Tenant is the sole tenant of the Office Space, then at a rate that is less than the then-current Rent payable for the Premises.

L. No Further Transfers. Notwithstanding anything in this Lease to the contrary, in the event Landlord consents to an assignment or subletting by Tenant in accordance with the terms of this Paragraph 28, Tenant’s assignee or subtenant shall have no right to further assign this Lease or any interest therein or thereunder or to further sublease all or any portion of the Premises without Landlord’s prior written consent (which consent may be withheld in Landlord’s reasonable discretion).

M. Net Profits. Except in connection with a Permitted Transfer, any net profits earned by Tenant from subleasing or from an assignment of this Lease shall be divided and paid fifty percent (50%) to Landlord and fifty (50%) to Tenant. Net profits shall be determined by subtracting from the rent and other consideration paid by the subtenant or assignee (after first deducting any reasonable amount expended by Tenant for subleasing broker’s commissions, the reasonable costs incurred by Tenant in connection with any alterations made specifically in connection with the subject sublease or assignment and reasonable attorneys’ fees incurred by Tenant in connection with the subject sublease or assignment, which amounts shall be amortized over the remaining term of the Lease), the rent and other sums due to Landlord under this Lease for the applicable space and applicable period.

N. Landlord’s Costs. Tenant shall pay to Landlord the amount of Landlord’s reasonable cost of processing every proposed assignment or sublease (including, without limitation, the cost of attorneys’ and other professional fees and the administrative, accounting, and clerical time of Landlord), and the amount of all direct expenses incurred by Landlord arising from any assignee’s or subtenant’s taking occupancy (including, without limitation, the expenses of freight elevator operation for the moving of furnishings, trade fixtures and other personal property, security service, janitorial and cleaning service, and rubbish removal service). Notwithstanding anything to the contrary contained in this Lease, Landlord shall have no obligation to process any request for its consent to assignment or sublease prior to Landlord’s receipt of payment by Tenant of the amount of Landlord’s estimate of the processing costs and expenses and all other direct costs and expenses of Landlord and its authorized representatives arising from such matter (the “Review Reimbursement”). Tenant agrees to pay to Landlord all reasonable out-of-pocket costs incurred by Landlord (including fees paid to consultants (as may be required) and attorneys) in connection with any request by Tenant for Landlord to consent to any assignment or subletting by Tenant (the “Review Reimbursement”). Except as otherwise expressly provided herein, the Review Reimbursement shall not exceed $5,000.00 (the “Cap”). If: (a) Tenant fails to execute Landlord’s standard form of consent without any changes to this Lease, without material changes to the consent and without material negotiation of the consent, and (b) Landlord shall notify Tenant that the Review Reimbursement shall exceed the Cap as a result of such changes and/or negotiation, and (c) Tenant elects to proceed with such changes and/or negotiation, then the Cap shall not apply and Tenant shall pay to Landlord the Review Reimbursement in full. The foregoing shall in no event be deemed to be a right of Tenant to rescind its written notice to Landlord requesting consent to a Transfer as provided herein. In the event that Tenant fails to notify Landlord of its election as provided in subpart (c) above within three (3) business days following Landlord’s notice to Tenant of the excess described in subpart (b) above, then Tenant shall be deemed to have elected to proceed with any such changes and/or negotiation and the Cap shall not apply.

O. Remedies. Tenant acknowledges and agrees that the restrictions, conditions and limitations imposed by this Lease on Tenant’s ability to Transfer this Lease or any interest herein, including limitations on assignments and subleasing, or to allow any other person to occupy or use the Premises or any portion thereof, are, for the purposes of California Civil Code Section 1951.4, as amended from time to time, and for all other purposes, reasonable at the time that this Lease was entered into, and shall be deemed to be reasonable at the time that Tenant seeks to assign or transfer this Lease or any interest herein, to sublet the Premises or any part thereof, to transfer or assign any right or privilege appurtenant to the Premises, or to allow any other person to occupy or use the Premises or any portion thereof. In the event of any dispute shall arise as to Landlord’s consent or failure to consent to a proposed Transfer, Tenant’s sole remedy shall be an action for injunctive relief, and in no event shall Tenant have the right to terminate this Lease nor shall Landlord be liable for damages suffered by Tenant in the event it is determined that Landlord acted unreasonably in withholding its consent. Accordingly, Tenant specifically waives any claim for damages or right to terminate the Lease pursuant to California Civil Code Section 1995.310 or otherwise. The foregoing shall in no event limit or prevent Tenant from making a claim on actual, direct and out of pocket damages in the event Landlord is determined to have unreasonably withheld or delayed its consent to a proposed sublease or assignment pursuant to a final court order that Landlord has not appealed (or has not provided Tenant with written notice of its intent to appeal) within ninety (90) days of the date of such court order; provided, however, that Tenant shall not be entitled (and Tenant hereby waives any right Tenant may have under Section 1995.310 of the California Civil Code, or any similar or successor laws, now or hereinafter in effect) to receive any consequential, special or indirect damages based upon a claim that Landlord unreasonably withheld its consent to a proposed Transfer. Instead, any such claim of Tenant shall be limited to the foreseeable, direct and actual damages incurred by Tenant. In the event of any such claim by Tenant, Tenant shall make good faith efforts to mitigate any such damages.

29.	TRANSFER BY LANDLORD

In the event Landlord shall sell or transfer the Building, or shall assign its interest as Landlord in and to this Lease, then, from the effective date of such sale, assignment or transfer, Landlord shall be released from all further liability to Tenant, express or implied, under this Lease, provided that any successor pursuant to a voluntary, third-party transfer (but not as part of an involuntary transfer resulting from a foreclosure or deed in lieu thereof) shall have assumed Landlord’s obligations under this Lease either by contractual obligation, assumption agreement or by operation of law, and Tenant agrees to look solely to the successor in interest of Landlord in and to the Building or this Lease, except as to any matters of liability that have accrued and remain unsatisfied as of the date of such sale, assignment or transfer. It is intended that the covenants and obligations contained in this Lease on the part of Landlord shall be binding upon Landlord and its successors and assigns only during their respective periods of ownership of the fee or leasehold estate, as the case may be. If any security is given by Tenant to secure the faithful performance of all or any part of the terms, covenants and conditions of this Lease on the part of Tenant, Landlord may transfer and deliver the security to the successor in interest of Landlord, and thereupon Landlord shall be discharged from any further liability in reference thereto. Landlord may enter into any transaction described in this paragraph without the consent of Tenant.

30.	DAMAGE

A. General. Except as hereinafter set forth, in the event the Premises or the Building is damaged from any cause, this Lease shall remain in full force and effect. If any portions of the Building or the common areas, in each case serving or providing access to the Premises, other than the Tenant Improvements or any other Alterations or additions (which shall be repaired and restored by Tenant) shall be damaged by a fire or any other casualty, Landlord shall forthwith repair such portions of the Building and/or common areas to substantially the same condition that existed prior to such fire or other casualty (except for modifications required by law or Landlord’s lender). In the event the Premises is damaged as a result of a fire or other casualty, Tenant shall be responsible for repairing any damage to any Alterations (including, without limitation, the Tenant Improvements) therein, which repairs shall be performed by Tenant subject to and in accordance with the terms and conditions of this Lease. Rent shall abate for such part of the Premises rendered unusable by Tenant in the conduct of its business during the time such part is so unusable, in the proportion that the rentable area contained in the unusable part of the Premises bears to the total rentable area of the Premises.

B. Landlord’s Option. In the event the cost of repairing such damage to such structural portions of the Building or such common areas is not fully covered by Landlord’s insurance, or in the event the cost of repairs exceeds the insurance proceeds paid to Landlord or payable to Landlord, Landlord may elect, at its option, not to make such repairs, in which event this Lease may be terminated at Landlord’s option upon the giving of notice to Tenant. Notwithstanding the foregoing, if the Building is damaged or destroyed as a result of an isolated casualty event (i.e., and not as part of a geographic catastrophic event affecting multiple properties in the same geographic region as the Building) to the extent that, in the reasonable judgment of Landlord, the cost to repair and restore the Building would be less than $5,000,000.00 (the “Landlord Casualty Contribution”), then Landlord shall not have the right to terminate this Lease pursuant to this Paragraph 30.B (provided that the foregoing shall in no event modify or amend other rights in Landlord to terminate this Lease under this Paragraph 30). If the Premises is damaged by a casualty event and sufficient insurance proceeds to fully cover the repair and restoration are not received by Landlord (excepting the Landlord Casualty Contribution), and, solely due to the failure to receive such sufficient proceeds, Landlord elects to terminate this Lease and so notifies Tenant, Tenant may elect to pay the cost of repair and restoration (less available insurance proceeds and deductible, which shall be paid for in accordance with the terms and conditions of this Lease) (the “Tenant Contribution”) by delivering written notice of such election, together with payment of such Tenant Contribution, to Landlord within ten (10) days after delivery of Landlord’s notice of election to terminate this Lease solely due to Landlord’s receipt of insufficient insurance proceeds to complete the repair and restoration work. In the event Tenant fails to timely tender notice to Landlord or deliver the Tenant Contribution to Landlord, Tenant shall be deemed to waive its right to elect to pay the same and Landlord’s termination of the Lease shall remain in full force and effect. Upon receipt of such notice and Landlord’s receipt of payment by Tenant of the Tenant Contribution, the Landlord termination shall be deemed rescinded and, following Tenant’s delivery to Landlord of the Tenant Contribution, Landlord shall promptly proceed with the repair and restoration of the Premises and Landlord shall have no further ability to terminate the Lease due to Landlord’s receipt of insufficient insurance proceeds. If Landlord elects to terminate this Lease under this Paragraph 30 and Tenant does not elect to pay the Tenant Contribution, this Lease shall terminate as of the date set forth in Landlord’s notice of election to terminate this Lease. Notwithstanding anything to the contrary contained in this Paragraph 30.B, if Landlord, in its sole discretion, intends to repair all such damage to such affected structural portions of the Building or common areas within twelve (12) months of the date of the damage, then Landlord shall not have a right to terminate the Lease pursuant to this Paragraph 30.B (however, for the avoidance of doubt, the foregoing shall not be deemed to be a limitation on any other right for Landlord to terminate the Lease pursuant to this Paragraph 30). In no event shall Landlord in bad faith terminate this Lease under the terms and conditions of this Paragraph 30 solely to release the Premises for higher Base Rent amounts.

C. Termination. In the event Landlord determines that the Premises or more than fifty percent (50%) thereof shall be rendered untenantable for more than five hundred forty (540) days as a result of any such damage, Landlord or Tenant may elect to terminate this Lease provided written notice thereof is given to the other party hereto within thirty (30) days following the date Landlord notifies Tenant that such damage may not be repaired within said five hundred forty (540) day period (provided that Tenant’s right to terminate shall be null and void and of no force or effect if the casualty event was caused by the gross negligence or willful misconduct of Tenant or any of its employees or vendors). In addition, subject to any Reconstruction Delays (as defined below), if Landlord does not substantially complete such repairs within sixty (60) days after the expiration of said five hundred forty (540) day period, then Tenant may terminate this Lease by written notice to Landlord within fifteen (15) days after the expiration of such period, as the same may be extended. For purposes of this Lease, the term “Reconstruction Delays” shall mean: (i) any delays caused by the insurance adjustment process for up to one hundred twenty (120) days; (ii) any delays caused by Tenant; and (iii) any delays caused by an event of force majeure for up to one hundred twenty (120) days.

D. Waivers. Landlord shall under no circumstances be required to repair any damage to the personal property of Tenant, or to any improvements installed in, on or about the Premises by Tenant. Tenant hereby specifically waives the provisions of Section 1932, Subdivision 2 and Section 1933, Subdivision 4, of the California Civil Code.

E. Last Year of Term. In the event the Building is damaged to the extent of more than twenty percent (20%) of the then replacement cost thereof (whether the Premises are damaged or not), and the casualty event occurs during the final twelve (12) months of the Term, Landlord may elect to terminate this Lease. A total destruction of the Building shall terminate this Lease without liability to Landlord or Tenant. In addition, Tenant shall have the right to terminate this Lease if: (i) a material portion of the Premises is rendered untenantable by fire or other casualty and Landlord’s completion estimate provides that such damage cannot reasonably be repaired (as determined by Landlord) within sixty (60) days after Landlord’s receipt of all required permits to restore the Premises; (ii) there is less than twelve (12) months of the Term remaining on the date of such casualty; (iii) the casualty was not caused by the gross negligence or willful misconduct of Tenant or any of its employees or vendors; and (iv) Tenant provides Landlord with written notice of its intent to terminate within thirty (30) days after the date of Landlord’s completion estimate.

31.	CONDEMNATION

A. Definition. As used throughout this Lease, the word “condemn” is coextensive with the phrase “right of eminent domain”, i.e., the right of any competent authority to take property for government, public or quasi-public use, and shall include the intention to condemn expressed in writing as well as the filing of any action or proceeding for condemnation.

B. Landlord’s Option. In the event any action or proceeding is commenced for the condemnation of the Premises or any part thereof, or of the Building or any part thereof, or if Landlord is advised in writing by any agency, entity or body having the right or power of condemnation of its intention to condemn the same, then and in any of said events, Landlord may:

(1) Without any obligation or liability to Tenant, and without affecting the validity and existence of this Lease other than as hereinafter provided, agree to sell or convey to the condemnor the part or portion of the Premises or Building sought by the condemnor free from this Lease and the rights of Tenant hereunder. Such agreement may be made without first requiring that any action or proceeding be instituted, or if such action or proceeding shall have been instituted, without requiring any trial or hearing thereof, and Landlord is expressly empowered to stipulate to judgment therein.

(2) Terminate this Lease and all rights of Tenant hereunder if more than twenty-five percent (25%) of the rentable square footage of the Premises is condemned and/or access to the Premises is substantially impaired.

(3) Continue this Lease in full force and effect, provided that such condemnation does not result in a taking of the Premises. In the event this Lease is continued in full force and effect and by reason of the condemnation an alteration of the Building is required, and such alteration materially interferes with Tenant’s business in the Premises, then Tenant shall be entitled to a reasonable abatement in Rent during the period of such modification or alteration to the extent such work interferes with Tenant’s business.

C. Permanent Taking. In the event a portion of the Premises is permanently condemned and taken, and such condemnation and taking materially affects Tenant’s business in the Premises, then Tenant shall have the option of either terminating all of its obligations under this Lease or continuing this Lease in full force and effect with respect to such portion of the Premises not taken. In such latter event, Rent for the remainder of the Term shall be reduced in the proportion which the rentable square footage of the Premises taken bears to the total rentable square footage of the original Premises.

D. Partial Taking. If, as a result of any such condemnation proceedings, a leasehold interest or right of possession only is so condemned or taken for a period of time less than the then unexpired Term of this Lease, this Lease shall continue in full force and effect and any condemnation award shall be payable to Landlord and shall be credited by Landlord against the Rent payable by Tenant for said period. If the amount received by Landlord is in excess of said Rent, Tenant shall be entitled to receive such excess, and, if the amount so received by Landlord is less than said Rent, then Tenant shall pay the amount of such deficiency to Landlord. If such condemnation is for a period of time extending beyond the expiration of the Term of this Lease, the foregoing provisions shall apply only up to the date of expiration of the Term. Upon said expiration, Landlord shall receive all awards thereafter payable, and no accounting shall be made to Tenant for such period extending beyond said expiration. If more than twenty-five percent (25%) of the rentable square footage of the Premises is taken for a period in excess of one hundred eighty (180) days, Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the condemning authority.

E. Compensation. All compensation and damages awarded for the taking of the Premises, Building, or any portion or portions thereof, shall, except as otherwise herein provided, belong to and be the sole property of Landlord, and Tenant shall not have any claim or be entitled to any award for diminution in value of its leasehold interest hereunder or for the value of any unexpired Term of this Lease; provided, however, that Tenant shall have the right to file a separate claim for (i) relocation expenses; (ii) any loss of Tenant’s good will (excluding any “bonus value” of this Lease), (iii) for the taking of or damage to, or on account of any cost or damage Tenant may sustain in the removal of, Tenant’s merchandise, fixtures, trade fixtures, equipment and furnishings, and (iv) the unamortized value of any Alterations (except for the Base Building Core and Shell Work and the Tenant Improvements for which Landlord alone shall be entitled to compensation) paid for by Tenant without any credit or allowance from Landlord, so long as such claim does not diminish the award available to Landlord or any lender and is payable separately to Tenant.

F. Termination. If this Lease is terminated, in whole or in part, pursuant to any of the provisions of this paragraph, all Rent and other charges payable by Tenant to Landlord hereunder and attributable to the Premises taken shall be paid up to the date upon which actual physical possession shall be taken by the condemnor, and the parties shall thereupon be released from all further liability in relation thereto.

G. Waiver. This Paragraph 31 sets forth Tenant’s sole and exclusive remedies in the event of a taking or condemnation. Each of Landlord and Tenant hereby waives the provisions of Sections 1265.130 and 1265.150 of the California Code of Civil Procedure and the provisions of any successor or other law of like import.

32.	SUBORDINATION TO ENCUMBRANCES

This Lease, and the leasehold estate created hereby, shall at all times be subordinate to all liens and encumbrances, and replacements thereof, in any amount whatsoever now existing or hereafter placed on or against the Building or any part thereof, or against Landlord’s interest or estate therein, without the necessity of having further instruments executed on the part of Tenant to effectuate such subordination. Tenant shall, however within ten (10) business days following Landlord’s request, execute any documentation related thereto as Landlord’s lender may reasonably request. In addition, Tenant shall, upon demand, attorn to the purchaser at any foreclosure sale or pursuant to the exercise of any power of sale, in which event Tenant shall automatically be and become the Tenant of said purchaser and, at such purchaser’s option, Tenant shall enter into a new lease for the balance of the Term upon the same terms, covenants and conditions as are contained in this Lease. Notwithstanding the foregoing in this Paragraph to the contrary, as a condition precedent to the future subordination of this Lease to a future mortgage, Landlord shall be required to provide Tenant with a non-disturbance, subordination, and attornment agreement in favor of Tenant from any such mortgagee who comes into existence after the date of this Lease. Such non-disturbance, subordination, and attornment agreement in favor of Tenant shall provide that, so long as Tenant is paying the Rent due under the Lease and is not otherwise in default under the Lease beyond any applicable notice and cure period, its right to possession and the other terms of the Lease shall remain in full force and effect. Such non-disturbance, subordination, and attornment agreement may include other commercially reasonable provisions in favor of the mortgagee, including, without limitation, additional time on behalf of the mortgagee to cure defaults of the Landlord and provide that (a) neither mortgagee nor any successor-in-interest shall be bound by (i) any payment of the Base Monthly Rental, Tenant’s Share of the Increased Expenses or Increased Expenses or any other sum due under this Lease for more than one (1) month in advance unless received or (ii) any amendment or modification of the Lease made without the express written consent of mortgagee or any successor-in-interest; (b) neither mortgagee nor any successor-in-interest will be liable for (i) any act or omission or warranties of any prior landlord (including Landlord) to the extent such liability is not applicable to the subsequent acts or omissions of such mortgagee or such successor-in-interest, (ii) the breach of any warranties or obligations relating to construction of improvements on the property or any tenant finish work performed or to have been performed by any prior landlord (including Landlord), or (iii) the return of any security deposit, except to the extent such deposits have been received by mortgagee; and (c) neither mortgagee nor any successor-in-interest shall be subject to any offsets (except as otherwise expressly provided in such non-disturbance, subordination, and attornment agreement) or defenses which Tenant might have against any prior landlord (including Landlord). Concurrently with Tenant’s execution of this Lease, Tenant and Landlord shall execute and notarize a non-disturbance, subordination and attornment agreement with the lender (“Lender”) set forth on the subordination, non-disturbance and attornment agreement attached to this Lease as Exhibit E (the “SNDA”) and following Landlord’s receipt of the executed and notarized SNDA from Tenant, Landlord shall submit the same for execution by Lender and shall, in turn, return to Tenant the SNDA, executed and notarized by Lender and Landlord, within sixty (60) days after Landlord’s receipt of the executed and notarized SNDA from Tenant.

33.	[INTENTIONALLY OMITTED]

34.	MISCELLANEOUS

A. Effect of Exercise of or Failure to Exercise Privilege by Landlord. Neither the exercise of nor failure to exercise any right, option, or privilege hereunder by Landlord shall exclude Landlord from exercising any and all other rights, options, or privileges hereunder at any other time, nor shall such exercise or nonexercise relieve Tenant from Tenant’s obligation to perform each and every term, covenant and condition to be performed by Tenant hereunder, or from damages or other remedy for failure to perform or meet its obligations under this Lease.

B. Waiver. The purported waiver by Landlord of any performance or breach of any term, covenant or condition contained herein shall not be deemed to be a waiver of such term, covenant or condition, or of any subsequent or continuing breach of the same, or of any other term, covenant or condition contained herein, unless such waiver is specifically made in writing. Nor shall any custom or practice that may arise between the parties in the administration of the provisions of this Lease be deemed a waiver of, or in any way affect, the right of Landlord to insist upon the performance by Tenant in strict accordance with the provisions of this Lease. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease other than Tenant’s breach in failing to pay the particular Rent so accepted regardless of Landlord’s knowledge of such additional preceding breach at the time of the acceptance of such Rent.

C. Labor Relations. Tenant agrees to conduct its labor relations and its relations with its employees in such a manner as to attempt to avoid all strikes, picketing, and boycotts of, on, or about the Premises or the Building. Tenant shall cause Tenant’s employees and agents to engage only union labor (to the extent such labor is typically unionized in San Francisco, California) that is harmonious and compatible with other labor working in the Building. In the event of any labor disturbance caused by persons employed by Tenant, Tenant shall immediately take all actions necessary to eliminate such disturbance.

D. Notices. All notices required or permitted hereunder shall be contained in a writing personally delivered or sent by United States certified or registered mail, or by recognized overnight courier such as Fed Ex, postage prepaid, return receipt requested, and addressed to Landlord or Tenant, as applicable, at the address(es) set forth in the Basic Lease Information or at such other address as Landlord and/or Tenant may from time to time designate by giving written notice thereof to the other party under this paragraph. Mailed notice shall be deemed given on the date of delivery as shown on the return receipt or 5 business days after mailing in the case delivery is not accepted. Tenant further agrees to give the beneficiary of any mortgage or deed of trust covering the Building, by registered or certified mail, a copy of any default notice served upon the Landlord, provided that prior to such notice Tenant has been notified in writing of the address of such beneficiary and the requirement to deliver such beneficiary copies of Landlord default notices. If Landlord fails to cure such default within the time provided for in this Lease, then the beneficiary shall have an additional thirty (30) days after the expiration of such cure period within which to cure such default (provided that Tenant notifies the beneficiary concurrently with Tenant’s delivery of the default notice to Landlord; otherwise, the beneficiary shall have thirty (30) days from the later of the date on which it receives notice of the default from Tenant and the expiration of Landlord’s cure period). If such default cannot be cured by said beneficiary within the cure period, Tenant may not exercise any of its remedies so long as beneficiary has commenced and is diligently pursuing the remedies necessary to cure such default (including, but not limited to, commencement of proceedings for the appointment of a receiver, if necessary to effect such cure).

E. Entire Agreement; Amendments. This Lease represents the entire agreement of the parties with respect to the parties’ rights and duties under this Lease, and no promises or representations, express or implied, whether written or oral, not set forth herein shall be binding upon or inure to the benefit of Landlord or Tenant. Tenant acknowledges that neither Landlord nor any authorized representative of Landlord, or any other person purporting to act on Landlord’s behalf, has made any representation, warranty, or statement with respect to the amount of taxes that may or will be assessed against the Premises, the cost of any insurance required to be maintained by Tenant hereunder, or any other matter relating to this Lease that is not expressly covered in this Lease. With respect to such matters, Tenant is relying upon its own independent investigation and sources of information, and Tenant expressly waives any right Tenant might otherwise have to rescind this Lease or to claim damages by reason of Tenant’s misunderstanding or mistake. This Lease shall not be amended or modified by any oral agreement, either express or implied; all amendments and modifications hereof shall be in writing and signed by both Landlord and Tenant.

F. Light and Air. Tenant covenants and agrees that no diminution of light, air or view by any structure which may hereafter be erected (whether or not by Landlord) shall entitle Tenant to any reduction of Rent hereunder, result in any liability of Landlord to Tenant, or in any other way affect this Lease.

G. Building Security. Notwithstanding the fact that access to the Building may be controlled, Tenant acknowledges and agrees that Landlord does not provide security services or other protection for Tenant’s property in the Building. Accordingly, in no event shall Landlord be liable for any theft of property or other damages which may be suffered as the result of any unauthorized entry into Tenant’s premises nor shall Landlord be responsible for any glass breakage within the Premises caused by theft, vandalism, or the negligence of Tenant or Tenant’s employees, invitees, agents or independent contractors.

H. Building Telecommunications Systems.

(i) If Tenant desires telephone or other communications or computer connections or installations to, in or about the Premises, the design, installation, repair and maintenance thereof from the point where the telephone company’s or other provider’s service enters the Building shall be at Tenant’s sole cost and expense but shall nonetheless require the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. All such work shall be performed only at locations reasonably approved by Landlord and by vendors or contractors reasonably approved by Landlord. All such installations shall be performed in strict compliance with such reasonable rules and regulations as Landlord may promulgate for telecommunications vendors performing work in the Building. Under no circumstances shall any communications cabling or wiring within the Premises be surface mounted.

(ii) In no event shall Landlord be responsible for any disruption to or failure of the Building or Tenant’s telephone or communications system, unless due solely to the negligence or willful misconduct of Landlord or its employees; but in the event of any such negligence or willful misconduct Landlord shall be only responsible for the cost of correcting the actual portions of the system which it or its employees damaged and in no event shall Landlord be liable for damages to other portions of any system, or for other damages suffered by Tenant, including without limitation lost profits and/or consequential damages.

(iii) Tenant further agrees to indemnify, defend, and hold Landlord harmless from and against any and all claims, damages, expenses, and liabilities arising from Tenant’s or its agents, employees, invitees, vendors, contractors or subcontractors use of the Premises or Building or work done thereto which interfere in any way or in any manner with the telecommunications system in the Building, except to the extent arising solely from the negligence or willful misconduct of Landlord, its agents, employees or property manager.

(iv) Unless Landlord, in its sole discretion, notifies Tenant otherwise (which notice shall be provided, if at all, at least ninety (90) days prior to the expiration or earlier termination of this Lease), prior to the expiration or earlier termination of this Lease, Tenant shall, at Tenant’s sole cost and expense, remove all telephone and communications or computer equipment installed by Tenant or at Tenant’s request, together with all associated wiring and cabling, and Tenant shall pay all costs reasonably incurred to remove such items and to restore any damage to the Premises or the Building related thereto.

I. Auctions and Signs. Tenant shall not conduct any auctions in, upon, or from the Premises, affix any signs, awnings, notices, or other advertising matter to the Premises, or issue or circulate any advertising matter in the Building without the prior written consent of Landlord. The design and character of any such signs, awnings, notices, or other advertising matter shall also be subject to Landlord’s prior written approval.

J. Execution; Recordation. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and this instrument shall not be effective as a lease or otherwise until execution and delivery by both Landlord and Tenant. Tenant shall not record this Lease or any memorandum of this Lease.

K. Financial Information. Tenant will furnish to the Landlord within ten (10) days following Landlord’s request, copies of Tenant’s most recent financial statement. At the request of Landlord from time to time, Tenant shall provide to Landlord Guarantor’s most current financial statements or other related financial information pertaining to the financial worth of Guarantor as reasonably requested to Landlord. Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant and/or Guarantor, as applicable, shall be audited and certified by an independent certified public accountant. If the financial statements of Tenant are unaudited, then the same shall be certified as being true, complete and correct by Tenant’s chief financial officer. Notwithstanding the foregoing, Landlord shall not request financial statements (A) from Tenant more than once in each consecutive one (1) year period during the Term unless (i) Tenant is in default beyond any applicable notice and cure periods, (ii) Landlord reasonably believes that there has been a material adverse change in Tenant’s financial position since the last financial statement was provided to Landlord, or (iii) requested (a) in connection with a proposed sale or transfer of the Building by Landlord, or (b) by any lender or proposed lender of Landlord or any Landlord Parties; or (B) from Guarantor more than once in any consecutive five (5) year period during the Term unless (1) Landlord, based on information available in the public domain, reasonably believes that there has been a material adverse change in Guarantor’s financial position since the last financial statements of Guarantor were provided to Landlord; (2) requested in connection with a proposed sale or transfer of the Building or a refinancing of the Building by Landlord, or (3) requested by any lender or proposed lender of Landlord or any Landlord Parties. Tenant hereby covenants and warrants to Landlord that all financial information and other descriptive information regarding Tenant’s business, which has been or shall be furnished to Landlord, is and shall be accurate and complete at the time of delivery to Landlord. At Tenant’s request, Landlord shall enter into a confidentiality agreement with Tenant, which agreement is reasonably acceptable to Landlord and covers confidential financial information provided by Tenant and/or Guarantor to Landlord.

L. Limitation of Tenant’s Remedies. If any default hereunder by Landlord is not cured within the applicable cure period provided in this Lease, Tenant’s exclusive remedies shall be an action for specific performance or an action for actual damages, and except as expressly provided in this Lease, Tenant hereby waives the benefit of any laws granting it the (i) right to perform Landlord’s obligation; or (ii) right to terminate this Lease in accordance with applicable law; or (iii) right to withhold Rent on account of any Landlord default. Tenant shall look solely to the amount of Landlord’s interest in the Building for the recovery of any judgment from Landlord. As used herein, “Landlord’s interest in the Building” shall include rents due from tenants, insurance proceeds paid on policies carried by Landlord covering the Building pursuant to this Lease (provided, however, that in no event shall Tenant, or anyone claiming on behalf or through Tenant, be deemed or otherwise considered a loss payee under any such insurance policies), proceeds from condemnation or eminent domain proceedings (prior to the distribution of same to any partner or shareholder of Landlord or any other third-party) and proceeds from the sale of the Building (prior to the distribution of the same to any partner or shareholder of Landlord or any third-party); provided, however, that with respect to proceeds from the sale of the Building, Landlord’s liability shall extend only to adjudicated claims which arise during Landlord’s period of ownership and during the Term of the Lease but only after Landlord first applies any such sale proceeds to any outstanding mortgages and/or any other encumbrances existing upon or otherwise affecting the Building and any tax liability respecting the Building. If Landlord is a partnership, its partners whether general or limited, or if Landlord is a limited liability company, its members or managers, or if Landlord is a corporation, its directors, officers or shareholders, shall never be personally liable for any such judgment. Any lien obtained to enforce such judgment and any levy of execution thereon shall be subject and subordinate to any mortgage or deed of trust covering the Building. Notwithstanding any other provision of this Lease to the contrary, in no event shall Landlord be liable to Tenant for any punitive or consequential damages or damages for loss of business by Tenant.

M. Time and Applicable Law. Time is of the essence of this Lease and each and all of its provisions. This Lease shall be construed and interpreted in accordance with the laws of the State of California.

N. Name. Tenant shall not use the name of the Building for any purpose other than as the address of the business conducted by Tenant in the Premises. Landlord shall have the right, exercisable without notice and without liability to Tenant, to change the name and the street address of the Building; provided that Landlord shall use reasonable efforts to give Tenant at least thirty (30) days prior notice with respect to a change in the Building’s street address that will prohibit Tenant from receiving mail at its current address, and if, Landlord voluntarily elects to change the name and/or street address of the Building, Landlord shall, following receipt of reasonable documented evidence of such costs, reimburse Tenant for the cost of replacing all business stationery and business cards on hand (not to exceed $20,000.00) at the effective date of such change.

O. Provisions are Covenants and Conditions. All provisions, whether set forth herein as covenants or conditions on the part of Tenant, shall be deemed to be both covenants and conditions.

P. Severability. The unenforceability, invalidity, or illegality of any provision of this Lease, for any reason, shall not render its other provisions unenforceable, invalid, or illegal. In such an event, this Lease shall be equitably construed as if it did not contain the invalid, illegal, or unenforceable provision to the extent permitted by applicable law, it being the intent of the parties that this Lease shall be enforced to the greatest extent possible.

Q. Captions. The table of contents and the headings to the paragraphs of this Lease are for convenience only, are not part of this Lease, and shall have no effect on the construction or interpretation hereof.

R. Successors and Assigns; Joint and Several Liability. The terms, covenants and conditions herein contained shall, subject to the provisions as to assignment and sublease, apply to, inure to the benefit of, and bind the heirs, successors, administrators, executors, and assigns of the parties hereto. If Tenant is comprised of more than one (1) person or entity, the obligations under this Lease imposed on Tenant shall be joint and several.

S. Relationship of Parties. Neither anything contained in this Lease nor any acts of the parties shall be construed to create any relationship between the parties other than that of landlord and tenant.

T. Brokers. Except as specifically set forth in the Basic Lease Information, Landlord and Tenant each warrants and represents to the other that in the negotiation or making of this Lease neither it nor anyone acting on its behalf has dealt with any broker or finder who might be entitled to a fee or commission for this Lease. Landlord and Tenant shall each indemnify and hold the other harmless from any claim or claims, including costs, expenses and attorneys’ fees incurred by the indemnified party which may be asserted by any other broker or finder for a fee or commission based upon any dealings with or statements made by it or its representatives. Landlord shall pay any commission payable to the brokers identified in the Basic Lease Information pursuant to a separate written agreement.

U. Authority.

(i) If Tenant is a corporation, partnership, trust, association, limited liability company, or other entity, Tenant hereby does covenant and warrant that (i) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment, or formation; (ii) Tenant has and is duly qualified to do business in California; (iii) Tenant has full corporate, partnership, trust, association, limited liability company, or other appropriate power and authority to enter into this Lease and to perform all of Tenant’s obligations hereunder; (iv) each person (and all persons if more than one signs) signing this Lease on behalf of Tenant is duly and validly authorized to do so; and (v) when executed by both parties, this Lease and all of the terms and conditions contained herein shall be binding and enforceable against Tenant.

(ii) Landlord represents and warrants that it has full right and authority to enter into this Lease and to perform all of Landlord’s obligations hereunder and that all persons signing this Lease on its behalf are authorized to do so.

V. [Intentionally Omitted]

W. USA Patriot Act and Anti-Terrorism Laws.

(i) Tenant represents and warrants to, and covenants with, Landlord that Tenant is not, and at no time during the Term hereof shall be, in violation of any laws relating to terrorism or money laundering (collectively, the “Anti-Terrorism Laws”), including without limitation Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”) and/or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA Patriot Act”).

(ii) Tenant covenants with Landlord that Tenant is not and shall not be during the Term hereof a “Prohibited Person,” which is defined as follows: (i) a person or entity that is listed in the Annex to, or is otherwise subject to, the provisions of the Executive Order; (ii) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a person or entity with whom Landlord is prohibited from dealing with or otherwise engaging in any transaction by any Anti-Terrorism Law, including without limitation the Executive Order and the USA Patriot Act; (iv) a person or entity who commits, threatens or conspires to commit or support “terrorism” as defined in Section 3(d) of the Executive Order; (v) a person or entity that is named as a “specially designated national and blocked person” on the then-most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/offices/eotffc/ofac/sdn/t11sdn.pdf, or at any replacement website or other replacement official publication of such list; and (vi) a person or entity who is affiliated with a person (other than through the passive ownership of interests traded on a recognized securities exchange) or entity listed in items (i) through (v) above.

(iii) At any time and from time to time during the Term, Tenant shall deliver to Landlord, within ten (10) days after receipt of a written request therefor, a written certification or such other evidence reasonably acceptable to Landlord evidencing and confirming Tenant’s compliance with this Paragraph.

X. Required Accessibility Disclosures. Required Accessibility Disclosures. In accordance with Section 1938 of the Civil Code of the State of California, Landlord hereby provides the following information:

(i) Landlord hereby states that the Premises have not undergone inspection by a Certified Access Specialist (“CASp”).

(ii) A CASp can inspect the Premises and determine whether the Premises comply with all of the construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the Premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making repairs necessary to correct violations of construction-related accessibility standards within the premises. In furtherance of the foregoing, in the event Tenant elects to perform a voluntary CASp inspection hereunder, Landlord and Tenant hereby agree as follows: (a) any CASp inspection requested by Tenant shall be conducted, at Tenant’s sole cost and expense, by a CASp reasonably approved by Landlord, subject to Landlord’s reasonable rules and requirements; (b) Tenant, at its sole cost and expense, shall be responsible for making any improvements or repairs within the Premises or the Building necessary to correct any such violations of construction-related accessibility standards identified by such CASp inspection unless such violations are not characterized or otherwise treated as a code violation (e.g., due to being grandfathered in) and, as a result thereof, such improvements or repairs are not then required to be corrected; and (c) to the extent improvements or repairs outside of the Premises are necessary to correct any such violations of construction-related accessibility standards identified by such CASp inspection, Landlord, at its option, may perform the same, at Tenant’s expenses, payable as Additional Rent within thirty (30) days following Landlord’s demand therefor. The terms of this Paragraph 34.X pertaining to CASp inspections shall only apply in the event Tenant exercises its right to perform a CASp inspection of the Premises. Otherwise, the terms of this Lease with respect to compliance, repairs and maintenance obligations of the parties shall apply.

Y. Sustainability. Tenant acknowledges and agrees that it is reasonable for Landlord to implement sustainability practices in the Building that are comparable to the sustainability practices implemented in comparable Buildings in the same geographic area of the Premises. In connection therewith, Tenant shall cooperate and comply with, participate in, and assist in the implementation of (and take no action that is inconsistent with, or which would result in Landlord and/or the Building failing to comply with) the requirements of any reasonable conservation, sustainability, recycling, energy efficiency, and waste reduction programs, environmental protection efforts and/or other programs that are in place and/or implemented from time to time at the Building, including, without limitation, any required reporting, disclosure, rating or compliance system or program. Tenant acknowledges that it is Landlord’s intention that the Building be operated in a manner which is consistent with The International WELL Building Institute (Silver) practices and any other certification from any other applicable certification agency in connection with Landlord’s sustainability practices for the Building (including, without limitation, any certification under the U.S. Green Building Council’s Leadership in Energy and Environmental Design). Tenant shall be required to comply with these practices within the Premises. Tenant shall take reasonable steps to comply with Landlord’s reasonable sustainability programs as required by this Lease and the reasonable Rules and Regulations as Landlord may adopt from time to time.

Z. Measurement. The term “rentable area” shall mean the rentable area of the Premises or the Building as calculated pursuant to the Standard Method for Measuring Floor Area in Office Building, ANSI Z65.1 – 2017, Method A and its accompanying guidelines. Landlord and Tenant hereby accept and agree to be bound by the figures for the rentable square footage of the Premises and Tenant’s Share shown on the Basic Lease Information. As used in this Lease, the term “Building” refers to the structure in which the Premises are located and the common areas (sidewalks, landscaping, etc.) appurtenant thereto. If the Building is or becomes part of a larger complex of structures, the term “Building” may include the entire complex, where appropriate (such as shared Expenses or Taxes) and subject to Landlord’s reasonable discretion. Notwithstanding the foregoing, except in the case of any expansion of the Premises to include additional space in the Building, in no event shall any remeasurement by Landlord resulting in an adjustment in the square footage of the Building increase Tenant’s Share or the Monthly Base Rent payable for the Premises during the initial Term of this Lease or either Extension Term.

AA. Signatures. The parties hereto consent and agree that this Lease may be signed and/or transmitted by facsimile, e-mail of a .pdf document or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature. The parties further consent and agree that (1) to the extent a party signs this Lease using electronic signature technology, by clicking “SIGN”, such party is signing this Lease electronically, and (2) the electronic signatures appearing on this Lease shall be treated, for purposes of validity, enforceability and admissibility, the same as handwritten signatures.

BB. Ground Floor Retail Space. Landlord represents that, during the initial Term, the ground floor portion of the Building outside the Premises originally descried herein (hereinafter, the “Retail Space”) shall be occupied by retail tenants only. In connection with Landlord’s initial leasing of the Retail Space after the date of this Lease, Landlord agrees to provide Tenant with notice of Landlord’s intent to select a tenant for the Retail Space and to reasonably consult with Tenant in connection with such selection process; provided, however, that Landlord shall have the right to select the tenant for the Retail Space in in its sole and absolute discretion. Such notice and consultation shall be provided only as a courtesy to Tenant, and Landlord shall not be in default under the Lease for any failure to (i) provide such notice, (ii) consult with Tenant in connection with Landlord’s selection of a tenant for the Retail Space, and/or (iii) take Tenant’s advisement into consideration in connection with Landlord’s selection of a tenant for the Retail Space. As part of the initial leasing of any Retail Space, any lease with a retail tenant whose permitted use will likely cause unreasonable noise, vibration and/or smells shall contain reasonable requirements for the installation of appropriate insulation and venting to minimize any such noise, vibration and smells and Landlord hereby agrees to use commercially reasonable efforts to enforce such terms and conditions in such Retail Space leases; provided, however, that in no event shall Landlord be required to commence and/or pursue litigation in connection therewith.

CC. General Reasonableness. Except as expressly set forth otherwise in this Lease and further except with regard to requests for consent or approval that require Landlord to make a determination of the aesthetics of certain signage, alterations or other things that would be visible from outside the Premises or Building or to assume certain risks, including, without limitation, the risk that a certain alteration, addition and/or improvement could adversely affect the mechanical systems or structure of the Building or require excess removal costs, Landlord and Tenant agree to act reasonably in granting approval or disapproval of any requests by the other for consent or approval.

35.	ADDITIONAL PROVISIONS

A. [Intentionally Omitted]

B. Options to Extend. Provided (i) this Lease is in full force and effect, (ii) Tenant is not in default beyond any applicable notice and cure periods under any of the terms and conditions of this Lease at the time of notification or commencement, (iii) Tenant or any Permitted Transferee, at the time of exercise and at the time the term is extended, is conducting regular, active, ongoing business in, and is in occupancy (and occupancy by any other subtenant, licensee or other party permitted or suffered by Tenant shall not satisfy such condition) of at least seventy-five percent (75%) of the Premises (except to the extent such any failure to satisfy such threshold is caused solely as a result of a casualty or as a result of Tenant’s performance of Alterations in the Premises), and (iv) Tenant’s certified financial statements (which shall be tendered to Landlord with Tenant’s written notice exercising its right hereunder) demonstrate, to Landlord’s reasonable satisfaction, that Tenant has a net worth sufficient to satisfy all of Tenant’s obligations under this Lease during the applicable Extension Term (the “Minimum Financial Threshold”), then Tenant shall have two (2) options to extend (each, an “Extension Option”) this Lease, each for a term of sixty (60) months (each, a “Extension Term”), for the portion of the Premises being leased by Tenant as of the date the applicable Extension Term is to commence, on the same terms and conditions set forth in this Lease, except as modified by the terms, covenants and conditions as set forth below.

(i) If Tenant elects to exercise the applicable Extension Option, then Tenant shall provide Landlord with written notice no earlier than the date which is five hundred forty (540) days prior to the expiration of the then current Term of this Lease but no later than the date which is four hundred fifty (450) days prior to the expiration of the then current Term of this Lease. If Tenant fails to provide such notice, Tenant shall have no further or additional right to extend or renew the Term of this Lease.

(ii) The Base Monthly Rental in effect at the expiration of the then current Term of this Lease shall be adjusted to reflect the Prevailing Market (defined below) rate as of the date the applicable Extension Term is to commence, taking into account the specific provisions of this Lease which will remain constant. Landlord shall advise Tenant of the new Base Monthly Rental for the Premises no later than thirty (30) days after receipt of Tenant’s written request therefor. Said request shall be made no earlier than thirty (30) days prior to the first date on which Tenant may exercise the applicable Extension Option under this Paragraph 35.B.

(iii) If Tenant and Landlord are unable to agree on a mutually acceptable Base Monthly Rental for the applicable Extension Term not later than sixty (60) days prior to the expiration of the initial Term, then Landlord and Tenant, within five (5) days after such date, shall each simultaneously submit to the other, in a sealed envelope, its good faith estimate of the Prevailing Market rate for the Premises during the applicable Extension Term (collectively referred to as the “Estimates”). If the higher of such Estimates is not more than one hundred five percent (105%) of the lower of such Estimates, then the Prevailing Market rate shall be the average of the two Estimates. If the Prevailing Market rate is not established by the exchange of Estimates, then, within seven (7) days after the exchange of Estimates, Landlord and Tenant shall each select an appraiser to determine which of the two Estimates most closely reflects the Prevailing Market rate for the Premises during the applicable Extension Term. Each appraiser so selected shall be certified as an MAI appraiser or as an ASA appraiser and shall have had at least five (5) years’ experience within the previous ten (10) years as a real estate appraiser working in San Francisco, California, with working knowledge of current rental rates and practices. For purposes hereof, an “MAI” appraiser means an individual who holds an MAI designation conferred by, and is an independent member of, the American Institute of Real Estate Appraisers (or its successor organization, or in the event there is no successor organization, the organization and designation most similar), and an “ASA” appraiser means an individual who holds the Senior Member designation conferred by, and is an independent member of, the American Society of Appraisers (or its successor organization, or, in the event there is no successor organization, the organization and designation most similar).

(iv) Upon selection, Landlord’s and Tenant’s appraisers shall work together in good faith to agree upon which of the two Estimates most closely reflects the Prevailing Market rate for the Premises. The Estimates chosen by such appraisers shall be binding on both Landlord and Tenant. If either Landlord or Tenant fails to appoint an appraiser within the seven (7) day period referred to above, the appraiser appointed by the other party shall be the sole appraiser for the purposes hereof. If the two appraisers cannot agree upon which of the two Estimates most closely reflects the Prevailing Market rate within twenty (20) days after their appointment, then, within ten (10) days after the expiration of such twenty (20) day period, the two appraisers shall select a third appraiser meeting the aforementioned criteria and who has not worked with Landlord or Tenant or their affiliates in the preceding five (5) year period. Once the third appraiser (i.e., the arbitrator) has been selected as provided for above, then, as soon thereafter as practicable but in any case within fourteen (14) days, the arbitrator shall make his or her determination of which of the two Estimates most closely reflects the Prevailing Market rate and such Estimate shall be binding on both Landlord and Tenant as the Prevailing Market rate for the Premises. If the arbitrator believes that expert advice would materially assist him or her, he or she may retain one or more qualified persons to provide such expert advice. The parties shall share equally in the costs of the arbitrator and of any experts retained by the arbitrator. Any fees of any appraiser, counsel or experts engaged directly by Landlord or Tenant, however, shall be borne by the party retaining such appraiser, counsel or expert.

(v) If the Prevailing Market rate has not been determined by the commencement date of the applicable Extension Term, Tenant shall pay Base Monthly Rental upon the terms and conditions in effect during the last month of the immediately prior Term until such time as the Prevailing Market rate has been determined. Upon such determination, the Base Monthly Rental for the Premises shall be retroactively adjusted to the commencement of the applicable Extension Term for the Premises

(vi) The Extension Options are not transferable except to a Permitted Transferee that is an assignee of the Lease; the parties hereto acknowledge and agree that they intend that the aforesaid options to extend this Lease shall be “personal” to Tenant and any such Permitted Transferee that is an assignee of the Lease as set forth above and that in no event will any other assignee or any sublessee have any rights to exercise the aforesaid options to extend.

(vii) If Tenant fails to validly exercise the first Extension Option, Tenant shall have no further right extend the Term of this Lease. In addition, if both Extension Options are validly exercised or if Tenant fails to validly exercise the second Extension Option, Tenant shall have no further right to extend the Term of this Lease.

(viii) [Intentionally Omitted]

(ix) For purposes of this Paragraph 35.B, “Prevailing Market rate” shall mean the arm’s length fair market annual rental rate per rentable square foot under extension and expansion amendments entered into on or about the date on which the Prevailing Market rate is being determined hereunder for space comparable to the Premises in the Building (if any) and buildings comparable to the

Building in San Francisco, California as of the date the applicable Extension Term is to commence, taking into account the specific provisions of this Lease which will remain constant. The determination of Prevailing Market rate shall take into account any material economic differences between the terms of this Lease and any comparison lease or amendment, such as rent abatements, construction costs and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses, insurance costs and taxes. The determination of the Prevailing Market rate shall not take into account the value of Tenant’s personal property or any fixtures that Tenant is entitled to remove upon the expiration or earlier termination of this Lease.

(x) If applicable, in the event Tenant fails to satisfy the Minimum Financial Threshold and accordingly Tenant is not qualified to exercise the Extension Option, Landlord, in its sole discretion, may elect to permit Tenant to provide an additional security enhancement (as determined by Landlord in its sole discretion) and, in such event, if Tenant so provides such additional security enhancement to Landlord, Landlord shall then waive such Minimum Financial Threshold requirement and Tenant shall be entitled to exercise the Extension Option.

C. Rooftop Terrace. Notwithstanding anything contained to the contrary in this Lease, Tenant may use, on an exclusive basis, the terrace located on the roof of the Building (the “Rooftop Terrace”). The Rooftop Terrace shall be used by Tenant solely as an outdoor seating and event area for Tenant’s employees and invitees and for no other purpose. Subject to Landlord’s advance written approval (which approval shall not be unreasonably withheld, delayed or conditioned) and Tenant’s compliance with all applicable laws, Tenant shall be entitled to place Tenant’s personal property including, but not limited to, tables, chairs and umbrellas (collectively, the “Furniture”) on the Rooftop Terrace. No Furniture or other items shall be thrown from the Rooftop Terrace and all Furniture or other items located on the Rooftop Terrace shall be secured against movement/damage by wind to Landlord’s reasonable satisfaction. Tenant acknowledges and agrees that only exit stairs and passenger elevator service shall be provided to the Rooftop Terrace and that no other services shall be provided thereto. Landlord acknowledges and agrees that Tenant, as part of the Tenant Improvements, may elect to extend gas and electricity service to the Rooftop Terrace. Tenant’s use of the Rooftop Terrace shall be subject to the following terms and conditions: (i) Tenant shall keep all Furniture clean and in good condition and repair and shall remove the same from the Rooftop Terrace upon the expiration or earlier termination of this Lease; (ii) Tenant shall keep the Rooftop Terrace clean of all trash and debris (and shall also keep the surrounding areas clean of any debris and trash arising from the use of the Rooftop Terrace), including emptying all trash cans located in the Rooftop Terrace, and Tenant shall perform cleaning at least once at the end of each day, and at other times during the day as is reasonably appropriate; (iii) Tenant shall not use the Rooftop Terrace for cooking or preparing food (other than, subject to the terms and conditions of this Lease, grilling) or for retail purpose; (iv) for purposes of this Lease, the Rooftop Terrace shall be deemed part of the Premises (including for purposes of determining Tenant’s Share and the Base Monthly Rental payable hereunder as well as the insurance required to be carried by Tenant under this Lease and all indemnifications and waiver of subrogation required of Tenant under this Lease); (v) Tenant shall comply with such reasonable additional rules and directives as Landlord may issue with respect to the Rooftop Terrace; (vi) Tenant shall, at Tenant’s sole cost and expense, (A) comply with all laws applicable to Tenant’s use of the Rooftop Terrace, and (B) obtain all necessary governmental or regulatory approvals, permits and licenses applicable to Tenant’s use of the Rooftop Terrace, (vii) Tenant’s use of the Rooftop Terrace shall not obstruct or interfere with the rights of other tenants or occupants of the Building, or violate any restrictions or exclusive uses set forth in any agreement that was executed and delivered to Tenant prior to the execution of this Lease, (viii) Tenant, at its sole cost and expense (subject to application of the Improvement Allowance), shall install and maintain vegetative or other decorative screening reasonably acceptable to Landlord of no less than six feet (6’) in height along the eastern edge of the Rooftop Terrace; and (ix) any improvements Tenant desires to make to the Rooftop Terrace prior to the Commencement Date for the Rooftop Terrace shall be made as part of the Tenant Improvements (as defined in Exhibit B attached hereto). If Tenant fails to perform its obligations under subclause (ii) of the immediately prior sentence within three (3) business days after written notice from Landlord, then Landlord may perform the same on Tenant’s behalf and Tenant shall reimburse Landlord for Landlord’s costs incurred in performing such obligations (plus a ten percent (10%) service charge); provided, however, that Landlord shall not be required to provide any such notice prior to performing such obligations on Tenant’s behalf in connection with the third (3rd) and any subsequent failure by Tenant during any twelve (12) month period of the Term.

D. Tenant’s Security System. Subject to the terms of this Lease, including, without limitation, Tenant’s compliance with Paragraph 7, Tenant, at Tenant’s sole cost and expense, shall have the right to install and maintain a security and card access system in the Premises and at the entrance to the Premises (“Tenant’s Security System”), subject to the following conditions: (a) Tenant’s plans and specifications for the proposed Tenant’s Security System shall be subject to Landlord’s prior written approval, which approval will not be unreasonably withheld, conditioned or delayed; provided, however, that Tenant shall coordinate the installation and operation of Tenant’s Security System with Landlord to assure that Tenant’s Security System is compatible with the Building Systems and the Building’s equipment and to the extent that Tenant’s Security System is not compatible with the Building Systems and such equipment, Tenant shall not be entitled to install or operate it (and Tenant shall not actually install or operate Tenant’s Security System unless Tenant has obtained Landlord’s approval of such compatibility in writing prior to such installation or operation); (b) Tenant’s Security System shall be and shall remain compatible with any security and other systems existing in the Premises and the Building; (c) Tenant’s Security System shall be installed and used in compliance with all other provisions of this Lease; (d) Landlord shall be provided with keys, codes and/or access cards, as applicable, and means of immediate access to fully exercise all of its entry rights under this Lease with respect to the Premises, including access for cleaning and maintenance personnel to perform their functions; (e) Tenant shall keep Tenant’s Security System in good operating condition and repair and Tenant shall be solely responsible, at Tenant’s sole cost and expense, for the monitoring, operation and removal of Tenant’s Security System; and (f) Tenant’s Security System shall not make noise or visual alerts or alarms which disturb other occupants or which result in alarms or false alarms to which Landlord or its manager are called to respond. Upon the expiration or earlier termination of this Lease, Tenant shall remove Tenant’s Security System (it being agreed that Tenant’s Security System shall in no event be deemed to be Typical Office Improvements hereunder). All costs and expenses associated with the removal of Tenant’s Security System and the repair of any damage to the Premises and the Building resulting from the installation and/or removal of same shall be borne solely by Tenant. Notwithstanding anything to the contrary, neither Landlord nor any Landlord Parties shall be directly or indirectly liable to Tenant, its agents, employees, independent contractors or any other person and Tenant hereby waives any and all claims against and releases Landlord and the Landlord Parties from any and all claims arising as a consequence of or related to Tenant’s Security System, or the failure thereof.

E. Building Signage.

(i) So long as Tenant (or a Permitted Transferee) leases the entire Premises originally described herein, (i) Tenant shall be entitled to two (2) signs to be located on the exterior of the Building (collectively, the “Building Signage”), as depicted on Exhibit I attached hereto, and (ii) no other tenants of the Building (other than any retail tenants of the Building) shall be entitled to exterior Building signage. The exact location of the Building Signage shall be subject to all applicable laws and Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, provided that the location does not detract from the first-class quality of the Building. Such right to Building Signage is personal to Tenant and any Permitted Transferee that is an assignee of the Lease and is otherwise non-transferable (except as otherwise expressly provided in Paragraph 35.E(ii) below) and is subject to the following terms and conditions: (a) Tenant shall submit plans and drawings for the Building Signage to the City of San Francisco, California and to any other public authorities having jurisdiction and shall obtain written approval from each such jurisdiction prior to installation, and shall fully comply with all applicable laws; (b) Tenant shall, at Tenant’s sole cost and expense, design, construct and install the Building Signage; (c) the Building Signage shall be subject to Landlord’s prior written approval, which Landlord shall have the right to withhold in its reasonable discretion; (d) the Building Signage shall comply with Landlord’s Building signage standards and the Building’s signage program; and (e) Tenant shall maintain the Building Signage in good condition and repair, and all costs of maintenance and repair shall be borne by Tenant. Maintenance shall include, without limitation, cleaning and, if the Building Signage is illuminated, relamping at reasonable intervals. Landlord hereby approves Tenant’s proposed Building Signage, as shown on Exhibit I-1. Tenant shall be responsible for any electrical energy used in connection with the Building Signage, if applicable. At Landlord’s option, Tenant’s right to the Building Signage may be revoked and terminated upon occurrence of any of the following events: (A) Tenant shall be in default under this Lease beyond any applicable cure period and such default remains uncured for sixty (60) days; (B) Tenant leases less than the entire Premises originally described herein; or (C) this Lease shall terminate or otherwise no longer be in effect.

(ii) Upon the expiration or earlier termination of this Lease or at such other time that Tenant’s signage rights are terminated pursuant to the terms hereof, if Tenant fails to remove the Building Signage and repair the Building in accordance with the terms of this Lease, Landlord shall cause the Building Signage to be removed from the Building and the Building to be repaired and restored to the condition which existed prior to the installation of the Building Signage (including, if necessary, the replacement of any panels made of metal or any other material), all at the sole cost and expense of Tenant and otherwise in accordance with this Lease, without further notice from Landlord notwithstanding anything to the contrary contained in this Lease. Tenant shall pay all costs and expenses for such removal and restoration within ten (10) business days following delivery of an invoice therefor. The rights provided in this Paragraph 35.E shall be personal to Tenant and any Permitted Transferee that is an assignee of the Lease and is otherwise non-transferable unless otherwise agreed by Landlord in writing in its sole discretion; provided, however, that Landlord will not unreasonably withhold consent to the transfer of Tenant’s rights under this Paragraph 35.E in connection with an assignment of this Lease by Tenant to an assignee approved by Landlord pursuant to Paragraph 28.D above; provided further that it shall be reasonable for Landlord to withhold its consent to any such transfer of Tenant’s signage rights hereunder if Landlord reasonably determines that any such assignee is not compatible with the reputation of the Landlord or any of its affiliates.

F. Monument Signage.

(i) In the event Landlord, in its sole and absolute discretion constructs a shared monument sign (the “Monument Sign”) for the Building, the terms and conditions of this Paragraph 35.F shall apply. In such event, so long as (i) no default by Tenant under the terms of this Lease beyond any applicable notice and cure periods remains uncured for sixty (60) days, (ii) Tenant or a Permitted Transferee leases the entire Premises as originally described herein, and (iii) Tenant has not assigned this Lease or sublet more than fifty percent (50%) of the Premises (other than pursuant to a Permitted Transfer or as otherwise expressly provided in Paragraph 35.F(v) below) (individually a “Signage Condition” and collectively, the “Signage Conditions”), Tenant shall have the right, subject to the terms hereof, to have its name placed (the “Panel”) on the Monument Sign. The installation of the Panel shall be subject to the approval of any governmental authority having jurisdiction. The location of the Panel shall be subject to Landlord’s reasonable discretion. The Panel shall (a) be designed by Tenant, (b) be fabricated by a signage fabricator reasonably approved by Landlord; (c) contain Tenant’s name, (d) be of a similar size and style as the names of any other tenants on monument signs for the Building and be harmonious with the design standards of the Building and Monument Sign; (e) comply with Landlord’s Building signage standards and Building’s signage program, and (f) be affixed to the Monument Sign in a manner reasonably determined by Landlord. Following receipt of all necessary governmental approvals and so long as the Signage Conditions are satisfied, Tenant, at Tenant’s sole cost and expense, shall fabricate, construct and thereafter install the initial Panel on the Monument Sign.

(ii) Although Landlord will perform the maintenance and repair to the Monument Sign and the Panel, Tenant shall be liable for all costs related to such maintenance or changes to the Panel (which changes shall be subject to Landlord’s prior written approval). In the event that additional names are listed on the Monument Sign, all future costs of maintenance and repair shall be prorated between Tenant and the other parties that are listed on the Monument Sign. All costs for which Tenant is responsible under this Paragraph shall be paid by Tenant to Landlord within thirty (30) days of written request by Landlord.

(iii) Upon expiration or earlier termination of this Lease or if during the Term (and any extensions thereof) any of the Signage Conditions are no longer satisfied, then Tenant’s rights granted herein will terminate and Tenant, at its cost within ten (10) business days after request by Landlord, shall remove Tenant’s Panel from the Monument Sign and restore the affected portion of the Monument Sign to the condition it was in prior to installation of Tenant’s Panel, ordinary wear and tear excepted. If Tenant does not perform such work within such ten (10) business day period, then Landlord may do so, at Tenant’s cost, and Tenant shall reimburse Landlord for the cost of such work within ten (10) business days after request therefor. The provisions of this Paragraph 35.F(iii) shall survive expiration or earlier termination of this Lease.

(iv) Landlord may, at any time during the Term (or any extension thereof), upon thirty (30) days prior written notice to Tenant, relocate the position of Tenant’s Panel. The cost of such relocation of Tenant’s Panel shall be at the cost and expense of Landlord. Notwithstanding the foregoing, so long as Tenant is the only tenant of the Office Space, the terms of this Paragraph 35.F(iv) shall not apply.

(v) The rights provided in this Paragraph shall be non-transferable (other than pursuant to a Permitted Transfer) unless otherwise agreed by Landlord in writing in its sole discretion; provided, however, that Landlord will not unreasonably withhold consent to the transfer of Tenant’s rights under this Paragraph 35.F in connection with an assignment of this Lease by Tenant to an assignee approved by Landlord pursuant to Paragraph 28.D above; provided further that it shall be reasonable for Landlord to withhold its consent to any such transfer of Tenant’s signage rights hereunder if Landlord reasonably determines that any such assignee is not compatible with the reputation of the Landlord or any of its affiliates.

G. Dogs. Subject to the provisions of this Paragraph 35.G, Tenant’s employees shall be permitted to bring fully domesticated and trained dogs, kept as pets into the Premises, provided and on the following conditions:

(a) in the event Landlord reasonably and in good faith determines that an excessive amount of dogs are present in the Building on a regular basis, or if Landlord receives any complaints about the presence of dogs (or any particular dog) in or about the Building from any tenants, occupants and/or owners of neighboring properties or any other party, Tenant shall, at its sole cost and expense, reasonably cooperate with Landlord in good faith to reduce the number of dogs to a mutually agreeable amount (or remove any offending dogs) and/or to address the issue(s) identified in any such complaint, as applicable;

(b) all dogs shall be strictly controlled at all times and shall not be permitted to foul, damage or otherwise mar any part of the Building (including the Premises) or cause any undue noise whether through barking, growling or otherwise;

(c) [Intentionally Omitted]

(d) all dogs shall remain in the Premises and not wander throughout the Building or otherwise be left unattended at any time;

(e) while outside the Premises (i.e., in any common area), all dogs shall be kept on leashes at all times. Any dog found off-leash in any common area may be removed to a pound or animal shelter by calling the appropriate authorities, if such dog’s owner is not located within a reasonable time using reasonable measures, or if such dog appears to be a threat to public safety, all at such dog’s owner’s expense;

(f) all dogs shall be current in their vaccinations. Upon Landlord’s request from time to time, Tenant shall provide Landlord with evidence of all current vaccinations for dogs having access to the Premises and the Building;

(g) Tenant shall be responsible for any additional cleaning costs or other costs which may arise from the dogs’ presence in the Building;

(h) Tenant shall be liable for, and shall indemnify and hold Landlord and all Landlord Parties harmless from, any and all claims arising from any and all acts undertaken by (e.g., biting another tenant, occupant, licensee or invitee or an employee of Landlord or any Landlord Parties) any dog in or about the Premises or the Building;

(i) Tenant immediately removes any dog waste and excrement from the Premises and the Building. If Landlord reasonably determines that Landlord has incurred or is incurring increased janitorial (interior or exterior) maintenance costs as a result of the dogs’ presence, Tenant shall reimburse Landlord for such costs as additional Rent within twenty (20) days of Landlord’s demand;

(j) if, at any time during the Term, (x) Landlord receives complaints from other tenants or occupants of, or invitees to, the Building regarding (i) the dogs’ activities, (ii) the dogs’ noise level within the Building, or (iii) allergic reactions suffered as a result of the presence of any dog, and such complaints are not remedied by Tenant to Landlord’s reasonable satisfaction within three (3) days following Landlord’s delivery of written notice to Tenant, or (y) Landlord reasonably determines that the presence of any and all dogs is materially disruptive to the maintenance and operation of the Building, or (z) Tenant has failed to comply with any of the provisions set forth in this Paragraph, Landlord shall notify Tenant thereof and, if such failure to comply with any of the provisions of this Paragraph is not cured to Landlord’s reasonable satisfaction within three (3) days following Landlord’s delivery of written notice to Tenant, Landlord may revoke Tenant’s rights under this Paragraph;

(k) no dog with (or suspected of having) fleas or any illness or disease is to be brought into the Building;

(l) Tenant shall be responsible for, and indemnify, defend, protect and hold Landlord and the Landlord Parties harmless from and against any and all costs to remedy any and all damages caused to the Building or any portion thereof by any dog;

(m) Tenant shall comply with all applicable laws associated with or governing the presence of a dog within the Premises and/or the Building, and such presence shall not violate any certificate of occupancy;

(n) None of the following breeds shall be brought upon the Building at any time: Pit Bulls, Staffordshire Terriers, Doberman Pinschers, Rottweilers, Chow Chows, Great Danes, Perro de Presa Canarios, Akitas, and Alaskan Malamutes; and

(o) all dogs shall be brought into the Building through the rear of the Building (i.e., the bicycle entrance) and to the Premises using only the service elevator.

This Paragraph does not apply to any animal used by a tenant or visitor that is needed as a reasonable accommodation for the tenant’s or visitor’s disability as permitted by applicable laws.

(signatures on following page)

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have executed this Lease as of the date first set forth above.

TENANT

ASANA, INC.,
a Delaware corporation

By:	/s/ Dustin Moskovitz
Its:	Chief Executive Officer

By:	/s/ Tim Wan
Its:	Chief Financial Officer

Date:	2/22/2019

If Tenant is a corporation, this Lease must be executed by an authorized signatory.

LANDLORD

SWIG 631 FOLSOM, LLC, a Delaware limited liability company,

and SIC HOLDINGS, LLC, a Delaware limited liability company

By:	The Swig Company, LLC, a Delaware limited liability company, as Property Manager

By:	/s/ Deborah Boyer
Deborah Boyer Executive Vice President and Director of Asset Management

Date:	2/22/2019

FIRST AMENDMENT

THIS FIRST AMENDMENT (the “Amendment”) is made and entered into as of February 21, 2020, by and between SWIG 631 FOLSOM, LLC, a Delaware limited liability company, and SIC HOLDINGS, LLC, a Delaware limited liability company (“Landlord”), and ASANA, INC., a Delaware corporation (“Tenant”).

RECITALS

A.

Landlord and Tenant are parties to that certain lease dated February 22, 2019 (the “Lease”), pursuant to which Landlord has leased to Tenant space containing approximately 265,890 rentable square feet (the “Premises”) on the ground, second, third, fourth, fifth, sixth, seventh, eighth, ninth, tenth, eleventh and twelfth floor(s) and rooftop terrace of the building located at 633 Folsom Street, San Francisco, California (the “Building”).

B.	Tenant and Landlord mutually desire that the Lease be amended on and subject to the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

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Amendment. Effective as of the date hereof (unless different effective date(s) is/are specifically referenced in this Section), Landlord and Tenant agree that the Lease shall be amended in accordance with the following terms and conditions:

1.1

Subject to compliance with applicable laws, Landlord shall install a health and fitness gym (the “Fitness Center”) to be located in the ground floor common area of the Building, in the location depicted in Exhibit A attached hereto. Subject to any delays outside Landlord’s reasonable control, including, without limitation, any delays arising in connection with any work being done by Landlord and/or Tenant at or about the Building, Landlord shall use commercially reasonable efforts to complete the Fitness Center on or before March 31, 2021. Subject to the terms and conditions set forth in this Amendment, the Fitness Center shall be installed in a good and workmanlike manner that does not materially and adversely interfere with Tenant’s use of or access to the Premises or construction of the Tenant Improvements. The Fitness Center shall include commercially reasonable insulation to minimize noise and vibration emanating into the Premises at Landlord’s sole cost and expense.

1.2

Upon the later of completion of the Fitness Center and the Commencement Date of the Lease as to Phase I, subject to compliance with applicable laws and events of force majeure, Landlord agrees to maintain the Fitness Center at the Building for an initial period of sixty (60) months (the “Fitness Center Period”). Provided that Tenant timely pays the Base Membership Fee (defined below), the Fitness Center shall be available for use by Tenant and those Tenant employees and independent contractors who primarily work at and are regularly and routinely present in the Building (the “Fitness Members”), subject to the terms and conditions set forth in this Amendment and in compliance with Landlord’s reasonable rules and regulations for use of the Fitness Center. By providing prior written notice to Landlord, together with a tally of the number and type of visitor passes issued during the then current calendar month, Tenant may provide up to (i) ten (10) one-day visitor passes per each calendar month during the Fitness Center Period at no additional charge to Tenant, and (ii) fifteen (15) one-day visitor passes per each calendar month during the Fitness Center Period at an additional charge of Twenty-Five Dollars ($25.00) per each

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visitor pass, provided that all such visitors shall at all times (a) unless the visitor is present at the Fitness Center via a visitor pass and is another employee or independent contractor of Tenant, be accompanied by a Fitness Member, (b) execute and tender to Operator Landlord’s then standard commercially reasonable waiver and release agreement, and (c) comply with all the rules and regulations of the Fitness Center. Tenant shall be liable for the conduct of any such visitor. As a condition precedent to access and/or use of the Fitness Center, all such visitors shall be required to execute and tender to the Operator Landlord’s then standard commercially reasonable waiver and release of liability and use agreement, which agreement shall be similar to LifeStart’s Membership Agreement, attached hereto as Exhibit B. Except as expressly set forth in this Section 1.2, no other visitors shall be allowed to access and/or use the Fitness Center.

1.3	Tenant shall pay a fee for use of the Fitness Center by Fitness Members (the “Base Membership Fee”) to Landlord on a monthly basis during the Fitness Center Period, as follows:

Period	Monthly Base Membership Fee
Month 1 – Month 12	$61,200.00
Month 13 – Month 24	$62,730.00
Month 25 – Month 36	$64,298.25
Month 37 – Month 48	$65,905.71
Month 49 – Month 60	$67,553.35

All such Base Membership Fee shall be payable by Tenant to Landlord or Operator (defined below), or any other third party operator engaged by Landlord, at Landlord’s election, as Additional Rent in accordance with the terms of the Lease, as amended hereby. In the event Tenant fails to timely tender to Landlord the Base Membership Fee, and such failure continues beyond any applicable notice and cure periods applicable to monetary Tenant defaults set forth in the Lease (a “Fee Payment Default”), Landlord may terminate the right of any or all Fitness Members from accessing and using the Fitness Center until such payment (and any applicable late fees and interest as may be due under the Lease) is tendered to Landlord. If a Fee Payment Default occurs more than three (3) times during the Fitness Center Period (as the same may be extended), Landlord may, in its sole discretion, accelerate the expiration of the Fitness Center Period by providing written notice to Tenant and, in such event, (i) the expiration date of the Fitness Center Period shall be the date that is five (5) days following the date Landlord delivers such notice, and (ii) Tenant’s right to extend the Fitness Center Period set forth in Section 1.5 of this Amendment shall be deemed null and void.

The Base Membership Fee is payable for the following services, set forth in Sections 1.3.1 through 1.3.4 below (the “Base Services”):

1.3.1

Use of the Fitness Center shall be for a reasonable number of Fitness Members, as reasonably determined by Landlord taking into account the availability of services and density and occupancy limitations of the Fitness Center;

1.3.2	Access to the equipment and facilities of the Fitness Center, as described in Section 1.4 below;

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1.3.3

Excluding Building Holidays, closures necessitated by events of force majeure or Landlord’s required repair and maintenance of the Building, the Fitness Center shall be open for approximately seventy-four (74) hours per week, as reasonably determined by Landlord and, to the extent that any incremental increase in costs related thereto is paid for by Tenant, such hours shall be mutually and reasonably acceptable to Tenant. Tenant acknowledges and agrees that there will be variances in the number and level of staffing at the Fitness Center during opening hours; and,

1.3.4	Seven (7) group classes per week, and five (5) small group training sessions per week by qualified instructors (which access for Fitness Members shall depend on availability and occupancy usage).

The cost of any goods and services utilized above and beyond the Base Services shall be paid for directly by Fitness Members to the Operator (defined below), as provided in Section 1.4 below, unless otherwise directed by Landlord.

1.4	The Fitness Center shall operate as follows:

1.4.1

At its election, Landlord may operate the Fitness Center itself or enter into a management agreement with an operator to operate and manage the Fitness Center (“Operator”), subject to Tenant’s approval of the Operator, which approval shall not be unreasonably withheld or delayed. It shall be reasonable for Landlord to withhold consent to a proposed replacement Operator if as a result of a change of Operator, costs to operate, maintain and/or manage the Fitness Center increase by more than a de minimis amount (provided, however, that if Landlord so withholds consent solely due to such increase in costs but promptly thereafter Tenant assumes in writing liability for any such increase in costs, Landlord shall consent to the subject replacement Operator conditioned on Tenant’s payment thereof). As of the date hereof, Landlord has elected to engage an Operator and, accordingly, has selected LifeStart at Phoenix, Inc., an Illinois corporation (“LifeStart”), as Operator to operate the Fitness Center and Tenant has approved LifeStart as the Operator. The Fitness Center shall operate under the brand name “h3experiences” or other brand name reasonably designated by Landlord. All Fitness Members shall execute the Operator’s commercially reasonable Membership Agreement, which may be revised from time to time (a copy of LifeStart’s Membership Agreement which is deemed to be commercially reasonable is attached hereto as Exhibit B) and shall use the Fitness Center subject to the reasonable rules and regulations reasonably established by Landlord for the Fitness Center.

1.4.2

The Fitness Center shall be outfitted and operated in a reasonable manner consistent with other similar fitness centers of similar size and located in the same geographic region as the Building. Tenant shall pay Landlord, in addition to the Base Membership Fee, for any increase in the operating hours or level of service of the Fitness Center requested by Tenant above the Base Services. In the event Tenant requests such increase in hours and/or services, Tenant shall provide Landlord and the Operator with no less than thirty (30) days’ written notice of the type and amount of additional hours and/or services required and, if in Landlord’s reasonable opinion, such additional hours and/or services can be made available using commercially reasonable efforts, Landlord shall notify Tenant of the increased cost of providing such additional hours and/or services and, if Tenant approves such cost, Landlord shall make the same available to Tenant in increments of no less than thirty (30) days for such additional hours and/or services, unless such thirty (30) day period is waived in Landlord’s sole judgment. Tenant shall pay for the cost of all such increase in hours and/or services in the amount approved by Tenant as set forth above within thirty (30) days of written demand as Additional Rent, including, without limitation, the cost of any attendant services or utilities (such as heating, ventilation, and air conditioning charges).

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1.4.3

The Fitness Center shall include one or two (as required by applicable laws) all-gender restroom and shower facility, and shall further feature standard and customary fitness center equipment, as reasonably determined by Landlord, including, by way of illustration and not specification, cardio/vascular equipment, free weights, and strength training equipment. In addition to the Base Services, the Fitness Center may offer personal training and additional group exercise classes, including, for example, yoga, cycling, HIIT, and other exercise classes, for an additional charge to Fitness Members. The Fitness Center may have available related food, beverages and apparel for ancillary retail sale as an additional charge to Fitness Members but may not offer any food that could cause material odors to emanate into the Premises.

1.4.4

Operator shall bill Fitness Members for any goods and services above the Base Services used or requested by Fitness Members at the Fitness Center. Any and all revenue derived from the Fitness Center, including without limitation, additional Fitness Members’ dues, fees derived from personal training sessions, sale of goods, Public Members’ (defined below) dues, reimbursement for above Base Services paid for by Fitness Members shall be Landlord’s sole property. No costs to operate the Fitness Center may be included in Expenses.

1.4.5

Tenant acknowledges and agrees that Landlord may market the Fitness Center to the public and will have memberships available to the public (the “Public Members”). The number of Public Members shall not exceed 150 memberships.

1.4.6

Tenant acknowledges and agrees that Landlord may, from time to time, temporarily interrupt or limit the availability of the Fitness Center as reasonably necessary to comply with applicable laws, for repair and maintenance of any portion of the Building and/or the Fitness Center in connection with proper operation and management of the Building and/or the Fitness Center (e.g. to conduct testing on certain Building systems from time to time). The Base Membership Fee shall be abated equitably on a per diem basis during any periods in which the Fitness Center is closed for at least one (1) full Business Day and, accordingly, is not open and available to the Fitness Members as required under Section 1.3.3, and during any period in which substantially all of the rent under the Lease is abated and Tenant is not using the Premises due to a casualty event.

1.5

Provided that the Lease, as amended hereby, is in full force and effect, no later than six (6) months prior to the termination of the Fitness Center Period, Tenant may request in writing that Landlord maintain the Fitness Center for one (1) additional period of sixty (60) months, to commence immediately following the expiration of the Fitness Center Period. During such additional period of time, the Base Membership Fee shall increase by two and one-half percent (2.5%) on a compounding and cumulative basis, during each twelve month period of such extended period of time. In the event that Tenant does not timely request in writing such extension of the Fitness Center Period, no later than sixty (60) days prior to the expiration of the Fitness Center Period, Tenant shall tender to Landlord the sum of $200,000.00 (the “Reimbursement Amount”), as reimbursement to Landlord for unamortized costs expended by Landlord for the construction and installation of the Fitness Center; provided, however, if the replacement tenant or operator for the Fitness Center space is another fitness center (or fitness center operator, as applicable) and the costs and expenses

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associated with re-tenanting such space for the replacement tenant, the Reimbursement Amount shall be the lesser of (a) the actual hard and soft costs associated with the renovation of such space plus leasing commissions (including architectural and planning fees, permits and approvals, improvements, and the actual out of pocket leasing commissions applicable for five (5) full years), and (b) $200,000.00. In the event that Tenant timely tenders a written notice to Landlord under this Section 1.5 to extend the Fitness Center Period, Landlord shall prepare, and the parties shall enter into, an amendment to the Lease documenting such extension.

1.6

Subject to the terms and conditions of this Amendment, as an accommodation to Tenant and until the Fitness Center is closed and no longer open and operating at the Building, and in no even beyond the Term of the Lease, Landlord shall permit Tenant to use, in connection with the Permitted Use related to the Cafeteria (subclauses (i), (ii) and (iii) below, collectively, the “First Floor Gas Items and Basement Grease Interceptor”): (i) the separate Pacific, Gas & Electric gas line providing gas service for the previously planned retail tenant use on the first floor of the Building, (ii) the gas supply from such separate Pacific, Gas & Electric gas line described in clause (i), and (iii) approximately fifty percent (50%) of a shared room (the “Grease Interceptor Room”) located in the basement of the Building in which Landlord has or intended to install a grease interceptor to service a planned retail food tenant use in that portion of the Building now to comprise the Fitness Center, to install Tenant’s grease interceptor (the “Grease Interceptor”) to be used in connection with Tenant’s Cafeteria. Tenant hereby acknowledges and agrees that another party may access the Grease Interceptor Room and may install and/or otherwise use the other approximately fifty percent (50%) thereof and, accordingly, Tenant waives any claims and releases Landlord from any claims that may arise in connection with such shared use and access.

In the event that any work related to any of the First Floor Gas Items and Basement Grease Interceptor delays or otherwise interferes with the planning and/or construction of the Fitness Center (a “Tenant Fitness Center Delay”), Tenant’s obligation to commence paying the Base Membership Fee shall not be delayed and Tenant shall commence such payments at the time Tenant’s obligation to make such payments would have commenced but for such delay provided that, within two (2) Business Days of the date Landlord has actual knowledge of a Tenant Fitness Center Delay, Landlord shall notify Tenant of such Tenant Fitness Center Delay (which notification may be written or oral). If Landlord fails to provide such notice to Tenant, the Tenant Fitness Center Delay shall toll until the time Landlord tenders such notice to Tenant.

In the event Tenant fails to timely pay to Landlord the Base Membership Fee, Tenant, at its sole cost and expense, shall, within the time periods described herein and following notice from Landlord (“First Floor Restoration Notice”): (a) cease using the gas line and gas supply that is a part of the First Floor Gas Items and Basement Grease Interceptor and obtain directly from the utility provider, at Tenant’s sole cost and expense, sufficient gas for Tenant to conduct its business at the Premises for the Permitted Use (including for the use of the Cafeteria), and (b) remove Tenant’s grease interceptor and restore the area in the basement of the Building affected by the installation, use and removal of the grease interceptor to the condition and as improved as the same would have been but for Tenant installation of Tenant’s grease interceptor in connection with the First Floor Gas Items and Basement Grease Interceptor work.

If Landlord terminates Tenant’s Fitness Member’s right to use the Fitness Center pursuant to Section 1.3 of this Amendment, Landlord’s termination notice described in Section 1.3 shall be deemed a “First Floor Restoration Notice” and Tenant shall comply with clause (a) above

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(ceasing to use the gas line and gas supply) and (b) above (removal of the Grease Interceptor and the work related thereto) within thirty (30) days of the date such notice is tendered to Tenant. In any event, on or before the expiration or earlier termination of the Term of the Lease, Tenant shall cease using the gas line and gas supply and remove the Grease Interceptor and any equipment, fixtures, or improvements installed at the Building in connection with any of the foregoing and restore the affected portions of the Building to the condition existing prior to the installation, use and removal thereof, normal wear and tear excepted.

Tenant shall perform all installation and removal work in connection with the Grease Interceptor and, if applicable, in connection with Tenant’s use of the gas line and gas supply in compliance with all applicable Laws, in a good and workmanlike manner and otherwise in accordance with the terms and conditions of the Lease. All such work shall be at Tenant’s sole cost and expense.

Tenant’s use of the Grease Interceptor Room shall be solely for installation, use, repair and maintenance, and removal of Tenant’s Grease Interceptor. Tenant shall coordinate any access to the Grease Interceptor Room in accordance with Landlord’s standard reasonable protocol and practices. Tenant shall be liable for normal and customary cleaning, repair and maintenance to the Grease Interceptor Room (which shall include, without limitation, monthly jetting of the sewer lateral), which amounts shall be tendered to Landlord as Additional Rent within thirty (30) days of written notice from Landlord, which notice shall include reasonable documented evidence of such costs and expenses (provided, however, that in the event Landlord uses or allows another party to use the Grease Interceptor Room in common with Tenant (including for installation of an additional grease interceptor), Tenant’s obligation to pay for the foregoing cleaning, repair and maintenance shall be shared with such other tenant). Tenant’s obligation to insure the Premises shall apply to the Grease Interceptor Room and Tenant’s indemnity obligations set forth in the Lease shall apply to Tenant’s use of the gas line and gas supply and use of and access to the Grease Interceptor Room. Tenant shall at all times and at Tenant’s sole cost and expense repair and maintain the Grease Interceptor in good working order and repair and shall cause the same to be inspected and maintained in accordance with manufacturer recommendations and otherwise in a manner that is consistent with good industry standard practices. In the event that Tenant fails to so repair and maintain the Grease Interceptor to such standard, after notice from Landlord and five (5) days to correct the same (and provide documented evidence of such correction to Landlord), Landlord, at its discretion, may perform such repair and maintenance at Tenant’s sole cost and expense, plus a five percent (5%) administrative fee and such amounts shall be deemed to be Additional Rent payable to Landlord within ten (10) days of Landlord’s written request therefor (which written request shall include reasonable documented evidence of such costs and expenses). Within five (5) days of any repair or maintenance work on or for the Grease Interceptor, Tenant shall tender to Landlord copies of all documentation evidencing such repair and maintenance (including all preventative maintenance activities and inspections), including, without limitation, reasonably detailed descriptions of the repair and maintenance work performed on the Grease Interceptor and any work tickets and reports in connection therewith.

Except as otherwise expressly provided in this Amendment, so long as Tenant complies with Landlord’s rules and regulations applicable to the First Floor Gas Items and Basement Grease Interceptor as well as the terms and conditions of the Lease and this Amendment related thereto, and further so long as Tenant is operating the Cafeteria, (i) in the event the Fitness Center is no longer operational, or (ii) if Tenant fails to exercise its right to extend the term of the Fitness Center Period pursuant to Section 1.5 above, then Tenant may

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continue to access and use the Grease Interceptor Room and the Grease Interceptor in accordance with the terms and conditions of the Lease and this Amendment, and so long as Landlord does not determine in Landlord’s sole discretion that the replacement tenant(s) for the Fitness Center space may require the use of gas service thereto, Tenant may continue to use the gas line and gas supply allocable to such Fitness Center space (or the relevant portion thereof). If Landlord determines in its sole discretion that the replacement tenant(s) may require such gas service, Landlord shall provide written notice to Tenant and no later than one hundred eighty (180) days from the date Landlord tenders such notice to Tenant, Tenant shall cease using the gas line and gas supply that is part of the First Floor Gas Items and Basement Grease Interceptor.

1.7

“Tenant’s Representative” as described in Section 5.1 of Exhibit B to the Lease (formerly Colin Hurd) is hereby replaced by Nancy Losey, whose email address is nancylosey@asana.com and telephone number is (415) 225-5344.

1.8

Landlord hereby acknowledges and agrees that Tenant desires to install in the ground floor (i.e., under the second floor slab) certain mechanical, electrical, plumbing, fire-life safety and/or structural improvements (the “Potential Alterations”) and Landlord agrees that, subject to the terms and conditions of the Lease, not to unreasonably withhold, condition or delay consent to the Potential Alterations. Subject to the preceding sentence, the terms and conditions of the Lease shall apply to Landlord’s review and approval of the specific Potential Alterations and the mechanism in the Lease shall govern the process therefor (e.g., Tenant shall provide a specific description of the Potential Alterations, together with applicable plans and specifications and Landlord shall review the same and provide consent, if it so does, and direction on removal and restoration in accordance with the Lease). Landlord and Tenant shall reasonably cooperate in good faith with respect to Landlord’s improvement work on the first floor of the Building and Tenant’s concurrent Potential Alterations on the second floor of the Building so as to achieve efficiencies, including by sharing construction work schedules upon request (provided, however, that any delays in Landlord’s work caused by such coordination (including any Tenant requests for changes) may be deemed a Tenant Fitness Center Delay, subject to the terms of the second paragraph of Section 1.6).

2.	Miscellaneous.

2.1

This Amendment, including Exhibit A (Location of Fitness Center), and Exhibit B (Current Operator’s Membership Agreement), attached hereto, sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any additional rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

2.2

Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control. The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

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2.3

Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

2.4

Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment. Tenant agrees to indemnify and hold Landlord and the Landlord Parties harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment.

2.5

At Landlord’s option, this Amendment shall be of no force and effect unless and until accepted by any guarantors of the Lease, who by signing below shall agree that their guaranty shall apply to the Lease as amended herein, unless such requirement is waived by Landlord in writing.

2.6	Paragraph 34.L, Paragraph U, Paragraph W and Paragraph 34.X of the Lease shall apply to this Amendment.

2.7

The parties hereto consent and agree that this Amendment may be signed and/or transmitted by facsimile, e-mail of a .pdf document or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature. The parties further consent and agree that (1) to the extent a party signs this Amendment using electronic signature technology, by clicking “SIGN”, such party is signing this Amendment electronically, and (2) the electronic signatures appearing on this Amendment shall be treated, for purposes of validity, enforceability and admissibility, the same as handwritten signatures.

2.8

Landlord represents that it has received the consent to this Amendment from the holders of all deeds of trust encumbering the Building and shall deliver a copy of such consent to Tenant concurrently with Landlord’s execution of this Amendment.

[signatures on following page]

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IN WITNESS WHEREOF, Landlord and Tenant have entered into and executed this Amendment as of the date first written above.

LANDLORD:			TENANT:

SWIG 631 FOLSOM, LLC,			ASANA, INC.,
a Delaware limited liability company			a Delaware corporation

	By:	The Swig Company, LLC,
a Delaware limited liability company,
as Property Manager

By:	/s/ Philip Connor Kidd IV		By:	/s/ Dustin Moskovitz
Name:	Philip Connor Kidd IV		Name:	Dustin Moskovitz
Title:	Executive Vice President and		Title:	Chief Executive Officer
	Director of Asset Management		Dated:	March 9, 2020
Dated:	April 3, 2020

SIC HOLDINGS, LLC,			GUARANTOR:
a Delaware limited liability company

	By:	The Swig Company, LLC,	/s/ Dustin Moskovitz
		a Delaware limited liability company,	DUSTIN MOSKOVITZ,
		as Property Manager	an individual

By:	/s/ Phillip Connor Kidd IV		Dated: March 9, 2020
Name:	Philip Connor Kidd IV
Title:	Executive Vice President and
Director of Asset Management

Dated:	April 3, 2020

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